Exhibit 10.2

INFORMATION TECHNOLOGY

SERVICE AGREEMENT

BETWEEN

INVESTORS BANK & TRUST COMPANY

AND

INTERNATIONAL BUSINESS MACHINES CORPORATION

[THE “PROVIDER”]

1 of 76

TABLE OF CONTENTS

1.	SCOPE OF SERVICES
	1.1	GENERAL DESCRIPTION OF SERVICES
1.1.1 Scope of Services.
	1.2	TRANSITION
1.2.1 Transition Services
1.2.2 Critical Milestones
1.2.3 Progress Reports
	1.3	MANAGEMENT SERVICES
1.3.1 Procurement
1.3.2 Disaster Recovery
1.3.3 Security Management
	1.4	TECHNOLOGY MANAGEMENT; UPGRADES AND ENHANCEMENTS
1.4.1 Technological Enhancements
1.4.2 Technology Planning
1.4.3 Technology Upgrades
1.4.4 Shared Use Assets
	1.5	VIRUSES AND DISABLING DEVICES
	1.6	END-USER SATISFACTION AND COMMUNICATION
	1.7	STANDARDS AND PROCEDURES MANUAL
1.7.1 Development of Manual
1.7.2 Content of Manual
	1.8	SERVICE COMPATIBILITY
	1.9	MASLS
1.9.1 Commitment to MASLs
1.9.2 MASL Measurement and Reporting
1.9.3 Root-Cause Analysis and Resolution
1.9.4 Improvements in Performance
1.9.5 Service Compliance Relief
	1.10	EXCLUSIVITY / NON-EXCLUSIVITY

2.	ASSETS AND THIRD-PARTY CONTRACTS
	2.1	INVESTORS-OWNED ASSETS
	2.2	INVESTORS-LEASED ASSETS
	2.3	THIRD-PARTY APPROVALS
	2.4	RETURN OF INVESTORS ASSETS
	2.5	PROVISION OF PROVIDER ASSETS
2.5.2 Provision of Provider Assets to Investors
2.5.3 Installation of Provider Assets
2.5.4 Maintenance of Provider Assets
	2.6	RETURN AND ACQUISITION OF PROVIDER ASSETS BY INVESTORS
	2.7	INVESTORS MAINTENANCE AGREEMENTS
	2.8	FURTHER ASSURANCES

3.	HUMAN RESOURCES
	3.1	EMPLOYEES
	3.1.2	INVESTORS IN-SCOPE EMPLOYEE

4.	PROVISION OF RESOURCES BY INVESTORS
	4.1	OFFICE SPACE AND FURNISHINGS
	4.2	DESIGNATED RESOURCES
	4.3	ACCESS TO PERSONNEL AND INFORMATION

2 of 76

	4.4	OTHER FACILITY-RELATED OBLIGATIONS

5.	RETAINED AUTHORITY
	5.1	STRATEGIC AND OPERATIONAL PLANNING
	5.2	SERVICE DESIGN AND DELIVERY
	5.3	MOVES, ADDS, AND CHANGES; APPLICATIONS DEVELOPMENT
	5.4	BUSINESS PROCESS REENGINEERING
	5.5	CONTRACT MANAGEMENT
	5.6	BUDGET MANAGEMENT
	5.7	VALIDATION AND VERIFICATION
	5.8	OTHER RETAINED AUTHORITY
	5.9	REVIEW AND ACCEPTANCE
5.9.1 Acceptance Testing
5.9.2 Cure
5.9.3 Final Acceptance

6.	FINANCIAL TERMS
	6.1	ANNUAL SERVICE FEES
6.1.1 Annual Service Fees
6.1.2 Currency / Charges
6.1.3 Annual Services Fees Invoice
6.1.4 Adds Charges
6.1.5 Other Charges
6.1.6 Deletes Credits
6.1.8 Monthly Usage Charge
PRICING AUDIT
	6.3	REDUCTION OF PAYMENTS
	6.4	TAXES
	6.5	BENCHMARKING
	6.6	WORK ORDERS
	6.7	INITIATIVES
	6.8	INCENTIVES AND FEE REDUCTIONS
	6.10	DISPUTED AMOUNTS

7.	RELATIONSHIP MANAGEMENT
	7.1	PERSONNEL
7.1.1 Provider’s Key Personnel
7.1.2 Provider Contract Manager
7.1.3 Additional Personnel Requirements
7.1.4 Minimum Proficiency Levels
7.1.5 Specialized Personnel
7.1.6 Training
7.1.7 Replacement of Personnel
7.1.8 Conduct of Provider Personnel
	7.2	MANAGEMENT COMMITTEE
	7.3	PARTIES’ RELATIONSHIP
	7.4	WORK ORDER PROCEDURES; CHANGE MANAGEMENT PROCEDURE
	7.5	EXTRAORDINARY EVENTS OR CIRCUMSTANCES

8.	INITIATIVES
	8.1	INITIATIVE REQUIREMENTS AND PROCESS
	8.2	COOPERATION AND COORDINATION

9.	PROPRIETARY RIGHTS [CUT AND PASTE IP LANGUAGE ONCE WE FINALIZE]

10.	SECURITY AND PROTECTION OF INFORMATION
	10.1	SECURITY
10.1.1Security and Policies
10.1.2 Information Access

3 of 76

10.1.3 Background Checks
10.1.4 Other Policies
10.1.5 Minimum Security Standards and Audit
	10.2	PROTECTION OF CONFIDENTIAL INFORMATION
10.2.1 Nondisclosure; Policies and Procedures
	10.3	LEGALLY REQUIRED DISCLOSURE
	10.4	NOTIFICATION
	10.5	INJUNCTIVE RELIEF
	10.6	RETURN OF CONFIDENTIAL INFORMATION
	10.7	RESIDUAL INFORMATION

11.	TERM
	11.1	INITIAL TERM; RENEWALS
11.1.1 Initial Term and Appropriations
11.1.2 Notification of Expiration
11.1.3 Renewal by Investors
11.1.4 Extensions by Investors
	11.2	EARLY TERMINATION
11.2.1 For Convenience
11.2.2 For Missed MASLs
	11.5	TERMINATION FOR FORCE MAJEURE EVENT

12.	DISENTANGLEMENT
	12.1	GENERAL OBLIGATIONS
	12.2	DISENTANGLEMENT PROCESS
	12.3	SPECIFIC OBLIGATIONS
12.3.1 Full Cooperation and Information
12.3.2 No Interruption or Adverse Impact
12.3.3 Third-Party Authorizations
12.3.4 Licenses to Proprietary Software
12.3.5 Transfer of Leases, Licenses, and Contracts
12.3.6 Delivery of Documentation
12.3.7 Hiring of Employees
	12.4	PREPARATION FOR DISENTANGLEMENT
12.4.1 Maintenance of Assets
12.4.2 All Necessary Cooperation and Actions

13.	REMEDIES; LIMITATIONS OF LIABILITY
	13.3	LIMITATION OF LIABILITY AND DISCLAIMERS
	13.5	FORCE MAJEURE EVENTS

14.	INSURANCE
	14.1	REQUIRED GENERAL LIABILITY INSURANCE COVERAGE
14.1.1 Commercial General Liability Insurance
14.1.2 Required General Liability Policy Coverage
14.1.3 Additional Insureds
14.1.4 Primary Insurance Endorsement
14.1.5 Form of General Liability Insurance Policies
	14.2	BUSINESS AUTOMOBILE LIABILITY INSURANCE
	14.3	STATUTORY WORKERS’ COMPENSATION AND EMPLOYERS’ LIABILITY INSURANCE
	14.5	GENERAL PROVISIONS
14.5.1 Evidence of Insurance
14.5.2 Claims-Made Coverage
14.5.3 Notice of Cancellation or Change of Coverage
14.5.4 Qualifying Insurers

15.	INVOICES AND REPORTS
	15.1	INVOICES
15.1.1 General

4 of 76

15.1.2 Fee-Reductions
15.1.3 Work Orders
15.1.4 Initiatives
	15.2	REPORTS
15.2.1 General
15.2.2 Media

16.	RECORDKEEPING AND AUDIT RIGHTS
	16.1	RECORDKEEPING
	16.2	OPERATIONAL AUDIT RIGHTS

17.	LEGAL COMPLIANCE

	17.1	COMPLIANCE WITH ALL LAWS AND REGULATIONS

18.	REPRESENTATIONS AND WARRANTIES
	18.1	PROVIDER REPRESENTATIONS, WARRANTIES, AND RELATED COVENANTS
18.1.1 Performance of the Services
18.1.2 Y2K Compliance
18.1.4 Litigation and Service of Process
18.1.5 Legal and Corporate Authority
18.2.1 Legal and Corporate Authority
18.2.2 Disclaimer
	18.3	WARRANTY DISCLAIMER

19.	INDEMNIFICATION
19.1 Technology Indemnification by Provider
19.2 Injury, Property, or Other Damage
19.3 Third-Party Contracts
19.4 Transitioned Employees
19.5 Hazardous Material
19.6 Proprietary Information Disclosure
19.7 Investors Technology

20.	DISPUTE RESOLUTION
	20.1	RESOLUTION PROCESS
	20.2	LEGAL ACTION
	20.4	NO TERMINATION OR SUSPENSION OF SERVICES
	20.5	NO LIMITATION ON REMEDIES FOR DEFAULT

21	APPROVAL OF PROMOTIONS

22.	USE OF AFFILIATES AND SUBCONTRACTORS
	22.1	APPROVAL; KEY SUBCONTRACTORS
	22.2	SUBCONTRACTOR AGREEMENTS
	22.3	LIABILITY AND REPLACEMENT
	22.4	DIRECT AGREEMENTS

23.	DEFINITIONS

24.	MISCELLANEOUS
	24.1	ENTIRE AGREEMENT
	24.3	CAPTIONS; REFERENCES; TERMINOLOGY
	24.4	ASSIGNMENT
	24.5	NOTICES TO A PARTY
	24.6	AMENDMENTS; WAIVERS
	24.7	RELATIONSHIP BETWEEN, AND LEGAL STATUS OF, THE PARTIES
	24.8	SEVERABILITY
	24.9	COUNTERPARTS
	24.10	LAWS AND REGULATIONS
	24.11	VENUE AND JURISDICTION
	24.12	NO THIRD-PARTY BENEFICIARIES
	24.13	EXPENSES

5 of 76

24.14	SURVIVAL
24.15	NEITHER PARTY CONSIDERED DRAFTER

6 of 76

SCHEDULES

Schedule A	Distributed Computing Services

Schedule B	Enterprise Network Communication Services

Schedule C	Help Desk Services

Schedule D	On Demand Data Center Services

Schedule E	Pricing Schedule

Schedule F	Incentives and Fee Reductions

Schedule G	Invoice and Reports

Schedule H	Relationship Management

Schedule I	Provider’s Key Personnel

Schedule J	None

Schedule K	Security Matters; Investors Security Policy

Schedule L	Assets – (Investors-Owned Assets, Provider Assets, Shared Use Assets, and Acquired Assets)

Schedule M	List of Assigned Contracts

Schedule N	Leases

Schedule O	Change Management Procedures (Sample Forms)

Schedule P	None

Schedule Q	List of Non-Approved Subcontractors and Key Subcontractors

Schedule R	In-Scope Locations

Schedule S	Transition Plan

Schedule T	IBM Business Conduct Guidelines

Schedule U	In-Scope Employees

Schedule V	Auditors Confidentiality Agreement

Schedule W	Preexisting Conditions

Schedule X	Web Hosting Services

Schedule Y	Communications Lines

7 of 76

Schedule Z	IT Scheduled Audits

8 of 76

INFORMATION TECHNOLOGY

SERVICES AGREEMENT

This INFORMATION TECHNOLOGY SERVICE AGREEMENT (the “Agreement”) is entered into as of the latest date following the signatures of the Parties (the “Contract Signing Date”), by and between Investors Bank & Trust Company, a Massachusetts Trust Company, (“Investors”) with corporate offices at 200 Clarendon Street, Boston, MA 02117, and International Business Machines Corporation, a New York corporation, (“Provider”) with corporate offices at New Orchard Road, Armonk, New York 10504.

RECITALS

WHEREAS, Investors and Provider desire to enter into this Agreement whereby Provider will act as an external supplier of certain information technology service requirements of Investors, as set forth and subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows:

1.             SCOPE OF SERVICES

1.1   General Description of Services

Subject at all times to Investors’ exercise of its management and oversight functions and prerogatives, as identified in Section 5 or otherwise, and subject to the provisions of the Agreement hereof, Provider shall perform all of the Services outlined in this Agreement, including those in this Section 1, and all Schedules attached to this Agreement, in which obligations of Investors and Provider are set forth in detail.

In all cases, Provider shall deliver high-quality, value-added services that assist Investors in effectively utilizing information technology (“IT”) to increase the efficiency and productivity of Investors’ business operations. Unless otherwise expressly stated in the Schedules to this Agreement or elsewhere in this Agreement, Provider shall commence all Services under this Agreement at 12:01 a.m., local time, on the 1st day of July 2004 (“Contract Effective Date”).

1.1.1       Scope of Services.

Starting on the Contract Effective Date and continuing during the Term, Provider shall provide and perform the Services to and for Investors as follows:

(a)           each of the services specifically described and defined in this Section 1, the any Services schedule (including, as of the Contract Signing Date, Schedules A, Schedule B, Schedule C, Schedule D, and Schedule X) (collectively “Services Schedules”), or services described elsewhere in this Agreement to the extent of the “Baselines” or “Forecasted Monthly Usage” (as each term is defined in Schedule E) as applicable and as set forth in Schedule E; and

(b)           if any services, functions, responsibilities or tasks not specifically described in Section 1.1.1(a) are required for the proper performance and provision of the services described in Section 1.1.1(a) and are an inherent part of, or a necessary sub-part included within, the services described above and elsewhere in this Agreement, such services, functions, responsibilities and tasks shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement.

9 of 76

1.2   Transition

1.2.1       Transition Services

Provider shall accomplish the transparent, seamless, and orderly (which would include, but is not limited to, uninterrupted compliance with all Initial MASLs as identified in Schedule F) transition (“Transition”) from the manner in which Investors currently (prior to the Contract Effective Date) receives the services defined in Section 1.1.1 of this Agreement (“Current Services”) to the performance of Services by Provider, as described in this Agreement, which shall include cooperation on the part of Investors (as may be specifically required by this Agreement).

1.2.2       Critical Milestones

The Parties recognize and agree that the timely performance of the services related to the Transition (“Transition Services”), is required for a successful Transition and they have designated certain Transition Services actions and projects in this Agreement as Critical Milestones.  The specific Transition Services and the completion criteria for the Critical Milestones will be identified in the Transition Plan. If Provider fails to meet any Critical Milestone by the date corresponding thereto, except as otherwise set forth in Section 1.9.5, Provider shall be subject to Incentives and Fee Reductions pursuant to Schedule F hereof.

1.2.3       Progress Reports

Provider shall provide to the Investors CIO (or an Investors Representative) a written update as to the progress of the Transition Plan implementation, at least monthly until such implementation and each of the Parties’ responsibilities thereunder have been met.

1.3   Management Services

Commencing at 12:01 a.m., local time, on the Contract Effective Date, and at all times thereafter during the Term, Provider shall perform, at all in-scope locations (“In-Scope Locations”), as described in Schedule R, all Services under this Agreement. .

1.3.1       Procurement

Except for Provider Assets and Shared Use Assets (including any upgrades to those foregoing assets), and except as otherwise agreed to by the Parties in writing, Investors shall procure for Provider’s use in providing the Services, all hardware, needed and specially required (and not already provided by Provider in the form of Shared Use Assets or Provider Assets) in order for Provider to provide the Services in accordance with this Agreement (“Procured Assets”); provided, however, that Provider shall offer reasonable assistance in evaluating potential suppliers (including offering opinions on proposed technology changes).   Provider shall also offer reasonable assistance in negotiating rates and contract terms related to Procured Assets to the extent those Procured Assets relate to the Services.  With regard to each category of Procured Assets, Provider will negotiate with Investors in good faith to agree in advance to a discount off list price arrangement for each category of Procured Assets to be purchased or leased. The discount off list price for each category of Procured Assets will be valid for the period of time that is mutually agreed to between the Parties. The Parties will document its mutual agreement regarding the initial discount off list price arrangement in Schedule E. Once the Procured Assets are purchased or leased, Provider shall configure, install, test, and distribute the Procured Assets according to the Baselines in Schedule E, or if above and beyond the Baselines (and corresponding Deadbands, if any) in Schedule E, as a Work Order.  As requested by Investors from time-to-time, Provider may provide additional procurement services and bid on additional Investors requirements.  Except as otherwise agreed to by the Parties in writing, all purchase prices, license fees, lease payments, and support and maintenance fees for all Procured Assets, shall be paid for by Investors. All right, title and interest in and to each item of the Procured Assets shall belong to Investors and the Procured Assets shall be considered an Investors-Owned Assets under this Agreement.

10 of 76

1.3.2       Disaster Recovery

Except to the extent that the Services are still being performed by a third party provider, as of the Contract Effective Date, Provider will assume Investors’ disaster recovery plan for the scope of Services performed by Provider.  Subsequently, not later than ninety (90) calendar days after the Contract Effective Date, Provider shall provide Investors a disaster recovery plan for the scope of Services performed by Provider (excluding those not being assumed on the Contract Effective Date), for Investors’ review and approval, designed to ensure the continuing availability of Services (excluding those Services not being assumed on the Contract Effective Date) as designated in this Agreement, during any event that would, under the circumstances, otherwise affect Provider’s ability to deliver the Services.  Commencing not later than one hundred eighty (180) calendar days after the Contract Effective Date, Provider shall implement the plan and provide or make available the disaster recovery services to Investors. With regard to any Services that are not assumed by Provider on the Contract Effective Date (“Delayed Services”), Provider will assume Investors’ disaster recovery plan for the Delayed Services performed by Provider as of the date that Provider assumes responsibility from the third party provider for the Delayed Services (“Delayed Services Effective Date”).  Subsequently, not later than ninety (90) calendar days after the Delayed Services Effective Date, Provider shall provide Investors a disaster recovery plan for the Delayed Services performed by Provider, for Investors’ review and approval, designed to ensure the continuing availability of Delayed Services as designated in this Agreement, during any event that would, under the circumstances, otherwise affect Provider’s ability to deliver the Services.  Commencing not later than one hundred eighty (180) calendar days after the Delayed Services Effective Date, Provider shall implement the plan and provide or make available the disaster recovery services to Investors.  Provider shall provide such disaster recovery services at all times without regard to any Force Majeure Event (except to the extent and only to the extent that the Force Majeure Event also impacts the disaster recovery site. Such disaster recovery services shall include the preparation and testing (as defined in any Services Schedule, and the Standards and Procedures Manual) and updating of a disaster recovery plan (including plans for data, backups, storage management, contingency operations), disaster recovery services in the event that Investors determines that a disaster has occurred, and the provision of regular reports and notices to Investors’ clients upon the occurrence of any event covered by a disaster recovery plan, subject to the review and approval of Investors.  Provider shall update and test all disaster recovery procedures per Schedule E; provided, however, tests will be conducted on a weekly, server by server basis.

1.3.3       Security Management

Provider shall provide physical (when on Provider’s site) and logical protection for any Investors hardware, software, applications and data as specified in Schedule K.  Provider shall provide Investors with reasonable access, subject to Provider’s reasonable access security requirements and upon reasonable notice, seven (7) calendar days a week, twenty four (24) hours a calendar day to Provider facilities and data centers, as well as In-scope Locations managed by Provider, and other locations as appropriate for the purposes of inspection and monitoring access and use of Investors Data and maintaining Investors systems.  Provider shall provide such assistance which may be reasonably required in connection with any such inspection and monitoring.

Provider shall also provide logical protection and comply with Investors’ policies for physical protection, with respect to Investors hardware, software, applications and data located in any Investors’ Site and used for the performance of the Services as specified in Schedule K.

1.4   Technology Management; Upgrades and Enhancements

1.4.1       Technological Enhancements

It is expected that, as part of the Services provided by Provider under this Agreement, Provider shall provide technology management and upgrade services, subject to the terms and conditions set forth in this Agreement, or as otherwise agreed to in writing by the Parties.  Unless otherwise directed by Investors, such technology management and upgrade services shall include performing procurement tasks specified in Section 1.3.1, installation, implementation and distribution of upgraded and replacement assets for all assets used in the provision of the Services.

11 of 76

Provider shall schedule any upgrades and replacements of Procured Assets, Investors-Owned Assets, Provider Assets or Share Used Assets in advance and in such a way as to prevent any material disruption of the Services, prevent the Services from falling below any MASL, or any material diminution in the nature or level of any portion of the Services.  Provider shall be required to obtain the prior written consent of Investors before acquiring, maintaining, upgrading, or replacing any asset that is used in the satisfaction of this obligation if such acquisition, maintenance, upgrade, or replacement could result in any additional charge or material change in the method, manner or types of Services that are being provided hereunder to Investors.

1.4.2       Technology Planning

Each Contract Year, Provider shall prepare a plan, subject to approval by Investors, (the “Technology Plan”) in accordance with the following procedures:

(a) The Technology Plan will be composed of short-term and long-range plans, which tie into business goals.  The long-range plan will include strategic and flexible use of information technology systems in light of Investors’ anticipated business goals, current mission, objectives and its priorities and strategies.  The short-term plan will include information technology budget development for the next fiscal year and an identification of proposed software and hardware, as appropriate, for which technology refresh may be needed in the next Contract Year, and a projected time schedule for obtaining the necessary software, hardware and services and implementing the proposed changes. Provider will on a regular basis and prior to the preparation of each annual Technology Plan (i) identify Provider and non-Provider products and technology services that may benefit Investors and support the mission, goals and objectives of Investors, (ii) identify Provider or Investors resources required to complete the long-range and short-term plans and (iii) upon request of Investors investigate the requirements, costs and benefits of new technology.

(b)   Investors and Provider will prepare the initial draft of the first Technology Plan based on the Agreement.  Provider will provide input and information regarding industry trends in production capabilities and pricing, and information regarding the implementation of proposed hardware and software changes.  The first Technology Plan will then be amended and updated each Contract Year, and will, upon approval by Investors, establish the mutual agreement by the Parties as to the strategic approach to Provider’s conduct and implementation of the Technology Plan.

(c)   The first Technology Plan under this Agreement will be completed on or before one hundred and eight (180) calendar days into the Agreement and annually during the Term.

(d)   Notwithstanding the development of the Technology Plan on an annual basis, Provider shall also have a regular and ongoing responsibility during each Contract Year to provide Investors with information regarding any newly improved or enhanced commercially available information technology, including equipment and improved processes, that could reasonably be expected to have a positive impact in terms of increased efficiency, increased quality, or reduced costs (“Enhanced Technology”) for evaluation. At a minimum, at least once during the first six (6) months and once during the second six (6) months of each Contract Year, Provider shall meet with Investors and provide Investors with a written report to inform Investors of any Enhanced Technology that Provider and its principal Subcontractors are developing and to provide information about IT trends of which Investors should be made aware.

(e)   Upon the identification of any Enhanced Technology that the Parties believe would materially improve performance, capacity, bandwidth, or reduce the cost, of the Services, the Parties will meet and discuss in good faith the terms upon which such Enhanced Technology may be implemented into the Services, including detailed MASLs specific to each enhancement and in the format used in this Agreement hereof for the Services.

(f)    Except for (1) the maintenance, replacement and upgrade of Shared Use Assets and Provider Assets, and (2) the configuration, installation and implementation of any Procured Assets (within the Baselines set forth in Schedule E), Investors’ Owned Assets, Shared Use Assets or Provider Assets, which will all be at Provider’s expense, the Parties will agree to the provision of additional services

12 of 76

pursuant to the Technology Plan in accordance with the change management procedures set forth in Section 7.4 of this Agreement.  The Technology Plan shall be provided “AS-IS” and for Investors’ internal use only.

1.4.3       Technology Upgrades

Within ninety (90) calendar days of the Contract Effective Date, Provider will develop, subject to Investors approval (except for, with regards specifically to approval by Investors, the ODCS environment), a “Technology Refresh Plan” and schedule for upgrade and replacement. In this regard, all hardware and software will be kept at levels supportable by manufacturers. Additionally, as hardware and software upgrades and maintenance become available from their respective vendors, Provider is to notify Investors within thirty (30) calendar days and coordinate implementation of the upgrades and maintenance (at Provider’s expense, Provider will configure, distribute and install any necessary upgrades as a Work Order or Initiative).  Provider will offer all baseline technology upgrades without an increase in charges to Investors; provided, however, that Investors will purchase or lease any necessary upgrades to Investors-Owned Equipment (and equipment used by Provider exclusively to provide the Services specified in Schedule X to Investors, hereinafter “Web Hosting Equipment”) and Provider will purchase or lease any necessary upgrades to Shared Use Assets and Provider Assets (except for the Web Hosting Equipment).  Unless otherwise mutually agreed to between the Parties, Provider will maintain all hardware and software at a level that is at least equal to current, supported technology.   If Provider fails to satisfy this requirement and Investors incurs additional documented costs due to Investors’ inability to exploit the functionality provided by the current, supported technology, Provider shall reimburse or credit Investors for such additional costs and expenses specifically related to having an inability to exploit the functionality provided by the current, supported technology; provided however, Investors shall notify Provider in writing and in advance of the possibility of additional cost if Provider fails to maintain all and software at a current, supported level.  If Provider can not achieve functionality due to Investors withholding an approval for any upgrade to a level that is supported and Provider incurs additional documented costs specifically due to having to support technology that is not supported, Investors shall reimburse Provider for such additional costs and expenses specifically related to having to support technology that is not otherwise supported by the manufacturer; provided however, Provider shall notify Investors in writing and in advance of the possibility of additional cost if Investors fails to approve any upgrade of technology to a current, supported versions.

1.4.4       Shared Use Assets

Prior to migrating or relocating any of the Services to a shared hardware or software environment (including any software for which Provider maintains a master license agreement that allows it to use that particular software for all of its clients), or to any shared network or platform (“Shared Use Assets”), Provider shall provide to Investors for review and approval a proposal for such migration or relocation and a breakdown of the price benefits to Investors during the Term and the estimated cost savings and risks following the expiration or termination of this Agreement (including, but not limited to, a good faith estimate of what that Shared Use Assets would cost if purchased individually by Investors at the expiration or termination of this Agreement, and a representation regarding whether the Shared Use Assets will be used to store any Investors Data).  Subject to Section 9 (Proprietary Rights) and Section 12 (Disentanglement), upon the expiration or termination of this Agreement, Provider shall identify and assist Investors in procuring (at Investors’ expense, except as otherwise provided in Section 9) suitable functionally equivalent replacements for any Shared Use Assets, such as hardware, software, networks or platforms then used by Provider, to facilitate a smooth transition of the Services back to Investors.  Schedule L lists all Shared Use Assets that Provider will be using to provide the Services at the completion of the Transition period.

1.5   Viruses and Disabling Devices

Provider shall implement commercially reasonable practices and procedures (including, but not limited to, implementing the practices and procedures described in Schedule K) to identify, screen, and prevent, and shall not itself install, any Disabling Device in resources utilized by Provider, Investors, or any third party, to provide the Services.  A “Disabling Device” is any virus, timer, clock, counter, time lock, time bomb, Trojan horse, worms, file infectors, boot sector infectors, or other limiting design, instruction, or routine that could, if triggered, erase data or programming or cause the resources to become inoperable or otherwise incapable of being used in the full manner for which such resources were intended to be used. Provider will use

13 of 76

commercially reasonable efforts to minimize or eliminate the effects of any Disabling Device and Provider will use commercially reasonable efforts to prevent or minimize the loss of operating efficiency or data; provided, however, to the extent the Disabling Device was introduced due to Provider’s failure to comply with this Section 1.5, any additional resources necessary in addition to the Services shall be at Provider’s sole expense.

1.6   End-User Satisfaction and Communication

Provider shall conduct End-User satisfaction surveys during the Term in accordance with this Section.  The surveys shall cover a representative sample of the End-Users and, as a separate sample category, senior Investors management.  Investors shall provide reasonable assistance to Provider to: (i) identify the appropriate sample of End-Users; (ii) distribute the surveys; and (iii) encourage participation by such End-Users in order to obtain meaningful results.  The Provider Contract Manager shall review the results of the survey with Investors.  Additionally, within ninety (90) calendar days of the Contract Effective Date, Provider shall submit an End-User communication plan to Investors, for its review and approval.  Such plan shall include, at a minimum, monthly updates to the End-Users regarding the results of the satisfaction surveys.  The communication plan shall be reviewed and modified by the Parties, as appropriate but not less frequently than once annually.

1.7   Standards and Procedures Manual

1.7.1       Development of Manual

Within ninety (90) calendar days after the Contract Effective Date, Provider shall deliver a reasonable and appropriate draft standards and procedures manual, specific to the Services to be provided under the Agreement, (“Standards and Procedures Manual”) to Investors for its review, comment, and approval.  Provider shall incorporate all relevant comments or suggestions of Investors and shall finalize the Standards and Procedures Manual within one hundred eighty (180) calendar days after the Contract Effective Date. Provider shall periodically (but not less than quarterly) update the Standards and Procedures Manual to reflect changes in the operations or procedures described therein.  Updates of the Standards and Procedures Manual shall be provided to Investors for review and approval.  To the extent that an Investors requested change to the Standards and Procedures Manual (including proposed changes to the draft version) may materially interfere with or materially degrade Provider’s provision of the Services or have a materially detrimental impact on Provider’s cost of providing the Services or time for delivery of the Services, the Parties shall mutually agree to any requested change pursuant to the change management procedure to be mutually agreed pursuant to Section 7.4 of this Agreement, prior to adopting such change(s).

1.7.2       Content of Manual

The Standards and Procedures Manual shall be provided electronically (and in a manner such that it can be accessed via either Investors’ Intranet or the Internet) to Investors, with reasonable notice to allow for Investors’ review and approval. The Standards and Procedures Manual should describe how Provider shall perform the Services under this Agreement, the equipment and software being and to be used, and the documentation (including, e.g., operations manuals, user guides, specifications, and End-User support) that provide further details of such activities.  The Standards and Procedures Manual is intended to describe to Investors how the Services shall be performed and act as a guide to operations personnel (and Investors’ clients, subject to confidentiality obligations, for informational purposes only) seeking assistance in the Services offered under this Agreement.  The Standards and Procedures Manual shall in no event be interpreted as an amendment to this Agreement or so as to modify, augment, or relieve Provider of any of its performance obligations under this Agreement.

1.8   Service Compatibility

Provider shall make commercially reasonable efforts to ensure that all Services, equipment, networks, software, enhancements, upgrades, modifications, and other resources, including those provided by Investors (collectively, the “Resources”) utilized by Provider or approved by Provider for utilization by Investors in connection with the Services, shall be successfully integrated and interfaced, and shall be compatible, with services, systems, items, and other resources (collectively, the “Third-Party Resources”) that are provided by third party service suppliers and interact with or support the Current Services as of the Contract Effective Date.

14 of 76

Further, Provider shall take commercially reasonable efforts to ensure that none of the Services or other items provided to Investors by Provider shall be adversely affected by, or shall adversely affect, those of any such third-party suppliers, whether as to functionality, speed, service levels, interconnectivity, reliability, availability, performance, response times, or similar measures.  To the extent that any interfaces need to be developed or modified in order for the Resources to integrate successfully, and be compatible, with the Third-Party Resources, Provider shall develop or modify such interfaces as part of the Services, pursuant to the change management procedure set forth in Section 7.4, subject to Investors’ prior review and approval.  In the event of any dispute as to whether a particular defect, malfunction, or other difficulty was caused by products or services furnished by Provider or by products or services furnished by any supplier of the Third-Party Resources, Provider shall be responsible for correcting at its cost, such defect, malfunction, or difficulty, except to the extent that Provider can demonstrate, by means of a root-cause analysis, that the predominant contributing cause was not a product or service furnished by Provider.  In addition, Provider agrees that at all times during the Term it shall cooperate with third-party service suppliers of Investors to coordinate its provision of the Services with the services and systems of such third-party service suppliers.  Such cooperation and access, subject to Provider’s reasonable confidentiality requirements, shall include providing:  (i) applicable written information concerning any or all of the systems, data, computing environment, and technology direction used in providing the Services; (ii) reasonable assistance and support services to such third-party suppliers; (iii) access to Provider and Investors systems and architecture configurations to the extent reasonably required for the activities of such third-party suppliers; and (iv) access to and use of the Resources.

1.9   MASLs

1.9.1       Commitment to MASLs

Except as otherwise specified in this Agreement, Provider shall perform all Services under this Agreement at least in accordance with and in such manner as to meet or exceed the MASLs.  Any applications developed by Provider pursuant to the terms hereof, if any, shall incorporate methods permitting measurement of performance-related MASLs.

1.9.2       MASL Measurement and Reporting

Except as otherwise specified in this Agreement or any Schedule to this Agreement, Provider shall measure and report its performance against the MASLs, if applicable, during each month by the tenth (10th) calendar day of the following month.  For continuing failures in areas that are measured daily or weekly, Provider shall report such failures in the month such failure occurs. Investors shall give Provider reasonable advance notice of anticipated changes in numbers of End-Users or processing volumes.  Provider’s report shall be delivered in accordance with the Services Schedules.  Provider shall meet with Investors at least monthly, or more frequently if requested by Investors, to review Provider’s actual performance against the MASLs and shall recommend remedial actions to resolve any performance deficiencies.

1.9.3       Root-Cause Analysis and Resolution

Promptly, within the shortest reasonable time period and in no event later than five (5) calendar days after Provider’s discovery of, or, if earlier, Provider’s receipt of a notice from Investors regarding, (i) Provider’s failure to provide any of the Services in accordance with the MASLs, (ii) Provider’s failure to meet a Critical Milestone, (iii) any “Severity 1” problem as defined by the Standards and Procedures Manual, or (iv) any problem that has or could reasonably have a significant business impact on Investors (collectively, “Failure Notice”), Provider shall: (A) commence a root-cause analysis to identify the cause of such failure (and subsequently use commercially reasonable efforts to permanently correct or remedy such failure as soon as reasonably possible); (B) provide Investors with a written report detailing the cause of, and any procedure for correcting, such failure; and (C) provide Investors with satisfactory evidence that Provider has taken commercially reasonable actions to avert, prevent, avoid, or remedy such failure in the future. Further, as soon as reasonably possible, and in no event later than the lesser of the requirements stated in any SLR for that failure or twelve (12) hours after a Failure Notice, Provider will (D) correct or remedy such failures (which may include a temporary fix or work around) as are within Provider’s reasonable control (regardless of whether caused by Provider) in a timely manner to bring the situation in compliance with the MASLs; and (E) provide Investors with an impact analysis detailing the impact such failure had on the Services.  The correction of any such failure shall be performed, entirely at Provider’s expense, unless it has been determined through the root

15 of 76

cause analysis (subject to dispute resolution) that the failure was predominantly caused by Investors or its Subcontractors, agents or third parties provided by Investors and Provider could not have worked around the failure without expending a material amount of additional time or cost.  In such an event:  (y) Provider shall be entitled to temporary relief from its obligation to timely comply with the affected MASL or Critical Milestone, but only to the extent and for the duration so affected; and (z) Investors shall reimburse Provider for Provider’s expenses to correct such failure but only to the extent Investors (or its Subcontractors, agents, or third parties) was the predominant cause of such failure.  Further, if it has been determined by either mutual agreement of the Parties or through the dispute-resolution process specified in this Agreement, that Investors (or its Subcontractors, agents, or third parties provided by Investors and not managed by Provider) was the predominant contributing cause of the failure, or Provider’s inability to achieve an affected Critical Milestone, the date by which Provider was obligated to complete the affected Critical Milestone shall be deferred by one (1) calendar day for each calendar day so affected by Investors provided Provider subsequently timely complies with its obligations as measured against the deferred date.  For purposes hereof, the “Preexisting Condition” of Investors properties and systems (to the extent the Preexisting Condition is specified in Schedule W of this Agreement) shall not be deemed a contributing cause of any failure.

1.9.4       Improvements in Performance

The Parties shall review and discuss the MASLs and Annual Service Fees from time to time, but not less frequently than once each Contract Year.  Upon mutual agreement, after any such review, the MASLs and Annual Service Fees may be adjusted, for the benefit of Investors, to reflect improved performance requirements based upon advances in available technology and methods that are suitable for use in performing the Services, the increased capabilities of any hardware or software acquired for use by Investors, and other changes in circumstances.  Provider shall continuously evaluate ways to improve its performance and shall make these improvements available to Investors as soon as possible.

1.9.5       Service Compliance Relief

Provider shall be entitled to temporary relief from its obligations to timely comply with the MASLs, Critical Milestones, or other Service specifications, if and to the extent: (i)  such failure by Provider is predominantly caused by: (A) Investors’ act, error, omission, wrongful action (except for those acts expressly contemplated by the Agreement) or failure to perform its obligations under this Agreement, (B) the act, error, omission, wrongful action (except for those acts expressly contemplated by the Agreement) or a failure in performance of any Investors contractor, agent, or third party (other than Provider and its Subcontractors); (ii) Provider provides Investors with reasonable prior written notice of, and a reasonable opportunity to correct, such failure, to the extent of Provider’s knowledge and ability to provide such notice; and (iii) Provider could not have worked around the failure without expending a material amount of additional time or cost.  Such temporary relief shall be only to the extent and for the duration that Provider’s performance is so affected and Provider shall in all events use commercially reasonable efforts to return to compliance with its obligations.

Additionally, and notwithstanding Section 18.2.2, if Investors: (i) disapproves a proposed Provider upgrade of software, replacement equipment or similar change contemplated in and subject to Section 1.4.3 (Baseline Technology Upgrades), or (ii) does not approve a commercially reasonable Provider recommendation regarding capacity management or performance management, (in either case, an “Upgrade Disapproval”), and as a result, Provider can demonstrate that its ability to provide any type of Service (that is specifically impacted by that software, hardware or equipment) pursuant to the requirements of the Agreement including the MASLs, is adversely effected by the Upgrade Disapproval, then Provider shall be excused from its performance obligations to the extent they are so affected.  Provided, however, that the Parties shall reasonably cooperate to minimize any such affect on Provider’s ability to provide the Services.

1.10 Exclusivity / Non-Exclusivity

Nothing herein shall prevent Investors from: (a) obtaining IT related services, other than the Services, from itself or any other supplier during the Term, (b) obtaining any of the Services which Provider no longer provides pursuant the terms of this Agreement, from itself or any other supplier, during or after the Term and thereby relieving Provider of the responsibility for

16 of 76

providing and Investors the responsibility for paying for the Services, or (c) obtaining Services that are above the applicable Baselines or Forecasted Monthly Usage, from itself or any other supplier, during or after the Term and thereby relieving Provider of the responsibility for providing and Investors the responsibility for paying for the Services (provided, however, that Investors may not adjust future Baselines downward as a result of obtaining Services elsewhere).  The Parties may also mutually agree in writing that any portion of the Services may be obtained from a provider other than Provider.  Except to the extent set forth above, Provider shall be the exclusive provider of the Services during the Term of this Agreement.

Provider will be free to enter into similar agreements with others and develop and provide hardware, software or services that are similar to or competitive with the hardware, software, and Services provided under this Agreement, provided that Provider does not breach the terms of this Agreement (including, but not limited to, Section 9), infringe upon Investors’ intellectual property ownership rights or breach Provider’s confidentiality obligations.

2.             ASSETS AND THIRD-PARTY CONTRACTS

2.1   Investors-Owned Assets

During the Term, Investors will furnish to Provider, for Provider’s use at no charge, the Procured Assets (that are purchased) and the hardware, routers and switches, and equipment owned by Investors that are listed on the attached Schedule L (collectively, the “Investors-Owned Assets”), which Investors-Owned Assets will remain the property of Investors and at Investors retained expense, including any insurance, maintenance or other expense of ownership.  Notwithstanding the location of Investors-Owned Assets at a Provider or other non-Investors facility, all right, title and interest (as applicable) in and to any Investors-Owned Assets will be and remain in Investors, and Provider will have no interest in that Investors-Owned Asset.

2.2   Investors-Leased Assets

During the term of this Agreement, Investors will furnish to Provider, for Provider’s use at no charge, the Procured Assets (that are leased) and the hardware, routers and switches and equipment leased by Investors that is listed on the Schedule L (collectively, the “Investors-Leased Assets”).  Investors-Leased Assets are an Investors retained expense, including any insurance, maintenance or other expense of the lessee.

2.3   Third-Party Approvals

Investors will take all actions reasonably necessary to obtain any consents, approvals, or authorizations from third parties as required for Provider to obtain in order to lawfully access, operate, and use (at or from any In-Scope Location where Services are to be provided) the Investors-Owned Assets and the Investors-Leased Assets (including Investors-Vendor Software pursuant to Section 9), including without limitation the payment of all costs and expenses associated therewith. Provider will provide Investors with commercially reasonable support in such efforts and provide Investors with a process and form for obtaining such required consents for Investors-Vendor Software.  Investors hereby appoints Provider as its single point of contact for all maintenance and support matters pertaining to the Investors-Owned Assets and the Investors-Leased Assets and will promptly notify all appropriate third parties of such appointment.

Notwithstanding the foregoing or anything in this Agreement to the contrary, and except as set forth herein or as otherwise agreed to by the Parties, Investors, or the lessor (if applicable), will be responsible for maintenance of all Investors-Owned Assets or Investors-Leased Assets after installation; provided, however, that (i) Provider will provide Investors with reasonable access to all Investors-Owned Assets or Investors-Leased Assets located at a Provider or other non-Investors facility; and (ii) Provider will be responsible for all costs and expenses of repair or replacement to correct any damage to Investors-Owned Assets or Investors-Leased Assets any part thereof (reasonable wear and tear excepted) caused by Provider, its employees, subcontractors, agents or invitees (exclusive of Investors and it’s Subcontractors).  Access to any Provider facility in which a Investors-Owned Assets or Investors-Leased Assets are located, shall be subject to Provider’s reasonable access security policy.

17 of 76

2.4   Return of Investors Assets

Upon the expiration or termination of this Agreement, but no later than thirty (30) calendar days from such expiration or termination date, Provider will return each item of Investors-Owned Assets and Investors-Leased Assets to Investors in substantially the same condition as it was in when initially provided to Provider, reasonable wear and tear excepted.

2.5   Provision of Provider Assets

“Provider Assets” means hardware, software and equipment owned, licensed or leased by Provider and used exclusively in the provision of Services.  As of the Contract Effective Date, the Provider Assets are identified in Schedule L.  After the Contract Effective Date, Provider will provide Investors written notice of its intent to incorporate any new Provider Assets into the provision of Services.  Notwithstanding the location of Provider Assets at Investors In-Scope Locations, all right, title and interest in and to any Provider Assets will be and remain in Provider, and Investors will have no interest in that Provider Assets.

2.5.1       Use of Provider Equipment by Provider Employees

The Provider will provide Provider Assets for use by Provider employees on behalf of Investors as necessary, at no additional charge to Investors other than the Annual Service Fees due under this Agreement.  For the Transitioned Employees or those subcontractors retained by Investors prior to the Contract Effective Date who are retained by Provider during the BAU Period, Investors’ will continue to provide, during the BAU Period, the workstations and laptops and related periphery equipment (“Workstations”) that was provided to any Transitioned Employee prior to the Contract Effective Date.  Provider will provide all other assets necessary for the Transitioned Employees to perform the Services during the BAU Period and it will provide Provider Workstations to all Transitioned Employees that are extended continued employment (once the services for which they are responsible for are transitioned over to the steady state).

2.5.2       Provision of Provider Assets to Investors

Provider may, upon mutual agreement with Investors as to equipment and charges (if any), provide to Investors certain Provider Assets at mutually agreed location(s), and on a mutually agreed delivery schedule all determined using the change management procedure described in Section 7.4.  Investors will prepare and maintain, at Investors’ cost and expense, any Investors In-Scope Locations in which Provider Assets will be installed.

2.5.3       Installation of Provider Assets

Provider will arrange for, and will determine the mode of transportation and installation of each item of Provider Assets to such location(s), as may be mutually agreed to by the Parties.  In the event that Investors relocates any Investors In-Scope Locations in which Provider Assets may be installed, Investors will be solely responsible for the relocation costs of Provider Assets.

2.5.4       Maintenance of Provider Assets

Notwithstanding the foregoing or anything in this Agreement to the contrary, and except as otherwise mutually agreed to between the Parties, Provider will be responsible for maintenance of all Provider Assets after installation at an Investors location; provided, however, that (i) Investors will provide Provider with reasonable access to all Provider Assets located at an Investors or other non-Provider facility, and (ii) Investors will be responsible for all costs and expenses of repair or replacement to correct any damage to Provider Assets or any part thereof (reasonable wear and tear excepted) caused by Investors, its employees, or its agents or invitees (exclusive of Provider and its Subcontractors).   Access to any Investors In-Scope Location in which a Provider Assets are located, shall be subject to Investors reasonable access security policy.

18 of 76

2.6   Return and Acquisition of Provider Assets by Investors

Subject to the provisions of Section 12 and Section 9, upon the expiration or termination of this Agreement, but no later than thirty (30) calendar days from such expiration or termination date, Investors will return each item of Provider Assets to Provider in substantially the same condition it was in when initially provided to Investors, reasonable wear and tear excepted.

2.7   Investors Maintenance Agreements

Investors will retain all of Investors’ right, title and interest in and to the agreements listed in Schedule M (the “Investors Maintenance Agreements”) relating to the maintenance of Investors-Owned Assets and Investors-Leased Assets.  Provider will manage the administration of the Investors Maintenance Agreements. Investors represents and warrants to Provider that, as of the Contract Signing Date, (i) it is not (and, to its knowledge, the supplier of the maintenance services is not) in default in any material respect under any of the Investors Maintenance Agreements, and (ii) it will deliver to Provider full and complete copies of the Investors Maintenance Agreements (including any amendments thereto) prior to the Contract Effective Date.

2.8   Further Assurances

Investors and Provider agree to execute and deliver such other instruments and documents as either party reasonably requests to evidence or effect the transactions contemplated by this Section 2. Upon Provider’s request and at Provider’s expense, Investors agrees to execute UCC-1 filing statements for Provider Asset, solely for notice purposes.

3.             HUMAN RESOURCES

3.1   Employees

Neither Party nor its employees, subcontractors or other agents are or shall be deemed to be employees of the other Party.  Subject to Section 7 of this Agreement, each Party shall have the sole right to direct and control the management of such personnel and shall be solely responsible for (a) determining and paying all wages and salaries, and (b) providing welfare and retirement benefits, as it deems necessary or desirable, which are associated with employment of its personnel.

Provider ensures that its employees (other than the Tranitioned Employees prior to the completion of the Transition Period) who perform outsourcing services under this Agreement are competent to do so.  Investors represents that the In-Scope Employees who will be performing Services during the Transition Period are Investors employees who performed Services prior to the Contract Signing Date.  Provider acknowledges that not all Investors’ employees who performed the Services prior to the Contract Signing Date are In-Scope Employees.

It is understood by Provider that all persons employed, directly or indirectly, by Provider to perform services for Investors shall be employees or agents of Provider, and at no time shall be authorized to act as agents, servants or employees of Investors, unless under the specific authorization of Investors.  It is understood by Investors that (except for Provider and Provider’s agents) all persons employed, directly or indirectly, by Investors shall be employees or agents of Investors, and at no time shall be authorized to act as agents, servants or employees of Provider.

3.1.1       Security / Business Conduct

Provider has also received and shall ensure that all of its employees, agents and subcontractors, that perform Services at any Investors In-Scope Location or that have access to Investors Data (at any In-Scope Location), comply with the applicable provisions of Schedule K, subject to any amendment pursuant to Section 10.1.1 of this Agreement), and the IBM Business Conduct Guidelines (attached as Schedule T) in performing the Services.Any violations or disregard by any Provider personnel of the on-site security guidelines (included as part of Schedule K) (or violations or disregard by Provider personnel of any applicable laws, rules or

19 of 76

regulations relating to the protection of Investors’ premises, equipment or personnel subject to Section 17.1 (Compliance with Laws)) shall be cause for denial of access by such personnel to Investors’ premises.

3.1.2        Investors In-Scope Employee

An Investors “In-Scope Employee” is an individual whose current position and job responsibilities are being outsourced to Provider.  Investors acknowledges that it provided Provider, within Exhibit U-1, a list of the In-Scope Employees, together with their job descriptions, base salary, a description of all benefits applicable to such In-Scope Employees, and the terms of their employment (collectively the “In-Scope Employees Information”).  Investors acknowledges that Provider has reasonably relied upon such In-Scope Employees Information in making employment offers.  Investors also acknowledges that it will provide Provider with an updated list, if any updates are necessary, of such In-Scope Employee Information prior to the Contract Signing Date.

3.1.3       Transition of Employees

As soon as reasonably practicable after the Contract Signing Date, but no later than three (3) weeks prior to the Hire Date, Provider will extend offers of employment (subject to Provider’s employment policies and practices) to all active In-Scope Employees listed in Schedule U, Exhibit U-1 for a minimum period of [*] (unless Provider has reason to terminate the employment of such employee “for cause”) from the Hire Date.  Those In-Scope Employees that are absent from work at the time the offers are to be extended due to a leave of absence will receive an offer of employment (for the balance of the [*] period from the Hire Effective Date) when they return to work, provided they return within [*] of the Contract Effective Date.  Investors will promptly notify Provider if any In-Scope Employee is due to be out on leave prior to the date that an offer of employment is to be made.  Each In-Scope Employee who accepts Provider’s offer of employment pursuant to this Section 3.1.3 will become, as of the Hire Date, a Provider employee (each, a “Transitioned Employee”) and will be eligible to participate in all employee benefit plans or employment policies and programs available to similarly situated Provider employees. Provider represents that, during the BAU Period, the Transitioned Employee (or his or her replacement, if any) shall only perform Services under this Agreement.  If a Transitioned Employee must be replaced during the BAU Period, the replacement Employee will be dedicated to providing the Services under this Agreement through the BAU Period.  Should a Transitioned Employee need to be replaced, Provider will assign a replacement as soon as reasonably practical for a minimum of the duration of the BAU Period.

Investors shall cooperate with and assist Provider in offering employment to all In-Scope Employees; provided, however, Investors will not provide to Provider any additional information regarding the In-Scope Employees (including, any personnel files or performance reviews) other than the In-Scope Employee Information provided “as is” to Provider.

Investors will not make any statements to the In-Scope Employees regarding Provider’s offer letters or the terms, conditions and benefits of employment to be offered by Provider.  Investors will refer all questions regarding the Provider’s offer letter, and the terms, conditions and benefits of employment, to Provider.

3.1.4       Management of Affected Employees

Provider shall determine in good faith and at its risk, during the BAU Period, to which Transitioned Employees it wishes to extend offers of regular employment.  Provider shall, within the BAU Period, either (i) notify a Transitioned Employee of Provider’s decision to terminate the Transitioned Employee, or (ii) extend an offer of regular employment with Provider to the Transitioned Employee.  Provider shall provide to Transitioned Employees whom it has decided to terminate a minimum of [*] notice prior to the effective date of any such termination.  All decisions regarding the termination of the employment of any Transitioned Employee will be the sole responsibility and discretion of Provider management.

20 of 76

3.1.5       Base Salary

Provider will provide each Transitioned Employee a base salary that is not less than the base salary that such Transitioned Employee was receiving from Investors immediately prior to the Contract Signing Date, including any merit and salary adjustments provided by Investors in the ordinary course of business prior to the Contract Signing Date.  In addition, each such Transitioned Employee will be eligible for annual increases in their base salaries to the same extent as similarly situated Provider employees in accordance with the Provider policy applicable to similarly situated non-transitioned employees.  Each such Transitioned Employee will be considered for annual increases in his or her base salary thereafter, which will be effective to the same extent and paid at the same time as increases paid to other similarly situated Provider employees.  Provider will not decrease the base salary of any Transitioned Employee during the first [*] after the Hire Date.

3.1.6       Performance Bonus

Transitioned Employees will be eligible to receive a Performance Bonus to the same extent as all other similarly situated Provider employees in accordance with Provider’s standard practices and policies.

3.1.7       Achievement Awards

Beginning on the Hire Date, Transitioned Employees will be eligible for various levels of awards and other forms of recognition to the same extent as all other similarly situated Provider employees in accordance with Provider’s standard practices and policies.

3.1.8       Termination and Severance

a. Transitioned Employees (except for those Transitioned Employees identified in 3.1.8(b) below)  who are terminated by Provider within [*] of the Hire Date (other than those terminated for cause) will receive the severance benefits (“Severance Payments”) pursuant to the severance formula set forth in Exhibit U-2.   Investors’ employment service and Provider employment service, combined, will be credited for Severance Payment purposes.  For any Transitioned Employee terminated within the greater of [*] from the Hire Date or [*], Investors will reimburse Provider for such actual Severance Payments as specified in Schedule E.   For any Transitioned Employee terminated after the greater of [*] from the Hire Date or [*], Provider will fund the Severance Payments.

b. Transitioned Employees whose primary function is related to Unix/Intel administration support (such Transitioned Employees are identified with an asterisk in Schedule U) and who are terminated by Provider up to [*] after the Commencement Date (other than those terminated for cause) will receive the Severance Payments pursuant to the severance formula set forth in Exhibit U-2.   Investors’ employment service and Provider employment service, combined, will be credited for Severance Payment purposes for those Transitioned Employees who leave up to [*] after the Commencement Date.  For any Transitioned Employee terminated up to one [*] after the Commencement Date Investors will reimburse Provider for such actual Severance Payments as specified in Schedule E.   For any Transitioned Employee terminated one [*] after the Commencement Date and thereafter, the severance payment (if any) will be pursuant to the Provider’s normal severance policies and Provider will fund the severance payments.

3.1.9       Release

For any Transitioned Employee who receives a Severance Payment, Provider shall use commercially reasonable efforts to obtain a general release (“Release”) in favor of Investors, and its Affiliates, and Provider and its Affiliates and their respective directors, employees and agents.  The Release shall include but not be limited to a release of any and all employment-related claims from all Transitioned Employees who receive Severance Payments.   Investors shall review and approve the form of Release, which approval shall not be unreasonably withheld.   If a Transitioned Employee is not willing to sign such a Release, Provider will not provide them with Severance Payments (unless Investors and Provider mutually negotiate a release/severance package that is acceptable to both parties).  In the event that a Transitioned Employee is not willing to sign such a Release in favor both Provider and Investors, as described above, then, in consideration of the Severance Payment, Provider will use commercially reasonable efforts to obtain a general release of all employment related claims (reasonably acceptable to Investors) in favor of only Investors, its Affiliates and Subsidiaries and its respective directors, employees and agents.  Provider will also have the option of providing a severance

21 of 76

package (to be funded solely by Provider) based only upon Provider service in return for a release in favor only of Provider.

3.2           Solicitation of Personnel

During the Term of this Agreement and for a period of [*] following an employee’s termination from a Party, neither Investors nor Provider, unless otherwise agreed to by the Parties in writing, and which writing may include a mutually acceptable fee structure, shall not directly or indirectly solicit, recruit, or employ any employee of the other if such employee is employed by either Party in the United States.

3.3   Benefits

3.3.1       Past Service Credits

Provider shall credit each Transitioned Employee for prior years of service with Investors to the same extent that Investors has given credit for that employees years of service, with respect to Provider’s vacation plan.  There are currently no waiting periods for Provider’s medical/hospitalization coverage, prescription drugs, dental, vision, group life insurance, short term disability plans or 401(k) plan.  Each Transitioned Employee will be eligible to participate in the Provider “Personal Pension Account”, a cash balance pension plan, pursuant to the terms of such plan to the same extent as other similarly situated Provider Employees.  Participation of Transitioned Employees in the Personal Pension Account shall begin after one (1) year of employment with Provider.  Transitioned Employees who have completed five (5) years of employment with Provider shall become fully vested in the Personal Pension Account and are eligible to receive their Personal Pension Account balances if they cease to be employed by Provider

3.3.2       Waiver of Certain Conditions

For all Transitioned Employees, the Provider’s Health Benefit Plan and the Provider’s Long Term Disability Plan provide that the Transitioned Employee will not be subject to any pre-existing condition limitations or exclusions (provided, however, that there may be some conditions that are covered under Investors’ health benefit plans that either are not covered or are covered in a different manner under the Provider’s Health Benefit Plan).  For the calendar year in which a Transitioned Employee becomes employed by Provider, the Provider’s Health Benefit Plan, to the extent applicable, will recognize each such Transitioned Employee’s (and his or her eligible dependents’) unreimbursed expenses to the extent that such paid expenditures are recognized under the Investors Bank & Trust Company Omnibus Welfare Benefit Plan as a deductible applicable to the particular Transitioned Employee or (eligible dependent) for the same calendar year.

3.3.3       Rollover to Provider’s 401(k) Plan

As soon as practicable after the Transition Date, Investors and Provider will permit direct transfers pursuant to Section 401(a) (31) of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent permitted by Provider’s Plan, of pre-tax account balances if applicable, of Transitioned Employees from the Investors Bank & Trust Company Savings Plan to the Provider’s 401(k) Plan.  The Provider 401(k) Plan will provide that (i) Transitioned Employees will be eligible to participate in the Provider’s 401(k) Plan as of the Transition Date and (ii) the Provider’s 401(k) Plan will take into account the Transitioned Employees’ past service with Investors for purposes of eligibility and vesting in the Provider’s 401(k) Plan.  Transitioned Employees will participate in the Plan consistent with its administrative provisions.

22 of 76

3.3.4       Tuition Aid

Each Transitioned Employee will be eligible to participate in the Provider “Academic Learning Assistance Program”, Provider’s tuition reimbursement program, as of the Hire Date.  Tuition in respect of any course(s) in which a Transitioned Employee is enrolled in or has completed as of Hire Date, for which Investors had previously approved reimbursement, for which the Transitioned Employee has not yet submitted to Investors evidence of satisfactory completion, will be paid by Provider upon the Transitioned Employee’s presentation of evidence of satisfactory completion thereof in accordance with Investors’ tuition reimbursement policy.  Provider will invoice this as a pass-through expense on the monthly Invoice and Investors will reimburse Provider accordingly.

3.4   Human Resources Representative

Provider will appoint a representative as its “Human Resources Representative.”  Provider’s Human Resources representative will be responsible for the transition and initial cultural and administrative assimilation of the Transitioned Employees.

4.             PROVISION OF RESOURCES BY INVESTORS

4.1   Office Space and Furnishings

Investors shall make reasonably necessary office space, furnishings and storage space (the “Investors Facilities”) available to Provider’s on-site personnel performing Services at all Investor’s In-Scope Locations throughout the Term and shall maintain Investors Facilities at a level similar to that which it maintains for its own employees performing similar work.  Office space, furnishings, storage space, and assets installed or operated on Investors premises, and supplies allocated, are provided “AS IS, WHERE IS,” and are to be used exclusively for performance of Services for Investors.  Investors shall provide Provider reasonably unencumbered access to such Investors In-Scope Locations as is reasonably required for Provider to provide the Services.  Any furnishings (other than basic office furnishings) and office supplies for the use of Provider’s (and its Subcontractors’) personnel are the exclusive responsibility of Provider.  Provider shall be entitled to make improvements to any space where Provider’s personnel are performing Services on-site at a In-Scope Location (including, but not limited to, structural, mechanical and electrical alterations), provided that: (i) such improvements shall have been previously approved in writing by Investors (which approval may be withheld in Investors’ sole discretion); (ii) such improvements shall be made at no cost to Investors; (iii) any Subcontractors used by Provider to perform such improvements shall have been identified or otherwise approved in writing by Investors; and (iv) Investors shall be granted, without further consideration, all rights of ownership in such improvements.

4.2   Designated Resources

Investors shall provide, as a courtesy to Provider, ordinary office supplies (other than consumable office supplies), all such telephone (excluding long distance charges), computer connections, and network access at Investors In-Scope Locations, as may be necessary for Provider personnel working at such In-Scope Locations to provide the Services (“Designated Resources”).  Provider shall be responsible for modem computers and peripheral devices, all usage-based carrier charges incurred by Provider personnel and all usage-based carrier charges incurred to provide Provider personnel with connectivity from the Investors In-Scope Locations and consumable office supplies (such as pens and notepads).  Designated Resources will be provided by Investors to Provider “AS IS” and Provider shall be responsible for paying Investors the “Chargeback Fee” applicable to such Designated Resource as may be specified in Schedule E.  If no Chargeback Fee is specified in Schedule E then the Designated Resources will be provided to Provider at no charge to Provider; provided, however, if Investors expense for such Designated Resources exceeds [*] in any Contract Year, then the Provider agrees to negotiate in good faith with Investors for a reasonable Chargeback Fee in subsequent Contract Years as reimbursement for the expense for such Designated Resources.

23 of 76

4.3   Access to Personnel and Information

With respect to Provider’s performance of the Services, Investors shall provide Provider with reasonable access to Investors’ administrative and technical personnel, other similar personnel, and network management records and information.

4.4   Other Facility-Related Obligations

(a)   Except as expressly provided in this Agreement, Provider shall use Investors In-Scope Locations and Investors Facilities and In-Scope Locations for the sole and exclusive purpose of providing the Services.  Use of such In-Scope Locations by Provider does not constitute a leasehold interest in favor of Provider.

(b)   Provider shall use In-Scope Locations and Investors Facilities in a reasonably efficient manner.

(c)   Provider, and its Subcontractors, employees, and agents, shall keep Investors In-Scope Locations and Investors Facilities in good order, shall not commit or permit waste or damage to such In-Scope Locations and Investors Facilities, and shall not use such In-Scope Locations and Investors Facilities for any unlawful purpose or act.

(d)   Provided that Investors adheres to any mutually agreed upon security procedures implemented by Provider at Investors In-Scope Locations, Provider shall permit Investors and its agents and representatives to enter into those portions of Investors In-Scope Locations occupied by Provider staff at any time to perform facilities-related services.

(e)   When Investors In-Scope Locations and Investors Facilities are no longer required for performance of the Services, Provider shall return such In-Scope Locations and Investors Facilities to Investors in substantially the same condition as when Provider began use of such In-Scope Locations and Investors Facilities, subject to reasonable wear and tear.

(f)    Provider shall not knowingly breach any lease agreements governing use of Investors In-Scope Locations.

(g)   Investors shall provide and maintain, for all Investors In-Scope Locations, adequate heating, ventilation, and air conditioning, electrical connections (to the wall plate), safety and security equipment, and connections to any facility-wide uninterruptable power supply.  Investors shall provide Provider with reasonable notice of proposed changes to any of the foregoing that may adversely affect Provider’s hardware located at any such facility and, in such cases, Provider must relocate such hardware and Investors shall reimburse Provider for its actual costs incurred directly in connection therewith.  To the extent provided by Investors, Investors shall maintain any uninterruptable power supply that is dedicated to support any Investors In-Scope Locations.  Provider shall provide and maintain any uninterruptable power supply dedicated to Provider’s hardware and shall provide and maintain all connections from the wall plate to the hardware used to provide the Services.

(h)   For any In-Scope Locations added by Investors after the Contract Effective Date, Provider shall provide to Investors, for its review and approval, detailed site fit-up plans and specifications conforming to the hardware manufacturer’s requirements that are necessary for Provider to provide the Services to such Locations.

5.             RETAINED AUTHORITY

Investors shall retain the exclusive right and authority to set Investors’ IT strategy and to determine, alter, and define any or all of Investors’ requirements or business processes.  Recognizing that ODCS only supports a standard platform, subject to Section 9 of this Agreement, IBM will inform Investors in advance of planned changes to the ODCS environment.  However, Investors shall also have the right to approve or reject any and all proposed decisions regarding Investors’ infrastructure design, technical platform, architecture, and standards and, will have the right and authority to cause Provider at any time to change any or all of the foregoing, subject

24 of 76

to the change management procedure described in Section 7.4 of this Agreement. To the extent that Provider can demonstrate that a particular exercise of Investors’ rights and authorities as stated in this Section may interfere with or degrade Provider’s provision of the Services or have a materially detrimental impact on Provider’s cost of providing the Services or time for delivery of the Services, the Parties shall mutually agree to any proposed exercise of such right or authority pursuant to the change management procedure to be mutually agreed pursuant to this Agreement, prior to the implementation thereof.  Provider shall actively participate in any of the foregoing as Investors requests.  Investors shall consult with Provider to inform Provider of significant changes in Investors’ IT strategy and changes in its requirements and business processes relating to the Services.  Provider shall also provide Investors with advice, information, and assistance in identifying and defining IT projects and future IT requirements to meet Investors’ objectives. Without limiting the generality of the foregoing and, subject to the change management procedure described above, Investors shall retain authority, discretion, and rights of approval for the following IT activities.

5.1   Strategic and Operational Planning

Strategic and operational planning for Investors owned IT systems, which includes the following:

(a)   Developing a series of comprehensive standards and planning guidelines pertaining to the development, acquisition, implementation, and oversight and management of IT systems;

(b)   Identifying and implementing opportunities for reducing costs for IT systems considering alternatives provided by Provider;

(c)   Approving or disapproving, in accordance with guidelines established by Investors, each proposed acquisition of hardware or software for an IT system;

(d)   Approving or disapproving, in accordance with guidelines established by Investors, all requests or proposed contracts for consultants for IT systems;

(e)   Defining and evaluating IT services including: service availability and minimum acceptable services levels; service specifications, standards, and benchmarking, selection of suppliers, security requirements; scheduling, prioritization, and service conflict resolution among End-Users; and

(f)    Service-supplier strategy including: selection of suppliers, specialized supplier relationships (e.g., telecommunications), and quality assurance standards.

5.2   Service Design and Delivery

Service design and delivery, which includes the following:

(a)   Selecting designs of specific technologies and services from alternatives provided in part by Provider;

(b)   Selecting specific technologies, hardware, and software, from alternatives provided in part by Provider, for implementation of such designs;

(c)   Selecting suppliers of specific technologies, hardware, and software from alternatives provided by Provider in part; and

(e)   Selecting implementation schedules and activities from alternatives provided in part by Provider.

5.3   Moves, Adds, and Changes; Applications Development

Ordering move, add, and change activities with respect to resources used in connection with the Services and designating Investors’ requirements for applications development and enhancement.

25 of 76

5.4   Business Process Reengineering

Provider shall periodically identify and Investors shall approve IT opportunities and recommendations for business process reengineering at Investors.  Investors shall ensure that performance metrics related to business process reengineering are accurately and appropriately developed.

5.5   Contract Management

Managing this Agreement and Investors’ relationship with Provider.

5.6   Budget Management

Managing Investors’ annual budget for all Investors operations, utilizing Provider’s estimates for Services included in the scope of this Agreement and for additional services planned or anticipated throughout the Term.

5.7   Validation and Verification

Performing validation and verification activities in relation to key projects and operational processes.

5.8   Other Retained Authority

Provider must obtain the prior written authorization of Investors before undertaking any activity that is within the exclusive authority of Investors pursuant to the terms hereof.

5.9   Review and Acceptance

Investors shall have the right to review and accept or reject all components, deliverables, and systems to be provided by Provider to Investors under this Agreement, pursuant to the methodology set forth in this Section 5.9.  Within thirty (30) calendar days after the Contract Effective Date, Provider shall develop a functional methodology for the implementation of the process described in this Section 5.9 by the delivery of control documents, the preparation of deliverable acceptance documents, the tracking of accepted deliverables, the maintenance of all deliverables and deliverable acceptance documents and the timely review and response by Investors when such methodology calls for any Investors review, acceptance and/or approval. Provider will finalize the above methodology within thirty (30) calendar days of the Contract Effective Date.   In the event business as usual Services are delayed predominantly due to Investors’ request, or failure to abide by the terms of the Agreement or its responsibilities in the Transition Plan, Provider will not be precluded from invoicing for those steady state services.   If steady state Services are delayed predominantly due to a Provider action or inaction, or failure to abide by the terms and conditions of the Agreement or the responsibilities in the Transition Plan, Provider will delay invoicing for those steady state Services until the delay is resolved.

5.9.1       Acceptance Testing

Upon Provider’s notification to Investors that Provider has completed any component or deliverable identified in any Work Order or Initiative as being subject to testing, Investors shall begin testing the component or deliverable using the test procedures and standards set forth in the Work Order or Initiative, or such other standards as the Parties mutually agree in writing, if any (“Acceptance Test Procedures”), to determine whether such component or deliverable meets, in all material respects, the acceptance criteria set forth in such applicable Work Order or Initiative, or such other criteria as the Parties mutually agree in writing (the “Acceptance Criteria”).   After Investors has completed any such testing or upon expiration of the agreed-upon testing period specified in the applicable Work Order or Initiative, or such other testing period upon which the Parties mutually agree in writing (the “Acceptance Testing Period”), Investors shall notify Provider in writing either that:  (i) the component or deliverable meets the Acceptance Criteria and that acceptance of such component or deliverable has occurred (“Acceptance”); or (ii) the Acceptance Criteria have not been met, along with the Exception Report described in Section 5.9.2 below.  If Investors fails to deliver an Exception Report within fifteen (15) calendar days after the expiration of the applicable Acceptance Testing Period or Extended Acceptance Period (or if the parties have not specified an Acceptance Testing Period, within fifteen (15) calendar days after Provider’s written notice of completion), such component or deliverable shall be

26 of 76

deemed to have been accepted.  If the component or deliverable is identified in this Agreement, the applicable Work Order or Initiative, or in the written specifications developed and mutually agreed upon by the Parties therefore, as being an integrated component of a larger, integrated system being developed thereunder as being conditional acceptance (“Conditional Acceptance”), then such component or deliverable shall be subject to Final Acceptance in accordance with Section 5.9.3 below.

5.9.2       Cure

If a component or deliverable subject to acceptance testing as described in Section 5.9.1 above, does not conform in all material respects with, the applicable Acceptance Criteria, Investors shall promptly deliver to Provider an exception report describing the nonconformity with a reasonable degree of specificity and evidentiary documentation in order to enable Provider to assess such alleged nonconformity and take appropriate action (the “Exception Report”).  Provider shall promptly investigate the alleged nonconformity and shall make commercially reasonable efforts to correct such nonconformity in all material respects within thirty (30) calendar days of receipt of the Exception Report or, if the nonconformity is incapable of cure within such thirty (30) calendar day period, Provider shall present Investors, within such thirty (30) calendar day period, a mutually agreeable plan to cure such nonconformity within a reasonable amount of time.  Upon Provider’s notice to Investors that Provider has so cured such nonconformity, Investors shall re-test the defective component or deliverable in accordance with the applicable Acceptance Test Procedures and Acceptance Criteria for an additional testing period (“Extended Acceptance Period”) of up to thirty (30) calendar days or such other period as the Parties mutually agree in writing, at the end of which period the process described above in Section 5.9.1 shall be repeated.

5.9.3       Final Acceptance

Upon completion of all components of a larger, integrated system being developed thereunder and subject to Conditional Acceptance, Investors shall begin testing the system that is comprised of such components or deliverables, using the test procedures and standards set forth in the Work Order or Initiative, or such other standards as the Parties mutually agree in writing (the “Final Acceptance Test Procedures”), in order to determine whether such system performs as an integrated whole and meets, in all material respects, the acceptance criteria set forth in such applicable Work Order or Initiative, or thereafter developed by the Parties and mutually agreed upon in writing by the Parties (the “Final Acceptance Criteria”).  After Investors has completed such testing or upon expiration of the testing period specified in the applicable Work Order or Initiative, or such other testing period as the Parties mutually agree in writing (the “Final Acceptance Testing Period”), Investors shall notify Provider in writing that:  (i) the system, and all components and deliverables that are a part thereof, meet the Final Acceptance Criteria and that final acceptance of the system and such components and deliverables has occurred (“Final Acceptance”); or (ii) that the Final Acceptance Criteria have not been met.  If Investors determines that the Final Acceptance Criteria have not been so met, the process described in Section 5.9.2 shall be initiated, with all references to “Acceptance Criteria” being references to “Final Acceptance Criteria,” all references to “component or deliverable” being references to the “system,” all references to “Acceptance Test Procedures” being references to “Final Acceptance Test Procedures,” and all references to the “Acceptance Testing Period” being references to the “Final Acceptance Testing Period.”  Conditional Acceptance by Investors shall not constitute a waiver by Investors of any right to assert claims based upon defects not discernable through conduct of the applicable test procedures and subsequently discovered in a component or deliverable or the system within one (1) year of Investors’ Final Acceptance thereof.  Upon completion of all of the Services to be provided under a Work Order or Initiative, to the extent that the Services provided do not result in the development of a system subject to testing as stated above, the Final Acceptance Test Procedures shall consist of Investors’ verification that all of the Services to be provided by Provider under such Work Order or Initiative have been provided in all material respects in accordance with the Work Order, or Initiative, or such other acceptance criteria mutually developed by the Parties and mutually agreed upon by the Parties.   Provider shall notify Investors when Provider has completed the Services under a Work Order or Initiative and Investors shall deliver to Provider a statement of deficiencies (if any).  Provider shall correct such deficiencies in all material respects within thirty (30) calendar days of receipt of such statement or, if the deficiencies are not correctable within such thirty (30) calendar days period, Provider shall present Investors with a mutually agreeable plan to fix such defects within a reasonable amount of time.  Upon Provider’s notification to Investors that Provider has so corrected such deficiencies, Investors shall once again determine whether the Services have been so completed within an additional period as agreed in writing by the Parties, at the end of which the process described in the second and first preceding sentences shall be repeated.

27 of 76

If Investors fails to deliver a statement of the deficiencies in the Services before the expiration of the applicable review period, Investors shall be deemed to have accepted the Services.

6.             FINANCIAL TERMS

As the sole and entire financial consideration for all of the Services to be performed by Provider, Investors shall pay to Provider the amounts set forth in this Section 6 and Schedule E.

6.1   Annual Service Fees

6.1.1       Annual Service Fees

The Parties hereby agree that the Annual Service Fees for 2004 of this Agreement shall be as specified in Schedule E.  The Annual Service Fees for subsequent calendar years will be based on the estimated Baseline volumes and Forecasted Monthly Usage for that calendar year as calculated against the Annual Service Fees specified in Schedule E.  Except for ODCS: (1), within thirty (30) calendar days prior to the end of the calendar year, Investors will determine, in its sole discretion, the Baseline volumes for the following calendar year so long as those changes fall within the established “Baseline Floor” and “Baseline Ceiling” (as those terms are defined in Schedule E) for that year, and (2) for changes that are in excess of that year’s Baseline Floor and Baseline Ceiling, Investors must give Provider no less than ninety (90) calendar days notice of the Baseline volumes for the following calendar year.  For ODCS, Investors may adjust its Forecasted Monthly Usage per Schedule E, Section.2.4.

Notwithstanding the foregoing, during the calendar year, the Annual Service Fees will be subject to adjustment for changes limited to the unit rate changes specified in Section 6.1.4 (Add Charges), Section 6.1.6 (Delete Credits), and Section 6.1.8 (Monthly Usage Charge) of this Agreement. Further, the Annual Service Fees set forth in Schedule E will be subject to the ECA adjustments, if any, as specified in Schedule E.

On a monthly basis, Provider shall report to Investors the Annual Service Fees incurred to-date during each calendar year and the amount of Fees projected to be incurred in the remaining months of the calendar year.  In addition, Provider’s monthly invoices shall specify adjustments to the Monthly Usage Charges, Add Charges and/or Delete Credits applied to the monthly portion of the Annual Service Fees being invoiced.  If either Provider or Investors reasonably determine, based upon such monthly report, that the Annual Service Fees that would be payable are likely to exceed Annual Service Fees prior to the end of the relevant calendar year, the parties shall cooperate to make adjustments to the Services or Annual Service Fees in accordance with Schedule E.

6.1.2       Currency / Charges

All prices, billing and payments will be in United States Dollars unless explicitly expressed in some other currency.  All periodic charges will be computed on a calendar month basis and will be prorated for any partial month, unless this Agreement expressly states otherwise.

6.1.3       Annual Services Fees Invoice

Except for 2004, Provider will invoice Investors for the year’s Annual Services Fees, prorated in equal monthly payments for each month of the calendar year (except for ODCS charges which will be invoiced pursuant Section 6.1.8), in accordance with the payment terms set forth in 15.1.1 of this Agreement.  In 2004, Provider will invoice Investors for the ASF, prorated in equal monthly payments for each month of the calendar year following Transition. The ASF will be decreased proportionately if Transition for all Services except ODCS Services does not end by December XXX 1, 2004.

6.1.4       Adds Charges

Provider will invoice Investors each quarter of the Term, beginning thirty days after completion of the Transition Period, for all Services except ODCS, for the “Add Charges”, if any, applicable for the prior

28 of 76

quarter. Add Charges will be calculated as set forth in Schedule E, Exhibit E-1-A. Add Charges, if any, for the prior three (3) months shall be netted at the end of each calendar quarter and the difference shall be paid or credited (as applicable) in the following month’s invoice.

6.1.5       Other Charges

Provider will invoice Investors for any other agreed upon charges.

6.1.6       Deletes Credits

Provider will provide Investors with a credit against Investors’ quarterly invoices beginning with first month after the completion of the Transition Period, for all Services except ODCS, for the “Delete Credits”, if any, applicable for the prior quarter.   Delete Credits will be calculated as set forth in Schedule E, Exhibit E-1-A. Delete Credits, if any, for the prior three (3) months shall be netted at the end of each calendar quarter and the difference shall be paid or credited (as applicable) in the following month’s invoice.

6.1.7       Other Credits

At Investors option, Provider will pay any amounts due and owing to Investors pursuant to this Agreement by either: (i) paying such amount to Investors, or (ii) providing Investors with a credit against Provider’s next monthly invoice to Investors under this Agreement.

6.1.8       Monthly Usage Charge

Beginning on the Contract Effective Date, Provider will invoice Investors monthly for an amount equal to the Forecasted Monthly Usage listed in Schedule E for the applicable month (“Monthly Usage Charge”) based upon the Monthly Usage Charge Unit Rates set forth in Schedule E.   Monthly Usage Charges, if any, for the prior three (3) months shall be netted at the end of each calendar quarter and the difference shall be paid or credited (as applicable) in the following month’s invoice.

6.2           Pricing Audit

Provider shall, upon request, allow auditors mutually agreed to by the Parties, that are not competitors of Provider or its Subcontractors with respect to the provision of the types of services as provided under this Agreement, and who have executed a confidentiality agreement substantially in the form of the Auditors Confidentiality Agreement attached as Schedule V, to fully audit Provider to the extent reasonably necessary to verify any amounts paid or payable hereunder are consistent with the charges and charging methodology set forth in Schedule E.  Provider shall provide such auditors with all reasonable and necessary access to documents, and other information relating to the Services provided under this Agreement as necessary to confirm the accuracy of Provider’s invoices, and any pricing adjustment computations.  All such audits shall be conducted during Provider’s normal business hours, with reasonable advance notice and shall include reasonable access to certain Provider proprietary and confidentiality information to the extent necessary to comply with this Section 6.2 (provided the auditors shall have no access to Provider’s profit or cost data, personnel records, confidential information of other Provider customers or to Provider’s internal audit data, collectively, “Internal Confidential Information”).  Auditor(s) shall be compensated on a fee basis rather than a contingency or other incentive compensation scheme.  Provider shall promptly refund all overcharges.  Further, if any such audit reveals that Provider has overcharged Investors in excess of five percent (5%) during the period to which the audit relates as determined prior to the commencement of the audit, then (subject to Section 20 – Dispute Resolution) Provider shall promptly refund such overcharges to Investors with interest equal to the lesser of one percent (1%) of such payments per every thirty (30) calendar days or portion thereof; or (ii) the maximum amount permissible by the applicable law.  Investors may dispute any invoice in accordance with the provisions of this Agreement and Provider will bear its own internal costs of participating in such audit.

29 of 76

6.3   Reduction of Payments

If Investors terminates as to any of the categories of Services described in this Agreement, pursuant to the terms of Section 11.2.1, Section 11.2.2, Section 11.3, Section 11.4 or Section 11.5, hereof, then the adjustments to the Annual Service Fees for such category of Services, in accordance with Schedule E, shall go into effect as of the effective date of such termination.

6.4   Taxes

All fees payable to Provider hereunder shall be inclusive of all taxes imposed as of the Contract Signing Date by any domestic or foreign taxing (unless prohibited by law, e.g.; Ireland Value Added Taxes)  authority in respect of the provision of the Services hereunder, including any sales, use, excise, value-added, services, consumption, or other tax as may be set forth in Schedule E (collectively, “Sales Tax(es)”); provided, however, that Investors shall not be responsible for, and such fees shall not include, any personal property taxes on property Provider owns or leases, for franchise and privilege taxes on Provider’s business, gross receipts taxes to which Provider is subject, and for income taxes based on Provider’s income.  In the event that a Sales Tax becomes effective after the Contract Signing Date and is assessed on the provision of Services by Provider that are within scope as of the Contract Signing Date or on Provider’s charges under this Agreement related thereto, however levied or assessed, Investors shall be responsible for and pay its proportionate share of any such Sales Tax.

The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible.  Provider’s invoices shall separately state the amounts of any taxes Provider is properly collecting pursuant to the terms hereof.

6.5   Benchmarking

With Investors’ direction and cooperation, and as part of the Services, Provider shall conduct a benchmarking program (“Benchmarking”) that shall enable Investors to compare the Annual Service Fees (including Add Charges, Delete Credits and Monthly Usage Charges) and MASLs set forth in this Agreement with, and to ensure that said Annual Service Fees and MASLs are competitive with rates and practices available from Provider’s competitors for services comparable to the Services provided hereunder.  [*] Provider shall work with either Gartner Measurement, or, as the Parties mutually agree, another independent and professional benchmarking firm with substantial experience in the field of benchmarking the type of services provided under this Agreement.  For purposes of this Section 6.5, and during the Term, in the event the parties are unable to otherwise agree upon a benchmarking firm, unless otherwise disqualified, Gartner Measurement shall be deemed reasonably acceptable by both parties.  The selected firm shall not be a competitor of Provider or its Subcontractors in the information technology markets with respect to the provision of services similar to the Services and shall be engaged on a fee basis and not on a contingency or other incentive based compensation scheme.  Provider shall pay [*] of all fees and charges paid to such benchmarking firm, to conduct the Benchmarking.  The Parties shall cooperate fully with the benchmarking firm to facilitate a smooth and prompt collection of data with respect to the Services being benchmarked. Investors and Provider will make good faith efforts to agree promptly, in advance and in writing, to the benchmark process, methodology and minimum criteria to be used when conducting the Benchmarking and when establishing the relevant comparison price.  Each Party shall have the opportunity to advise the benchmarking firm of any information or factors that it deems relevant to the conduct of the Benchmarking, so long as such information is disclosed to the other Party.  The benchmarking firm shall provide reports on the Benchmarking exclusively to Investors and Provider for their internal use only, and shall not otherwise use or disclose such reports or data or information related thereto. In the event that, after negotiating in good faith, the Parties are unable to mutually agree on an acceptable Annual Service Fees or MASLs adjustment, then at Investors option, Investors may elect to adjust the Annual Service Fees as follows: [*] In addition to the foregoing, Provider will also discuss and propose alternatives for further Annual Service Fees, Services scope, MASLs or SLRs changes to deliver a lower price point to get closer to the comparison price.  Investors shall also have the option, [*].

30 of 76

6.6   Work Orders

For Work Orders, Provider shall be paid such amounts as may be determined through the provisions of Section 7.4 hereof.

6.7   Initiatives

For Initiatives, Provider shall be paid such amounts as may be determined through the provisions of Section 8 hereof.

6.8   Incentives and Fee Reductions

Schedule F specifies certain incentives and fee reductions that may be imposed in the event of any failure (“Fee Reduction”) or earn back (“Incentive”) in respect of Provider’s actual performance of Services as measured against the Critical Milestones or the MASLs.  The Parties acknowledge and agree that Fee Reductions are intended to reflect, to some extent, the diminished value of the Services as a result of any such failure; which diminished value reflects the damages from such failure, which are difficult or impossible to measure.  Such Fee Reductions are not intended to constitute penalties, but rather are intended as liquidated damages, or other compensation for any such failure.   [*].

6.9   Only Payments

The Annual Service Fees and charges set forth in this Section 6 and Schedule E are the only payments to be made by Investors to Provider under this Agreement.  Except as otherwise expressly stated in this Section 6, Investors shall not pay Provider any additional fees, assessments, reimbursements, or expenses for labor and general business expenses (including travel, meals, and overhead expenses).

6.10 Disputed Amounts

Subject to and in accordance with the provisions of this Section 6.10, Investors may withhold payment of any Provider invoice (or part thereof) that it in good faith disputes are due or owing.  In such case, Investors shall, by the applicable due date, pay any amounts then due that are not disputed and provide to Provider a written explanation of the basis for the dispute as to the disputed amounts.  The failure of Investors to pay a disputed invoice, or to pay the disputed part of an invoice, shall not constitute a breach or default by Investors, so long as Investors complies with the provisions of this Section 6.10.  For purposes of Section 20, any dispute relating to amounts owed by a Party hereunder shall be considered a Problem.  In any such event, the Parties shall diligently pursue an expedited resolution of the dispute.  Provided, however, that the aggregate amount withheld in respect of amounts being disputed, shall in no event exceed [*] of the Annual Service Fees for the year in which the dispute arose, notwithstanding any such dispute.  Payment by Investors to Provider of amounts in excess of the aggregate disputed amounts will not constitute a waiver by Investors of their rights with regard to the dispute.

7.             RELATIONSHIP MANAGEMENT

7.1   Personnel

7.1.1       Provider’s Key Personnel

Each of the initial Provider’s Key Personnel, including the Provider Contract Manager, is designated on, and shall have the functions assigned to him or her, as set forth in this Agreement or in Schedule I.  Schedule I may be modified from time to time in accordance with this Agreement, and shall be deemed modified upon (i) the Parties mutual designation in writing of certain Transitioned Employees as Provider’s Key Personnel as set forth below, and (ii) any mutually approved modification, replacement or substitution of a new person for any Provider’s Key Personnel already listed in Schedule I as may be amended from time to time.  Prior to the Contract Signing Date, Investors shall have the right to interview and approve the initial Provider’s Key Personnel listed on Schedule I, including the Provider Contract Manager, and if any such Provider’s Key Personnel or the Provider Contract Manager are not approved by Investors then upon written

31 of 76

notice from Investors to Provider such unapproved personnel shall be replaced in accordance with this Section 7.1.1, and Section 7.1.2 and Section 7.1.7 below.

After the Contract Signing Date, Investors shall have the right, prior to the assignment, hiring or designation of any person to fill the position or perform the duties provided by any Provider’s Key Personnel or the Provider Contract Manager, to interview and participate in the selection of such person to fill the position or perform the duties provided by Provider’s Key Personnel and/or the Provider Contract Manager, as and to the extent Investors deems necessary or desirable.  Except as an emergency, whether or not Investors conducts an interview or participates in such selection, Provider shall not hire, assign or designate any new person to fill the position or perform the duties provided by any Provider’s Key Personnel or replace its Provider Contract Manager without Investors’ prior written consent, which may be given or withheld in Investors’ sole discretion.  The Parties acknowledge that certain Transitioned Employees will, by mutual agreement of the Parties, be designated as Provider’s Key Personnel by Investors before or concurrently with the Contract Signing Date.  All Provider’s Key Personnel shall be assigned to the performance of the Services on a full time basis, and Provider shall not, without Investors’ prior written consent, (i) undertake any action with respect to any Provider’s Key Personnel or the Provider Contract Manager resulting in the alteration or reduction of time expended by such Provider’s Key Personnel or the Provider Contract Manager in performance of Provider’s duties under this Agreement; or (ii) transfer, reassign or otherwise remove or redeploy any Provider’s Key Personnel or the Provider Contract Manager except in the case of a termination for cause.  Notwithstanding anything in this Agreement to the contrary, for a period of [*] after the Contract Manager assignment with Investors is terminated, Provider will not transfer or reassign the Contract Manager or any Key Personnel to the account of [*], or any parent, subsidiary or affiliate of any such entity (“Investors Competitor”). If any one of Provider’s Key Personnel or Provider Contract Manager becomes incapacitated, voluntarily terminates their employment with Provider (and/or any of Provider’s Affiliates or Subcontractors), is terminated for cause by Provider or is transferred with the consent of Investors, Provider shall, within no more than two (2) business days, temporarily replace such person with another person reasonably approved by Investors and that is at least as well qualified as the person who initially performed that person’s functions.  Subsequently, Provider shall, as soon as reasonably practicable but no more than thirty (30) calendar days, propose a qualified candidate for the position and such candidate will be subject to approval by Investors.  For purposes of this Section 7.1.1, the movement of Provider’s Key Personnel from the employ of Provider to an Affiliate or Subcontractor of Provider, at Providers direction, shall be considered a reassignment requiring Investors’ consent and not a cessation of employment.  Provider shall maintain detailed written succession plans and conduct the replacement procedures for Provider’s Key Personnel in such a manner so as to assure an orderly succession for any Provider’s Key Personnel that are replaced.  Upon request, Provider shall make such written succession plans available to Investors.

7.1.2       Provider Contract Manager

The “Provider Contract Manager” appointed by Provider must be (i) knowledgeable about the Services and each of Provider’s and its Subcontractors products and services, (ii) experienced at running information technology systems and networks of a size and scope of at least to that of Investors, and (iii) otherwise acceptable to Investors.  Provider represents and warrants that its Provider Contract Manager is an experienced manager who is experienced as a project leader in a project of such size and who is knowledgeable as to the Services.  The Provider Contract Manager shall act as the primary liaison between Provider and Investors’ Representatives, shall have overall responsibility for directing all of Provider’s activities hereunder, and shall be vested by Provider with all necessary authority to act for Provider in connection with all aspects of this Agreement and fulfill that responsibility.  Provider and Subcontractor staff shall be managed in the performance of their duties by the Provider Contract Manager who will serve as Provider’s senior executive within all of Investors In-Scope Locations.  The Provider Contract Manager shall report to an Investors Representative and will perform his or her duties, under this Agreement, as though part of Investors’ management organization in the same manner as would be expected of an employee of Investors.

Notwithstanding anything else herein to the contrary, Provider shall not replace the Provider Contract Manager during the period of time that begins on the Contract Effective Date and ends on the [*] anniversary of the Contract Effective Date without Investors’ prior written consent.  Before any desired replacement of the Provider Contract Manager, Provider shall notify Investors of the proposed replacement and assignment of a new the Provider Contract Manager, introduce the individual to appropriate Investors representatives and provide Investors with a resume and any other information about the individual reasonably requested by

32 of 76

Investors.  Investors shall have the right, prior to the assignment, hiring or designation of any such person to fill the position or perform the duties provided by the Provider Contract Manager, to interview and participate in the selection of such person to fill the position or perform the duties of the Provider Contract Manager, as set forth above.  Provider agrees to discuss with Investors any objections Investors may have to such assignment and the Parties will attempt to resolve such concerns on a mutually agreed basis; provided that if Investors and Provider cannot agree, such person will not be assigned as the Provider Contract Manager by Provider, but an alternative candidate or candidates will be identified for consideration and approval as above.  Whether or not Investors consents to any reassignments or replacements of the Provider Contract Manager, Provider will be in Default of its obligations under this Agreement if it assign more than three (3) different individuals to the position of the Provider Contract Manager during the Term, unless: (w) Investors requests such reassignment or replacement, (x) Provider Contract Manager voluntarily resigns from Provider or is unable to work due to his or her death, disability, or leave of absence of at least thirty (30) calendar days, (y) for personal reasons the Provider Contract Manager request a reassignment to a different account in a metropolitan area other than Boston, Massachusetts, or (z) if the Parties otherwise agree.  Provider shall cause the Provider Contract Manager to be stationed in the greater Boston, Massachusetts metropolitan area and to devote substantially all of his or her full working time and effort to his or her responsibilities for the provision of the Services under this Agreement.  For any bonus compensation payable by Provider to the Provider Contract Manager, Investors’ management’s evaluation of the Provider Contract Manager’s performance will be taken into account.  Unless the Provider notifies Investors’ Chief Financial Officer in writing prior to completing any sale, lease or licensing of software, hardware or services (outside of the scope of the Services), the Provider Contract Manager will not directly receive any commissions based on the sale, lease or licensing of any software, hardware or services (outside of the scope of the Services) by Provider, Subcontractor or any of their Affiliates to Investors.

7.1.3       Additional Personnel Requirements

In addition to Provider’s Key Personnel, Provider shall provide and make available such additional staff and personnel as necessary to properly perform all of Provider’s obligations under this Agreement.  All costs and expenses associated with providing, equipping and retaining Provider staff and other personnel is included within the Annual Service Fees or other charges payable by Investors pursuant to Schedule E, including, without limitation, all wages and benefits and associated staffing costs such as training and education, office supplies, PC refreshment, travel and lodging costs and recruiting and relocation expenses.  Provider shall, upon request, provide Investors with a written list of all Provider and Subcontractor personnel whose time is predominantly dedicated to providing Services under this Agreement.

7.1.4       Minimum Proficiency Levels

All personnel assigned by Provider or its Subcontractors to perform Provider’s obligations under this Agreement shall have the necessary skills to perform the Services in accordance with the relevant SLRs and responsibilities assigned.

7.1.5       Specialized Personnel

Provider agrees that as part of its provision of Services, all Provider personnel (and the personnel of any Subcontractors) are trained, qualified, and available to perform all Services required in work areas requiring specific health, security, or safety precautions, to the extent such precautions are communicated to Provider.

7.1.6       Training

Provider shall provide, and cause its Subcontractors to provide, all such training and certification to the employees of Provider and its Subcontractors (including the Transitioned Employees) as may be necessary for them to perform, on behalf of Provider, all of Provider’s duties under this Agreement.

7.1.7       Replacement of Personnel

Notwithstanding Section 7.1.1, if Investors believes that the performance or conduct of any Person employed or retained by Provider, who works at the Investors In-Scope Locations or who has significant

33 of 76

contact with Investors personnel or Investors customers, to perform Provider’s obligations under this Agreement is unsatisfactory for any reason or is not in compliance with the provisions of this Agreement, Investors shall so notify Provider in writing with reasonable specificity and justification and Provider shall promptly address the performance or conduct of such person, or, upon prompt confirmation of such justification, at Investors’ request, promptly replace, as soon as reasonably possible, such Person with another Person reasonably acceptable to Investors with sufficient knowledge and expertise to perform the Services in accordance with this Agreement.

7.1.8       Conduct of Provider Personnel

In addition to any obligations contained within Section 3.1, while at or on the premises of Investors, personnel of Provider and Provider’s Subcontractors shall (1) conduct themselves in a businesslike manner, and (2) comply with the standard rules of Investors regarding safety and health (including adhering to general safety practices or procedures) as may be required for such locations, to the extent that Provider has been made aware of such policies.

7.2   Management Committee

Shall be created pursuant to Schedule H.

7.3   Parties’ Relationship

From time to time during the Term, but on not less than a quarterly basis, Provider shall discuss with Investors (and provide reports on) operational plans related to this Agreement, and Provider shall make available its senior management personnel to answer questions from Investors’ senior management personnel regarding such plans.  In addition, at Investors’ request, the Sector / Industry Vice President of IBM Global Services) and the Chief Information Officer of Investors (each a “Senior Executive Contact” and collectively, the “Senior Executive Contacts”) shall meet to discuss the general progress of the performance of this Agreement and the Parties’ relationship.

7.4   Work Order Procedures; Change Management Procedure

If Investors requires the performance of work that is not being performed at a particular time but that is within the scope of the Services, Investors shall deliver to the Provider Contract Manager a Work Order, in the form set forth in Schedule O, specifying the proposed work with sufficient detail to enable Provider to evaluate it.  Unless the Parties mutually agree in writing to proceed otherwise, or mutually agree to an expedited process, within five (5) business days following the date of receipt of such Work Order, Provider shall provide Investors with an initial evaluation of the Work Order and within ten (10) business days a written proposal containing the following: a detailed description of the Services to be performed; specifications (if applicable); implementation plans, with implementation to commence not later than thirty (30) calendar days after approval thereof, unless otherwise mutually agreed; the timeframe for performance; and the estimated price for such performance.  Notwithstanding the foregoing, if the scope of the Work Order is such that Provider reasonably determines ten (10) business days would be insufficient amount of time to finalize a written proposal, then within a mutually agreeable period of time.  The Parties understand and agree that all services requested in such written requests shall be presumed to be subject to the Annual Service Fees unless Provider can demonstrate to Investors’ reasonable satisfaction that the Work Order should not be subject to the Annual Service Fees based upon the following criteria: (i) whether the Work Order is to accommodate volume or usage levels that are above the volume and usage levels planned or anticipated by this Agreement, (ii) whether the Work Order relates to a role, responsibility, scope or type of service previously delegated to Investors under this Agreement.  All Work Orders shall be governed by the terms and conditions of this Agreement.  Within the timeframe specified in Provider’s proposal (the “Response Period”), Investors shall notify Provider in writing whether to proceed with the Work Order.  If, within the Response Period, Investors notifies Provider in writing (x) not to proceed, or fails to notify Provider, then the Work Order shall be deemed withdrawn and Provider shall take no further action with respect to it, or (y) to proceed with the Work Order, then Provider shall proceed in accordance therewith.  Provider will evaluate whether a Work Order would alter or affect a service level requirement specified in any Services Schedules (“SLRs”) and notify Investors in writing and in advance of such effect.  If Investors elects to go ahead with the Work Order, despite the affect on the SLRs, Provider will be relieved of

34 of 76

such SLRs to the extent it is affected by the Work Order; provided, however, the Parties shall reasonably cooperate to minimize any such effect on the SLRs.  Work Orders must be executed by authorized representatives of the Parties to be valid.  In the event Provider wishes to perform work that it is not currently providing but that is within the scope of the Services, it shall provide Investors with a Work Order and a written proposal; thereafter, the procedure shall be as stated above.

Within thirty (30) calendar days after the Contract Effective Date, Provider shall develop a change management procedure, in accordance with the sample procedure set forth in Schedule O, subject to Investors’ review and approval.  Such change management procedure shall be incorporated in the Standards and Procedures Manual.

7.5   Extraordinary Events or Circumstances

Investors may, at any time, in a writing signed by an Investors Representative, and as a result of an extraordinary event or circumstance, including a Force Majeure Event:  (i) direct Provider, in accordance with the change management procedures in Section 7.4, to perform Services in an extraordinary manner (e.g., perform services at service levels above or below the MASLs for a limited duration); (ii) direct Provider to temporarily cease the performance of certain Services; or (iii) obtain a third party to perform certain Services for the duration of the extraordinary event or circumstance.  If any such Investors request causes an increase in Provider’s direct cost or expense of performance of the affected Services, Investors shall pay Provider an amount equal to any such increase.  Any request by Provider for such an adjustment must be asserted in writing to an Investors Representative within thirty (30) calendar days after the date of receipt by Provider of Investors’ writing with respect to the extraordinary circumstance or event, or within such additional period of time as an Investors Representative may agree in writing, and shall include factual information and support for all purported increases and decreases in direct cost or expense.  Pending the determination of any such adjustment, Provider will diligently proceed with the requested Services.  Subject to Section 6.2, Investors may require the submission of supporting cost and expense documentation and inspection of Provider’s pertinent for the purpose of verifying Provider’s request and determining the basis for the adjustment.

8.             INITIATIVES

8.1   Initiative Requirements and Process

Investors may, at any time and from time to time, propose a special project that is outside of the scope of the Services (“Initiative”) to Provider and solicit a response from Provider for the performance of such Initiative.  Provider shall submit its response in respect of each Initiative proposed by Investors within fifteen (15) business days after Provider’s receipt of Investors’ proposed Initiative, or, if the scope of the Initiative is such that fifteen (15) business days would be insufficient, within a mutually agreeable period of time.  Provider’s proposed fees for performance of each Initiative shall be at a fixed price (to the extent the Initiative consists of design, build, or other development services) or at a fixed rate per unit of performance or other benefit to be received by Investors (to the extent the Initiative consists of operational or other ongoing services), in either case based upon competitive rates Provider is offering to similar customers for services of a similar nature and scope.  Each such response shall be in writing and shall contain the following requirements and be in conformance with the process set forth herein: Provider’s response to Investors’ description and specifications for the Initiative, including all services to be performed, categories of personnel (and number of personnel within each category) required to complete the Initiative, and implementation plans; the amount, schedule, and method of payment; the timeframe for performance; completion and acceptance criteria; and any proposed MASLs for new Services that would result from the Initiative.  In the event Investors selects Provider as its supplier with respect to, or the Parties otherwise reach agreement on the terms and conditions of, any Initiative, the obligations of Provider with respect to the Initiative shall be governed by all the terms and conditions of this Agreement as if it were a Service, to the extent that such terms are not inconsistent with those agreed to by the Parties with respect to such Initiative.

8.2   Cooperation and Coordination

With respect to each Initiative as to which Provider is not selected to be the sole or principal supplier, Provider shall at all times reasonably cooperate and coordinate with the selected supplier in every respect (to the

35 of 76

extent that the Initiative is affected by the Services) to facilitate the successful accomplishment of the Initiative, provided that such third-party supplier complies in all material respects with Provider’s technical and confidentiality requirements (which had been previously disclosed to Investors under this Agreement) and to the extent that the personnel otherwise assigned to perform the delivery of Services under this Agreement can reasonably do so without materially and adversely affecting the MASLs or other aspects of the Services delivered, including incurring any unanticipated, material expenses as a result of the third party supplier’s performance of the Initiative.  Such cooperation shall include: (i) providing information concerning any or all of the systems, data, computing environment, and technology direction used in providing the Services; (ii) cooperating with such third party in the implementation and integration of the Initiative in Investors’ environment; (iii) providing access to and use of Provider resources to the extent reasonably necessary for such third parties to perform their obligations; and (iv) performing tasks assigned to Provider in connection with the Initiative, as mutually agreed between the Parties and subject to Section 7.4 or Section 8.1 (as applicable).  If Provider is required to provide material assistance outside the scope of Services, Investors shall pay Provider, in the absence of mutual written agreement to the contrary, at Provider’s customary rates charged to similar customers for similar services, provided Provider notifies Investors in writing of its required assistance and receives written authorization from an Investors Representative therefore.  Provider shall not be required to provide such material assistance absent such authorization.  Provider acknowledges that Investors has the right to solicit or accept proposals on any Initiative from any other supplier and may award any Initiative to any such supplier for any reason; provided that Provider’s performance under this Agreement shall be excused to the extent that such other supplier’s performance adversely affects Provider’s ability to provide the Services and/or to meet the MASLs, on the condition that Provider notifies Investors as soon as it becomes aware that Provider’s ability is being so adversely affected.

9.             PROPRIETARY RIGHTS

9.1   Investors Proprietary Systems

(a)                Investors shall be the sole and exclusive owner of all of Investors Proprietary Systems and of all copyright, patent, trademark, trade secret, and other proprietary rights in Investors Proprietary Systems.

(b)                Investors shall also be the sole and exclusive owner of all copyright, trademark, and trade secret rights in any derivative work of Investors Proprietary Systems developed by Provider (“Investors Proprietary System Derivatives”) and such rights shall be assigned to Investors as set forth in Section 9.6.

(c)                During the Term of this Agreement and to the extent useful to Provider in the provision of Services, Investors shall promptly deliver to Provider any Investors Proprietary Systems (or access thereto, as applicable.) [*]  Except as provided in this Section, neither Provider nor any such Subcontractor may use Investors Proprietary Systems or any derivative works thereof, in connection with the provision of services to its other customers without the prior written consent of Investors, which may be withheld in Investors’ sole discretion.

9.2   Work Product and Related Provider Underlying Works

(a)                Provider shall be the sole and exclusive owner of all Provider Underlying Works including any derivative works, and of all copyright, patent, trademark, trade secret, and other proprietary rights in Provider Underlying Works.

(b)                During the Term of this Agreement, Provider shall promptly deliver to Investors all information necessary for Investors to receive the services.  Subject to any third party restrictions, upon Investors’ request, made contemporaneously with or at any time after issuing a Termination Notice, Provider shall promptly deliver to Investors all Work Product in writing and, with respect to [*].  Following the expiration or termination of this Agreement, Provider shall deliver updates to the Work Product that address errors as such updates become available.  Provider shall also offer to Investors the right to receive maintenance (including all enhancements and upgrades) and support with respect to Work Product for so long as Investors requires upon terms and conditions which are

36 of 76

competitive with those Provider is offering to other major customers for services of a similar nature and scope.

(c)                Except with respect to any Work Product that is an “Investors Proprietary System Derivative,” Provider or a third party vendor shall be the sole and exclusive owner of all copyright, patent, trademark, and trade secret, or other proprietary rights in any Work Product.

(d)                Subject to any third party restrictions, with respect to any Work Product not assigned to Investors hereunder, and with respect to any Provider Underlying Work that would, in the absence of a license, be infringed by the use of the Work Product, Provider hereby grants to Investors, under all of its intellectual property rights therein, [*].

(e)                The licenses provided for in this Section may be sublicensed or assigned by Investors only to an Affiliate or to a successor to all or substantially all of the assets or stock of Investor or to all or substantially all of the assets used in any business operation of Investor.

9.3   Provider Underlying Works to be delivered upon Termination.

(a)           Upon any termination or expiration of this Agreement or any portion of the Services, as allowed in Section 11, upon Investors’ request, made contemporaneously with or at any time after issuing a Termination Notice, Provider shall deliver to Investors all Provider Underlying Works used in the provision of the Services (or the terminated portion thereof as applicable) to Investors in writing and, [*].  For purposes of this Section, “used in the provision of the Services” shall include all tools and processes used in the maintenance and optimization of the hardware and software.

(b)                           In the event of a termination other than a termination for Convenience by Investors, or upon the expiration of this Agreement at the conclusion of the Term, Provider shall grant to Investors the following:

(i)    With respect to any Provider Underlying Work that is (i) deliverable pursuant to this Section 9; (ii) and that is not subject to the license granted in Section 9.2(d) above, and (iii) that is not made commercially available by Provider, Provider shall grant to Investors under all of its intellectual property rights therein,[*].  For purposes of this Section 9.3(b)(i) and Section 9.3(c)(i), “Internal Use” shall mean use of the licensed materials by employees and customers of Investors and by employees of service providers to Investors in the conduct of Investors’ business and in the provision of services to Investors’ customers, provided, however, that “Internal Use” shall not include the delivery of the licensed materials to any third party engaged to provide external outsourcing of information technology services to Investors.

(ii)   With respect to Provider Underlying Works licensed pursuant to 9.3(b)(i) above, in addition to the obligations set forth in Section 12.3, Provider shall offer to Investors the right to receive maintenance (including all enhancements and upgrades) for so long as Provider makes such maintenance commercially available at rates which are competitive with those rates Provider is offering to major customers for services of a similar nature and scope.

(c)           In the event of a termination of this Agreement or any portion of the Services by Investors for Convenience, Provider shall grant to Investors the following:

(i)    With respect to any Provider Underlying Work that is (i) deliverable pursuant to this Section 9; (ii) and that is not subject to the license granted in Section 9.2(d) above, and (iii) that is not made commercially available by Provider, Provider shall grant to Investors under all of its intellectual property rights therein, [*] for a period [*] following the effective date of the termination.

(ii)   With respect to Provider Underlying Works licensed pursuant to 9.3(c)(i) above, in addition to the obligations set forth in Section 12.3, Provider shall offer to Investors the right to receive maintenance (including all enhancements and upgrades) for so long as Provider makes such

37 of 76

maintenance commercially available at rates which are competitive with those rates Provider is offering to major customers for services of a similar nature and scope.

(d)           With respect to any Provider Underlying Work that is (i) deliverable pursuant to this Section 9; (ii) and that is not subject to the license granted in Section 9.2(d) above, and (iii) that is made commercially available by Provider, upon any termination or the expiration of this Agreement, such Provider Underlying Works (and maintenance thereof, including all enhancements and upgrades) shall be made available to Investors upon terms and conditions which are competitive with those Provider is offering to major customers for services of a similar nature and scope.  The obligations set forth in this Section 9.3(d) shall be in addition to the obligations set forth in Section 12.3, and shall continue for so long as such Provider Underlying Works and maintenance thereof are made commercially available by Provider.

(e)           All Post Termination Licenses may be sublicensed or assigned by Investors only to an Affiliate or to a successor in interest to all or substantially all of the assets or stock of Investor or to all or substantially all of the assets used in any business operation of Investor.

9.4           Third-Party Underlying Works

(a)           The sole and exclusive owner of any third party vendor software and of all derivative works thereof that are created, invented, or conceived of by such third party (such derivatives, collectively with the third party’s pre-existing software, the “Vendor Software”) shall be the applicable third party software vendor.

(b)           Investors will take all actions reasonably necessary to obtain any consents, approvals, or authorizations from third parties as required for Provider (and any Subcontractor engaged by Provider) to lawfully access, operate, and use (collectively, “Access”) any Vendor Software that is licensed by Investors upon the Effective Date from a third party (“Investors-Vendor Software”) and that will be used by Provider in the provision of Services hereunder.  Investors-Vendor Software will remain in the name of Investors unless Investors gives Provider express written permission to place the Investors-Vendor Software in Provider’s name.  During the Term, Investor will pay all expenses related to the maintenance and licensing of Investors-Vendor Software, including taxes and any cost and expenses associated with providing Access rights to Provider.  If Provider places any Investors-Vendor Software in Provider’s name, or if Provider wishes to use its own license for the same Investors-Vendor Software in lieu of using Investors’ license, Provider will make commercially reasonable efforts to “suspend” Investors license for the Investors-Vendor Software until the termination of this Agreement.  Provider will be excused from providing Services to the extent affected by Investors failure to obtain the necessary right of Access; provided, however, that the parties shall reasonably cooperate to minimize any such effect on Provider’s ability to provide Services.  Provider shall at all times operate in compliance with the terms of use applicable to all such Investors-Vendor Software.

(c)           Except with respect to the Investors-Vendor Software, Provider shall obtain from third parties all rights and licenses required to perform the Services.  Provider warrants and represents that (a) Provider has obtained all rights necessary for Investors to use such Vendor Software (either as part of the Services or in connection with any Work Product), and (b) that use of such Vendor Software (either as part of the Services or in connection with any Work Product) will not grant any third party any right or license to any intellectual property of Investors.  Provider shall obtain similar written undertakings from all Subcontractors, employees, and consultants who will perform any Services, so as to ensure Investors’ rights to the Work Product, and shall not commence the deployment of any such Subcontractor, employee, or consultant until such a written undertaking has been obtained from such Subcontractor, employee, or consultant.

(d)           With respect to Vendor Software that is obtained by Provider specifically for the purpose of providing Services to Investors (such that on the date the Vendor Software is provided, no other customer is an intended beneficiary), Provider shall not use such Vendor Software in the provision of Services to Investor hereunder unless and until (a) Provider shall have caused such third party to agree to grant to Investors, at Provider’s expense (already included in the Fees), a

38 of 76

perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up, worldwide, license (or sublicense) under any and all intellectual property rights owned or licenseable by such third party, to use, copy, create derivative works, distribute, and sublicense such Vendor Software, or (b) Investors has given Provider prior written consent to implement or utilize the Vendor Software in the provision of Services without obtaining the license set forth in (a) above in Investors’ name.

(e)           With respect to any other Vendor Software used in the provision of any Services, to the extent Provider can do so without incurring additional cost, Provider shall use commercially reasonable efforts to obtain the right to assign or otherwise extend the applicable license to Investors upon expiration or termination at no cost to Investors.

9.5           Investors Data

(a)           Investors shall permit Provider to have access to Investors Data solely to the extent Provider requires such access to such data to provide the Services and maintain the MASLs.  Provider may only access and process Investors Data in connection herewith or as directed by Investors in writing and may not otherwise modify Investors Data, merge it with other data, commercially exploit it, or otherwise use such data, other than as specified herein or as directed by Investors in writing.

(b)           Provider understands and agrees that nothing contained in this Agreement shall affect any ownership right, title, or interest in Investors Data or in any modification, compilation, or derivative work therefrom (collectively, “Data and Modified Data”), and Investors owns all copyright, trademark, trade secrets, and other proprietary rights in the Data and Modified Data.  Provider agrees that all copyrightable aspects of such Data and Modified Data shall be considered “work made for hire” within the meaning of the Copyright Act of 1976, as amended.  Provider hereby assigns to Investors exclusively all right, title, and interest in and to the Data and Modified Data and to all copyright or other proprietary rights therein that it may obtain, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Provider.  Provider also acknowledges that the Parties do not intend Provider to be a joint author of the Data and Modified Data within the meaning of the Copyright Act of 1976, as amended, and that in no event shall Provider be deemed a joint author thereof.  Furthermore, Provider and all Subcontractors will not publish or disclose in any manner privacy and security safeguards related to any Federal, State, or Investors Data or any other data of which Provider or any Subcontractor has custody.

9.6           Cooperation

(a)           The Parties will cooperate with each other and shall make the assignments and execute such other documents as may be appropriate to achieve the ownership and other objectives established in this Section 9, including executing and delivering any documents that the other reasonably requests for transferring or protecting their respective ownership interests.  Each Party shall have the full and sole power to prosecute such applications and to take all other action concerning their respective ownership interests described in this Section 9, and each shall reasonably cooperate, at the other’s expense, in the preparation and prosecution of all such applications and proceedings concerning such ownership interests.

(b)           If at any time either Party brings, or investigates the possibility of bringing, any claim against any third party for infringement of any patent, trademark, copyright, or similar proprietary right of such Party relating to the Services (the “Requester”), including misappropriation of trade secrets and misuse of confidential information, then the other Party, upon the request and at the expense of the Requester, shall reasonably cooperate with and assist the Requester in the investigation of such claim, and to the extent permitted by law and subject to any confidentiality obligations to third parties, provide the Requester with any information relating to the Services in the possession of such Party that may be of use to the Requester in the investigation or pursuit of such claim.

39 of 76

10.          SECURITY AND PROTECTION OF INFORMATION

10.1 Security

10.1.1     Security and Policies

At all times during the Term, Provider shall provide all Services, and use all resources related thereto, in accordance with Schedule K.  To the extent that any Provider security requirement conflicts with Schedule K, Schedule K will supersede any Provider security requirements with respect to the provision of the Services.  The Parties may periodically update Schedule K to reflect changes in the operations or procedures described therein.  Updates of Schedule K shall be provided to the other Party for its review.  To the extent that an Investors change to Schedule K may materially interfere with or materially degrade Provider’s provision of the Services or have a materially detrimental impact on Provider’s cost of providing the Services or time for delivery of the Services, the Parties shall mutually agree to any requested change pursuant to the change management procedure specified in Section 7.4 of this Agreement, prior to adopting such change(s) with respect to this Agreement.

The operation of Provider vehicles or private vehicles of Provider personnel on Investors’ property shall conform to posted and other regulations and safe driving practices.  Vehicular accidents on Investors’ property and involving Provider personnel shall be reported promptly to the appropriate Investors security personnel.  The operation of Investors vehicles or private vehicles of Investors personnel on Provider’s property shall conform to posted and other regulations and safe driving practices.  Vehicular accidents on Provider’s property and involving Investors personnel shall be reported promptly to the appropriate Provider security personnel.

40 of 76

10.1.2              Information Access

Prior to performing any Services, Provider personnel (including personnel of any Subcontractors) who will access Investors computer data and software, including Investors Data, shall execute the Provider’s agreements and forms concerning access protection and data/software security consistent with the terms and conditions of this Agreement.  Provider promises that at all times during the Term, it, and its employees, agents, and Subcontractors, shall comply with Schedule K regarding data access and security, including those prohibiting or restricting remote access to Investors systems and data.  Investors shall authorize and Provider shall issue any necessary information-access mechanisms, including access IDs and passwords and Provider agrees that the same shall be used only by the personnel to whom they are issued.  Provider shall provide to such personnel only such level of access as is reasonably required to facilitate the tasks and functions for which such personnel are responsible.  Provider shall from time to time, upon request from Investors but at least quarterly, provide Investors with an updated list of those Provider personnel having access to Investors’ systems, software, and Investors Data.  Investors Data, provided by Investors or accessed by Provider personnel, shall be used by Provider personnel only in connection with Provider’s obligations hereunder, and shall not be commercially exploited by Provider in any manner whatsoever.  In addition to any other remedies available under this Agreement, failure of Provider to comply with the provisions of this Section 10 may result in Investors restricting offending personnel from access to Investors computer systems or Investors Data.

10.1.3              Background Checks

If Provider assigns, as a resource, Persons (whether employees, independent contractors, or agents), other than Transitioned Employees, to perform full time work at any Investors In-Scope Location, Provider shall conduct a background check, as permitted by law, on all such Persons before Investors will grant access to such In-Scope Location.  Such background check shall be in the form generally used by Provider in its initial hiring of employees or contracting for independent contractors, as applicable, during the employment-screening process but must, at a minimum, have been performed within the preceding twelve (12) month period prior to such assignment.  On an annual basis, Provider’s human resources manager for this Agreement shall certify Provider’s compliance with the requirements of this Section 10.1.3.

10.1.4              Other Policies

While on Investors’ In-Scope Locations, and with regard to the processing and handling of Investors Data, Provider shall, and shall cause its Subcontractors and employees to, abide by all Investors policies that may be reasonably established by Investors from time to time and communicated to Provider; provided, however, new policies that materially increase Provider’s costs, or otherwise materially impact the Services, shall be subject to the change management procedures described in Section 7.4.  Additionally in the event a particular Provider employee or subcontractor employee does not agree to abide by a particular policy that individual can be removed from performing Services under this Agreement.

10.1.5              Minimum Security Standards and Audit

Investors, or Investors’ authorized representatives that are not competitors of Provider in the IT markets with respect to the provision of services similar to the Services and who agree to Provider’s Confidentiality Agreement attached as Schedule V (“Audit Representatives”), shall have the right, once during any twelve (12) month period within the Term and with reasonable advance notice (which Investors shall make commercially reasonable efforts to ensure that such advance notice is not less than ten (10) business days), to perform an operational audit of the IT environment used to provide the Services (“IT Internal Audit”).

Investors and Investors’ Audit Representatives shall also have the right to perform scheduled audits of the IT environment used to provide the Services (“IT Scheduled Audits”).  The IT Scheduled Audits shall include, but shall not be limited to, the following type of audits: [*].  The schedule of IT Scheduled Audits for 2004 -2005 is attached as Schedule Z.  Schedule Z will be updated every calendar year.

41 of 76

Any regulatory body that has jurisdiction over Investors activities (“Regulators”) shall also have the right, at any time to perform an audit of the IT environment used to provide the Services (“IT Regulatory Audits”).

With regard to the IT Internal Audit, IT Scheduled Audits and the IT Regulatory Audits (collectively, “IT Audits”), Investors shall make reasonable efforts to ensure that any such IT Audit shall be scheduled so as to minimize the disruption to Provider’s business operation or Provider is excused from it’s duties or obligations to the extent they are affected by such audit assistance and to the extent the parties agree.  A request for Provider to provide assistance with an IT Audit will be considered a Work Order or Initiative if such IT Audit assistance results from a change in Investors’ audit requirements or information is required to be provided in a format different from the format normally used by Provider and Investors.  Provider shall also grant Investors, Regulators and any Audit Representative such necessary access to Provider’s records and other documents of Provider and its Subcontractors, as they relate to the IT environment, or as they may be required to comply with the IT Audits.  At Investors’ or Regulators request, Provider shall provide: (i) such documents, data, or information on such media as Investors might reasonably request that pertain to the IT Audit; (ii) copies (hard copy, optical, magnetic disk or tape, as appropriate) of all documents, data, or information on such media as Investors might reasonably request that pertain to the IT Audit; and (iii) such assistance as reasonably requested in order to perform such IT Audit; provided, however, that the Parties shall endeavor to arrange such assistance in such a way that it does not interfere with the performance of Provider’s duties and obligations hereunder.  Further, with regards specifically to any IT Regulatory Audits, Provider shall endeavor to respond to any Regulators driven request within the time period specified by such Regulator (which in some cases may be twenty four (24) hours).  Provider shall make reasonable efforts to cause any Provider Subcontractor to comply with the foregoing provisions to the extent necessary to complete the IT Audit.  Notwithstanding any other provision in this Section 10.1.5 to the contrary, Investors and its Audit Representatives shall have no access to Provider’s (or Provider’s Subcontractors’) Internal Confidential Information, and Provider reserves the right to decline auditor requests or access (other than a request by a Regulator) that Provider reasonably believes may disrupt Provider’s business operations.

10.2   Protection of Confidential Information

10.2.1              Nondisclosure; Policies and Procedures

All Confidential Information shall be deemed the sole property of the Party disclosing the Confidential Information (“Disclosing Party”) and shall be used solely by the Party receiving the Confidential Information (“Receiving Party”), or any of its Subcontractors, for the purpose of performing its obligations under this Agreement, and shall not be published, transmitted, released, or disclosed by Receiving Party (or its Subcontractors) to any other Person without the prior written consent of the Disclosing Party, which consent the Disclosing Party may withhold in its sole discretion.

Receiving Party shall use the same care to prevent disclosure of the Disclosing Party’s Confidential Information, as it uses to prevent disclosure of its own information of a similar nature, but in no event less than a reasonable degree of care.  With regards specifically to Provider, reasonable degree of care shall include but shall not be limited to implementing the policies and procedures described in Section 10.1.1 and 10.1.2 hereof.

10.2.2              Disclosure Requests

Subject to applicable law, any and all requests from a Receiving Party, from whatever source, for copies of or access to, or other disclosure of, a Disclosing Party’s Confidential Information shall be promptly submitted to the Disclosing Party for disposition.

10.2.3.    Permitted Disclosure

Notwithstanding the above provisions of Section 10.2.1, Receiving Party may disclose Confidential Information to its employees, agents, and Subcontractors: (i) who have a need to know such Confidential Information in order to perform their duties under this Agreement; and (ii) who agree to be bound by substantially similar confidentiality requirements by which Receiving Party is bound under this Agreement.

42 of 76

Subject to the terms of Section 13.3, Receiving Party shall be liable for the acts or omissions of its Subcontractors and employees with respect to such Confidential Information.

10.3   Legally Required Disclosure

Notwithstanding any provision herein, either Party may disclose Confidential Information of the other Party to the extent disclosure is based on the good faith written opinion of such Party’s legal counsel (which may include in-house counsel) that disclosure is required by law or by order of a court or governmental agency; provided, however, that such Party shall give prompt notice of such requirement and use its best efforts to assist the owner of such Confidential Information if the owner wishes to obtain a protective order or otherwise protect the confidentiality of such Confidential Information.  The owner of such Confidential Information reserves the right to obtain a protective order or otherwise protect the confidentiality of such Confidential Information.  For purposes of this Section 10.3, Investors’ in house legal counsel shall act as Investors’ legal counsel.

10.4   Notification

In the event of any disclosure, loss, or destruction of Confidential Information, the Receiving Party shall, promptly upon discovery, notify the Disclosing Party.

10.5   Injunctive Relief

If the Receiving Party publishes, transmits, releases, or discloses any Confidential Information of the Disclosing Party in violation of this Section 10 or if either Party anticipates that the other Party shall violate or continue to violate any restriction set forth in this Section 10, the Disclosing Party may have the right to have the provisions of this Section 10 specifically enforced by any court having equity jurisdiction.  In addition, the Disclosing Party and any individuals that were the subject of such Confidential Information may take all such other actions and shall have such other remedies available to it or them at law or in equity and shall be entitled to such damages as it or they can show have been sustained by reason of such violation.

10.6   Return of Confidential Information

Subject to Section 12 (Disentanglement) and Section 9 (Proprietary Rights), promptly upon the expiration or termination of the Term and at any other time upon written request by the Disclosing Party to the Receiving Party, the Receiving Party shall promptly return to the sole custody of the Disclosing Party, all Confidential Information (or such Confidential Information as specified in such request) of the Disclosing Party then in its possession or control, in whatever form, or, in the case of written request by the Disclosing Party, such Confidential Information specified in such request as then in the Receiving Party’s possession or control, in whatever form.  In addition, unless the Disclosing Party otherwise consents in writing, the Receiving Party shall also deliver to the Disclosing Party or, if requested by the Disclosing Party, shall delete or destroy, any copies, duplicates, summaries, abstracts, or other representations of any such Confidential Information or any part thereof, in whatever form, then in the possession or control of the Receiving Party. Notwithstanding the foregoing: (i) Provider may retain one (1) copy of documentation and data, excluding Investors Data, for archival or evidentiary purposes or warranty support; and (ii) Investors may retain copies of Provider Confidential Information to the extent required by law or regulation or to the extent otherwise permitted under this Agreement.

43 of 76

10.7   Residual Information

The Receiving Party may use in its business activities the ideas, concepts, and know-how contained in the Disclosing Party’s Confidential Information which are retained in the memories of the Receiving Party’s employees who have had access to the Confidential Information pursuant to the terms of the Agreement.

11.                               TERM

11.1   Initial Term; Renewals

11.1.1              Initial Term and Appropriations

The period during which Provider shall be obligated to provide the Services under this Agreement shall commence on the Contract Effective Date (except as otherwise specified herein) and shall end on the Seventh (7th) anniversary of the Contract Effective Date (the “Initial Term”).

11.1.2              Notification of Expiration

Provider shall notify Investors of the expiration of the Initial Term, and of any Renewal Term thereof, not earlier than twelve (12) months, nor later than six (6) months, before the date on which the Term would expire if not renewed.

11.1.3              Renewal by Investors

Investors may, in its sole discretion, extend the Initial Term for up to two (2) successive renewal periods of twelve (12) months each (“Renewal Term”) by providing written notice delivered to Provider at least six (6) months before the end of then-current Term.

11.1.4              Extensions by Investors

Investors may, at its sole option and discretion, upon at least  [*] calendar days’ notice to Provider, extend the effective date of any expiration or termination of the Term for successive periods of not less than [*] calendar days each, with such extension periods not to exceed a period of time that is the lesser of: (i) [*] calendar days in the aggregate, or (ii) [*] calendar days after the [*] Contract Year.  Each such extension shall be upon the same terms and conditions in effect immediately prior to such extension.  Any adjustments to the Annual Service Fees applicable to any extension period shall be mutually agreed by the Parties, consistent with the pricing methodology set forth in Schedule E.  In the event the Parties are unable to agree on such applicable Annual Service Fees, the Annual Service Fees shall be the same Annual Service Fees as were applicable in the immediately preceding Contract Year or extension period, as the case may be, subject to any ECA increase (if any) in accordance with Schedule E.

11.2   Early Termination

11.2.1              For Convenience

Investors shall have the right to terminate as to any category of Services described in this Agreement (i.e., any Services described in any section thereof) or in any Services Schedule, for its convenience, or to end the Term for its convenience, effective at 11:59 p.m. on the intended date of termination (the “Termination Date”), by delivering to Provider a written notice of termination (the “Termination Notice”) at least [*]calendar days before the Termination Date.  In the event Investors terminates all of the Services and the Term solely for its convenience (“Termination for Convenience”), and Provider has performed all of its obligations (including its Disentanglement obligations), Investors shall pay to Provider on or before the [*]  calendar day after the Termination Date, an amount determined in accordance with Schedule E.  In the event Investors elects to terminate any category of Service (but not all Services in the aggregate) pursuant to the terms hereof, Provider shall perform its Disentanglement obligations hereunder to the extent applicable to the Service or Services being terminated.  In the event Investors elects to terminate a category of Service described in this Agreement, rather than all of the Services, the charge associated with the termination of such category or

44 of 76

Service shall instead be an amount determined in accordance with Schedule E, with respect thereto.  In the event Investors elects to terminate a certain category of Service the Agreement will be amended to reflect the adjusted Annual Services Fees, SLRs and other affected areas of the Agreement.  The effective date for Termination for Convenience will be no earlier than [*], after Provider’s receipt of such notice.

11.2.2              For Missed MASLs

Investors shall also have the right, without payment of any Termination Fee or any other additional fees, to terminate any portion of the Services with respect to which Provider’s performance has been, during any [*] of then-preceding [*] measurement periods, by a percentage below any single applicable “Critical MASLs” (as defined in Schedule F) and it has been determined through a root cause analysis that Provider was the predominant cause of that failure.  The percentage below the Critical MASL will be identified in Schedule F.  In the event Investors elects to terminate any portion of Service (but not all Services in the aggregate) pursuant to the terms hereof, Provider shall perform its Disentanglement obligations hereunder to the extent applicable to the Service or Services being terminated.

11.3   Change of Control of Provider

In the event of a Change in Control of Provider resulting from a single transaction or series of related transactions, Investors shall have the right to end the Term by sending a Termination Notice to Provider at least ninety (90) calendar days prior to the Termination Date, provided that Investors authorizes such termination based on its reasonable determination that (i) the continued provision of the Services by Provider as a result of such Change in Control is not in the best interests of Investors, or (ii) the surviving entity will be incapable of providing the Services in compliance with the SLRs as a result of such Change of Control.  Except as provided in this Section 11. 3, no termination pursuant to this Section 11.3 shall require Investors to make any payments to Provider not otherwise required under Section 6 hereof.  In the event Investors terminates the Services pursuant to this Section, Provider shall continue to perform its Disentanglement obligations hereunder until they are fulfilled. Solely for purposes of this Section 11.3, “Control” shall mean the legal, beneficial, or equitable ownership, direct or indirect, of more than fifty percent (50%) of the assets of Provider;  “Change in Control” shall mean that Provider has divested all or substantially all of the assets and business of Provider’s “Global Services” division (or any Provider division that is responsible for providing fifty percent (50%) or more of the Services under this Agreement), other than a corporate reorganization such that the Provider retains Control of such division.

11.4   Termination for Default

Section 20.1 hereof notwithstanding, the Term may be ended by either Party by a Termination Notice delivered to the other Party if the other Party (“Defaulting Party”) commits a Default (as applicable to each Party).  Notice of Default will be delivered to Defaulting Party within sixty (60) calendar days of a Party becoming aware of the Default.  If the Default is not cured during the applicable cure period, the Party not in Default (“Non-Defaulting Party”) may terminate this Agreement by providing the Defaulting Party with written notice within sixty (60) calendar days after the expiration of the applicable cure period, declaring termination of this Agreement for Default under this Section, effective on the date stated in such notice.  Such effective date will be no later than one hundred twenty (120) calendar days after the Defaulting Party’s receipt of such notice of termination for Default.

Termination shall be effective at 11:59 p.m. on the Termination Date specified in the Termination Notice, subject to the provisions of Section 20.4 hereof; provided, however, that Provider shall continue to perform its Disentanglement obligations hereunder until they are fulfilled.  No termination by Investors pursuant to this Section 11.4 shall be deemed a Termination for Convenience subject to Section 11.2.1 or otherwise require Investors to make any payments to Provider not otherwise required under Section 6 or Schedule E hereof.  Subject to Section 13, termination shall not constitute a Party’s exclusive remedy for Default, and the Non-Defaulting Party shall not be deemed to have waived any of its rights accruing hereunder prior to such Default.

45 of 76

11.5   Termination for Force Majeure Event

If a delay or interruption of performance by Provider results from its experiencing a Force Majeure Event despite Provider’s use of its commercially reasonable efforts, Investors may either:

(a)                                  procure such Services from an alternate provider until Provider is able to provide the Services.  Subject to Section 13.5 (Force Majeure Events) below, Provider will reimburse Investors for payments to such alternate provider for such Services, provided Investors has acted reasonably in procuring such alternate services, for the lesser of [*] or the remainder of the Term; or

(b)                                 terminate this Agreement or the affected categories of Service (in whole or in part) by providing Provider with a written notice of termination and paying Provider for any Unrecovered Start-Up Expenses, and any reasonable and necessary out-of-pocket expenses associated with ramp-down costs.

Such termination shall be effective at 11:59 p.m. on the Termination Date, by delivering to the party affected by such Force Majeure Event (“Affected Party”) a Termination Notice specifying the Termination Date; provided, however, notwithstanding Section 11.5 (b) above, that Provider shall continue to perform its Disentanglement obligations in respect of such terminated Services until such obligations are fulfilled.  Except as provided in this Section 11.5, no termination pursuant to this Section 11.5 shall require Investors to make any payments to Provider not otherwise required under Section 6 hereof.  In the event Investors terminates the Services pursuant to this Section, Provider shall continue to perform its Disentanglement obligations hereunder until they are fulfilled.

11.6 Termination by Provider Other than for Default

Other than for reasons of an Investors’ Default, Provider may not, for any other reason whatsoever, terminate the Term prior to its expiration, terminate this Agreement, or otherwise repudiate this Agreement or refuse to perform its obligations hereunder.  Termination due to Investors’ Default shall be effective at 11:59 p.m. on the Termination Date specified in the Termination Notice, and notwithstanding the provisions of Section 20.4 hereof.

12.                               DISENTANGLEMENT

12.1   General Obligations

Provider shall accomplish a complete transition of the Services being terminated from Provider and the Subcontractors to Investors, or to any replacement supplier designated by Investors, without any material interruption of or any material adverse impact on the Services (at a minimum, providing that the Services do not fall below any MASL) or any other services provided by third Parties (the “Disentanglement”).  Provider shall cooperate with Investors and any new service supplier and otherwise promptly take all steps required to assist Investors in effecting a complete Disentanglement.  Provider shall provide all information regarding the Services or as otherwise needed for Disentanglement, including data conversion, interface specifications, and related professional services.   Provider shall provide for the prompt and orderly conclusion and/or transfer of all work, as Investors may direct, including completion or partial completion of projects, documentation of work in process, and other measures to assure an orderly transition to Investors or Investors’ designee.  To the extent that any Disentanglement can be achieved using the existing resources dedicated to providing the Services hereunder, the services related to Disentanglement shall be deemed a part of the Services and shall be performed by Provider at no additional cost to Investors beyond what Investors would pay for the Services absent the performance of the Disentanglement services.  Any additional resources required for Disentanglement will be provided at the rates set forth in Schedule E. Provider’s obligation to provide the Services shall not cease until each of Provider’s Disentanglement obligations set out in this Section 12 and within Section 9, including the performance by Provider of all asset-transfers and other obligations of Provider provided in this Section 12, have been completed.

12.2   Disentanglement Process

The Disentanglement process shall begin on any of the following dates: (i) the date designated by Investors not earlier than one hundred eighty (180) calendar days prior to the end of any Term that Investors has not elected to extend or renew pursuant to Section 11.1; or (ii) the date any valid Termination Notice is delivered, if

46 of 76

Investors elects to terminate any or all of the Services pursuant to Sections 11.2, Section 11.3, Section 11.4, or Section 11.5.  Subject to Section 11.1.4, Provider’s obligation to perform Services, shall expire: (x)  at the end of any Term set forth in Section 11.1; or (y) on the Termination Date, pursuant to Sections 11.2, Section 11.3, Section 11.4 or Section 11.5 (with the applicable date on which Provider’s obligation to perform the Services expires being referred to herein as the “Expiration Date”); provided, however, that Provider shall remain obligated to provide Disentanglement services for up to twelve (12) months after any such Expiration Date, at rates that are the lower of: (1) the applicable rates set forth in Schedule E for the applicable Services; and (2) Provider’s then current commercially-available rates for similar services to other similarly situated customers.  Provider and Investors shall discuss and agree in good faith to a plan for determining the nature and extent of Provider’s Disentanglement obligations and for the transfer of Services in process; provided, however, that Provider’s obligation under this Agreement to provide all Services necessary for Disentanglement shall not be lessened in any respect.  Provider shall make all reasonable efforts to perform its Disentanglement obligations on an expedited basis, if Investors terminates the Term pursuant to Sections 11.3 or Section 11.4.

12.3   Specific Obligations

The Disentanglement shall include the performance of the following specific obligations:

12.3.1              Full Cooperation and Information

Upon Disentanglement, the Parties shall cooperate fully with one another to facilitate a smooth transition of the Services being terminated from Provider to Investors or Investors’ designated replacement supplier.  Such cooperation shall include the provision (both before and after the cessation of Provider’s providing all or any part of the Services under this Agreement) by Provider to Investors of complete, detailed, and sufficient information (including information then being utilized by Provider in providing the Services but excluding Provider’s Internal Confidential Information) for the period of the Disentanglement (up to twelve (12) months) and for up to two (2) months thereafter to enable Investors’ personnel (or that of third parties) to completely assume and continue without any material interruption the provision of the Services.

12.3.2              No Interruption or Adverse Impact

Provider shall cooperate with Investors and all of Investors’ other service suppliers to provide a smooth transition at the time of Disentanglement, with no material interruption of Services, no material adverse impact on the provision of Services or Investors’ activities, no material interruption of any services provided by third parties, and no material adverse impact on the provision of services provided by third parties.

12.3.3              Third-Party Authorizations

Without limiting the obligations of Provider pursuant to Section 9, Provider shall, subject to the terms of any third-party contracts, use commercially reasonable efforts to assist Investors in procuring at no charge to Investors any third-party authorizations necessary to grant Investors the use and benefit of any third-party contracts between Provider and third-party contractors used to provide the Services, pending their assignment to Investors pursuant to Section 12.3.5.

12.3.4              Licenses to Proprietary Software

Upon termination or expiration of Provider’s provision of any Service, Provider shall make the deliveries and grant the licenses provided for in Section 9 to occur upon termination or expiration.

12.3.5              Transfer of Leases, Licenses, and Contracts

Without limiting the obligations of Provider pursuant to Section 9, Provider shall, to the extent of its reasonable ability to do so and at Investors’ expense, convey or assign to Investors or its designee such leases, licenses, and other contracts used by Provider solely in connection with the Services to Investors.  Provider will make reasonable efforts to support such conveyance or assignment without undue financial burden.  Provider’s obligation under this Section 12.3.5 shall include Provider’s performance of all obligations under such leases,

47 of 76

licenses, and other contracts to be performed by it with respect to periods prior to the date of conveyance or assignment.

In addition to its other obligations hereunder, upon termination or expiration of any Service, Provider shall make commercially reasonable efforts to assist Investors in the transition of Services, including in obtaining for Investors’ benefit and at Investors’ cost, such necessary consents from all licensors and lessors to the conveyance or assignment of licenses and leases used by Provider exclusively to provide the Services to Investors (or to assist Investors in obtaining Investors’ own licenses and leases with respect to licenses or leases used by Provider not exclusively to provide Services to Investors), including the right to obtain maintenance (including all enhancements and upgrades) and support with respect to the assets that are the subject of such leases and licenses at the price at which, and for so long as, such maintenance and support is made commercially available to other customers of such third parties whose consent is being procured hereunder.

12.3.6              Delivery of Documentation

Provider shall deliver to Investors or its designee, at Investors’ request and at no charge to Investors, all reasonably necessary documentation and data related to Investors and held by Provider (subject to any third party recipient of any Provider Confidential Information being bound by confidentiality terms reasonably acceptable to Provider), including Investors Confidential Information and Investors Data, and Provider shall destroy all copies of Investors Confidential Information and Investors Data thereof not turned over to Investors.  Notwithstanding the foregoing, Provider may retain one (1) copy of the documentation and data, excluding Investors Data, for archival purposes or warranty support.

12.3.7              Hiring of Employees

Provider shall cooperate with and assist (and shall use commercially reasonable efforts to cause its Subcontractors to cooperate and assist) Investors (or Investors’ designee) in offering employment, at the sole discretion of Investors, to any or all Provider employees (and to any or all employees of Provider’s Subcontractors) that are dedicated to the provision of the Services whether such offers are made at the time of, after, or in anticipation of expiration or termination of the Term.  Subject to Section 3.1.8, Provider shall be solely responsible for, and shall pay, all severance and related payments, if any are payable pursuant to Provider’s standard policies, to any such employees of Provider hired by Investors or its designee, and shall make commercially reasonable efforts to cause the relevant Subcontractors of Provider to pay severance and related payments, if any are payable pursuant to the Subcontractor’s standard policies, to any such employee of a Subcontractor that is hired by Investors or its designee.

12.3.8              Option to Acquire Provider Assets

Provider shall convey to Investors or its designee, from among those Provider Assets located at any In-Scope Location, such Provider Assets as Investors might select at a price that is greater than the remaining lease cost, or if the asset is not under lease, at the fair market value of that Provider Asset selected.  Such Provider Assets shall be provided “as is, where is” and there are no warranties of any kind with respect to the condition, capabilities, or other attributes of such asset, except as otherwise expressly stated in this Agreement.  Provider shall promptly remove from any Investors In-Scope Location any Provider Assets that Investors, or its designee, chooses not to purchase.

12.4   Preparation for Disentanglement

12.4.1              Maintenance of Assets

Provider shall maintain all of the hardware, software, systems, networks, technologies, and other assets utilized in providing Services to Investors (including leased and licensed assets) for which Provider is responsible for maintaining and that may be subject to transfer to Investors upon the termination or expiration of this Agreement, in a condition suitable to provide the Services and in as good condition as that maintained by Provider for its own assets, reasonable wear and tear excepted, and in such locations and configurations as to be readily identifiable and transferable back to Investors or its designees in accordance with the provisions of this Agreement.   In addition, Provider shall insure such assets on Provider sites in accordance with the requirements

48 of 76

of Section 14.  For those Assets owned or leased by Investors, Provider will provide maintenance, if any, according to the maintenance agreements provided by Investors.

12.4.2              All Necessary Cooperation and Actions

Provider shall provide all cooperation, take such additional actions, and perform such additional tasks, as may be necessary to provide a timely Disentanglement in compliance with the provisions of this Section 12, including full performance, on or before the Expiration Date, of Provider’s obligations under this Section.

13.                               REMEDIES; LIMITATIONS OF LIABILITY

13.1   Remedies Cumulative

Except as otherwise expressly limited in Section 13.3 below, or elsewhere in this Agreement, the remedies provided in this Section and elsewhere in this Agreement are neither exclusive nor mutually exclusive, and the Parties shall be entitled to resort to any and all such remedies, and any other remedy or remedies available at law or in equity, by statute or otherwise, individually or in any combination thereof.  No delay in exercising or failure to exercise any right or remedy shall operate as a waiver thereof except where specifically provided herein.

13.2   Attorney’s Fees

The prevailing Party shall be entitled to recover from the non-prevailing Party reasonable attorneys’ fees and costs in connection with any legal proceedings related to this Agreement.

13.3   Limitation of Liability and Disclaimers

Subject to the express provisions and limitations of this Section 13.3, the Parties intend that each Party shall be liable to the other Party for all direct damages incurred as a result of the breaching Party’s failure to perform its obligations under the Agreement.

(a)  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BELOW, THE AGGREGATE CUMULATIVE MONETARY LIABILITY OF EITHER PARTY HEREUNDER FOR ALL CLAIMS ARISING UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE FORM (e.g., CONTRACT, TORT, OR OTHERWISE) IN WHICH ANY ACTION IS BROUGHT, SHALL BE LIMITED IN THE AGGREGATE OVER THE LIFE OF THIS AGREEMENT TO AN AMOUNT EQUAL TO THE ANNUAL SERVICE FEES FOR THE [*] PREVIOUS IN WHICH THE CLAIM AROSE; PROVIDED, HOWEVER, IF THE CLAIM ARISES IN THE FIRST TWELVE (12) MONTHS AFTER THE CONTRACT EFFECTIVE DATE, THE AGGREGATE CUMULATIVE LIABILITY OF EITHER PARTY SHALL BE LIMITED TO THE GREATER OF THE (1) THE ANNUAL SERVICE FEES FOR THE [*] PREVIOUS IN WHICH THE CLAIM AROSE, OR (2) [*].  IF THIS AGREEMENT IS RENEWED OR EXTENDED BY MUTUAL AGREEMENT, BEYOND SEVEN YEARS, THE LIMITATION OF LIABILITY SHALL BE LIMITED IN THE AGGREGATE OVER THE RENEWED OR EXTENSION OF THE TERM, FROM THE DATE OF SUCH RENEWAL OR EXTENSION, TO AN AMOUNT EQUAL TO THE ANNUAL SERVICE FEES FOR THE [*] PREVIOUS IN WHICH THE CLAIM AROSE (INCLUDING ANNUAL SERVICE FEES FROM THE PRIOR TERM IF PAID WITHIN THE [*] PERIOD).  THE FOREGOING LIMITATIONS SHALL NOT APPLY TO: (A) LOSSES SUBJECT TO INDEMNIFICATION UNDER THIS AGREEMENT, (B) LIABILITY ARISING AS A RESULT OF A FAILURE TO COMPLY WITH SECTION 10.2, (C) INVESTORS’ FAILURE TO PAY ANY AMOUNTS DUE OR OWING UNDER THIS AGREEMENT, INCLUDING AMOUNTS THAT WOULD HAVE BEEN DUE FOR SERVICES NOT RENDERED AS A CONSEQUENCE OF INVESTORS’ DEFAULT, (D) ANY DAMAGES FOR BODILY INJURY (INCLUDING DEATH) AND DAMAGES TO REAL AND TANGIBLE PERSONAL PROPERTY FOR WHICH SUCH PARTY IS LEGALLY LIABLE, OR (E) ACTIONS IN EQUITY FOR SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR OTHER APPROPRIATE REMEDIES.

49 of 76

(b) NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT, OR INCIDENTAL DAMAGES, (EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), OR EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT.  NOTWITHSTANDING THE FOREGOING, THIS SECTION 13.3(B) SHALL NOT BE DEEMED TO LIMIT OR AFFECT EITHER PARTY’S INDEMNITY OBLIGATIONS PURSUANT TO SECTION 19.

13.4 Inclusion as Direct Damages

The following shall be considered direct damages and Provider shall not assert that they are indirect, incidental, special, or consequential damages or lost profits to the extent they result from Provider’s failure to provide the Services in accordance with the Agreement[*].  The intention of the foregoing list of “direct damages” is to avoid any doubt on how those types of damages should be classified under this Agreement.  However, the foregoing list of “direct damages” is not intended to be exclusive or exhaustive.

13.5   Force Majeure Events

If a Force Majeure Event is the material contributing cause of a Party’s failure to perform any of its obligations hereunder, such obligations, after notification by such Party to the other Party, shall be deemed suspended to the extent such obligations are directly affected by such Force Majeure Event, until the Force Majeure Event has ended and a reasonable period of time for overcoming the effects thereof has passed; provided, however, that if a Force Majeure Event results in Provider being unable to perform during any period any or all of the Services in accordance with the terms hereof: (i) Investors shall continue to pay for any such Services that Provider is unable to perform due to such Force Majeure Event, (ii) Provider shall, without any additional payment (other than the Annual Service Fees otherwise due Provider for such Services), engage an alternate provider, on an interim basis subject to Section 11.5 (Termination for Force Majeure Events), to perform the Services that Provider is unable to perform as a result of such Force Majeure Event; (iii) Investors shall be entitled to a share of Provider’s resources devoted to returning Provider to full performance of all Services hereunder, that is equal to or greater than that of Provider’s similarly-situated customers; and (iv) Investors shall have the right to terminate this Agreement in accordance with the terms of Section 11.5 (Termination for Force Majeure Events) hereof .  Both Parties shall use commercially reasonable efforts to minimize delays that occur due to a Force Majeure Event.  Other than as set forth above, neither Party shall be excused from those obligations not affected by a Force Majeure Event (including disaster recovery services unless also affected by such Force Majeure Event), and if the Force Majeure Event is predominantly caused by either Party’s failure to comply with any of its obligations under this Agreement or by either Party’s negligence or omission, there shall be no relief from any of that Party’s obligations under this Agreement.

14.                               INSURANCE

Provider shall provide and maintain, during the Term and for such other period as may be required herein, at its sole expense, insurance in the amounts and form described below.  The fact that Provider has obtained the insurance required in this Section 14 shall in no manner lessen nor effect Provider’s other obligations or liabilities set forth in this Agreement, including its obligations to defend, indemnify, and hold Investors Indemnitees harmless in accordance with Section 19 hereof.

14.1   Required General Liability Insurance Coverage

Provider shall procure Commercial General Liability Insurance in the amounts and form set forth below:

14.1.1              Commercial General Liability Insurance

A policy of Commercial General Liability Insurance that provides limits of not less than:

(a)	Per Occurrence:	$[*]

(b)	Project Specific Aggregate:	$[*]

50 of 76

(c)	Products/Completed Operations:	$[*]

(d)	Personal and Advertising Injury:	$[*]

Any deductible or self-insured retention must be disclosed to Investors along with any changes thereto. Any deductible or self-insured retention shall be the responsibility of Provider.

14.1.2              Required General Liability Policy Coverage

Any general liability policy provided by Provider hereunder shall include the following coverage:  (i) premises and operations; (ii) products/completed operations; (iii) contractual liability; (iv) personal injury and advertising injury liability; and (v) severability of interest clause.

14.1.3              Additional Insureds

Any general liability policy provided by Provider hereunder shall name Investors; and the officers, agents, employees, and volunteers of Investors, individually and collectively, as additional insureds.

14.1.4              Primary Insurance Endorsement

The coverage afforded to Provider and Investors under the general liability policy described above shall apply as primary insurance, and any other insurance maintained by Investors, or its officers, agents, employees, and volunteers, or any Investors self-funded program, shall be excess only and not contributing with such coverage.

14.1.5              Form of General Liability Insurance Policies

All general liability policies shall be written to apply to bodily injury, including death, property damage, personal injury, and other covered loss, occurring during the policy term, and shall specifically insure the performance by Provider of its obligations under Section 19. 2 below.

14.2   Business Automobile Liability Insurance

Provider shall procure business automobile liability insurance written for bodily injury and property damage occurring during the policy term, in the amount of not less than [*], combined single limit per accident, applicable to all owned, non-owned, and hired vehicles.

14.3   Statutory Workers’ Compensation and Employers’ Liability Insurance

Provider shall maintain a policy of workers’ compensation coverage for no less than the minimum statutory amount required for the State or States in which Provider’s employees are performing Services on Investors’ behalf, and employers’ liability coverage for not less than [*] per occurrence for all employees of Provider engaged in the performance of Services under this Agreement.  Coverage shall include a mutual waiver of subrogation.

51 of 76

14.4   Property Insurance

Provider shall provide insurance on all property owned by Provider and used to perform Services under this Agreement.  Such policy shall provide “all risk” perils, including flood, and shall be written on a basis of the lesser of the cost of complete repair or one hundred percent (100%) replacement value of the property.  Coverage shall include business personal property, tenant improvements, business interruption, property of others, in the care, custody, and control of the insured, and transit.  Provider shall be responsible for any deductible or self-insured retention.

14.5   General Provisions

14.5.1              Evidence of Insurance

Provider shall, as soon as practicable following the placement of insurance required hereunder, but in no event later than thirty (30) calendar days after the Contract Signing Date, deliver to Investors certificates of insurance evidencing the same, evidencing that Provider has obtained such coverage.  Thereafter, copies of certificates and appropriate separate endorsements (if any) shall be delivered to Investors within thirty (30) calendar days after the expiration thereof.  The provisions of such policies shall constitute Provider Confidential Information; provided, however, such information may be disclosed by Investors to the extent necessary to enforce the terms of this Agreement.

14.5.2              Claims-Made Coverage

If coverage is written on a “claims-made” basis, the certificate of insurance shall clearly so state.  In addition to the coverage requirements specified above, Provider will make all commercially reasonable efforts to provide that:

(a)  The policy’s retroactive date shall coincide with or precede the Contract Effective Date (including subsequent policies purchased as renewals or replacements);

(b)  Similar insurance is maintained during the required extended period of coverage for an extended Term following expiration of the Agreement;

(c)  If insurance required under Section 14 is terminated for any reason, Provider shall purchase a replacement claims-made policy with the same or an earlier retroactive date or shall purchase an extended reporting provision to report claims arising in connection with this Agreement for a minimum of two (2) years following termination or completion of the Services; and

(d)  All claims-made policies shall allow the reporting of circumstances or incidents that might give rise to future claims is permissible.

14.5.3              Notice of Cancellation or Change of Coverage

All certificates of insurance provided by Provider under this Section 14 must evidence that the insurance supplier will give Investors thirty (30) calendar days’ written notice in advance of any cancellation, lapse, reduction, or other adverse change in respect of such insurance.

14.5.4              Qualifying Insurers

All policies of insurance required pursuant to this Section 14 shall be issued by companies that have been approved to do business in State or States in which such insurance would be applicable, unless prior approval is obtained from Investors’ risk manager.

52 of 76

15.                               INVOICES AND REPORTS

15.1   Invoices

15.1.1              General

All invoices submitted by Provider must meet the mutually agreed invoice format and conform to the agreed charges and charging methodologies.  Provider shall submit invoices as specified in this Agreement.  Invoices must reference this Agreement and provide detailed and customized information in accordance with Schedule G.  Such detailed and customized information may include, but not limited to, the separate billing of multiple entities, general fee visibility, and billing requirements that are consistent with Investors’ specific financial requirements and practices.  Invoices shall be accompanied by information and data that support the invoiced Annual Service Fees.   Invoices are payable as follows:

(a)          Investors will pay Provider’s invoices on or before the date (the “Payable Date”) below:

(i)             the last business day of the calendar month in which Investors receives the invoice from Provider, provided Investors receives such invoice on or before the tenth (10th) calendar day of the month; and

(ii)          thirty (30) calendar days after Investors’ receipt of such invoice, if Investors receives such invoice after the tenth (10th) calendar day of the month.

(b)         Investors will pay each invoice by wire funds transfer or other electronic means reasonably acceptable to Provider to an account specified by Provider in writing.

(c)          If any payments or portion thereof (not otherwise disputed by Investors in accordance with Section 6.10) are not received by Provider within five (5) calendar days after the Payable Date,  Investors will also pay Provider a late fee for each calendar day between and including the sixth (6th) calendar day after the Payable Date and the date Provider receives such late payment in full.  The amount of the late fee will be invoiced to Investors and payable in accordance with subsection (a) above.  The late fee will be based on a rate equal to the lesser of:

(i)    two percent (2%) of such payments per every thirty (30) calendar days or portion thereof; or

(ii)          the maximum amount permissible by the applicable law.

Investors may dispute any invoice in accordance with the provisions of this Agreement, and the above late fee shall not apply to disputed amounts.

15.1.2              Fee-Reductions

Any Fee Reductions due in accordance with Section 6.8 of this Agreement will be applied as credits against Provider’s invoices with appropriate information attached.  Any such credits will be applied to Investors’ account in the month following determination of the amount, in accordance with the quarterly billing cycle.

15.1.3              Work Orders

Invoicing with respect to Work Orders that are not subject to the Annual Service Fees shall be consistent with the requirements for such Work Orders approved in accordance with the applicable Work Order.

15.1.4              Initiatives

Invoicing with respect to Initiatives will be consistent with the requirements approved for each Initiative.

53 of 76

15.2   Reports

15.2.1              General

Provider shall furnish Investors with reports described in the Services Schedules (and any ad-hoc reports related to capacity planning, trending analysis, resource utilization and invoice support) at no additional cost and such additional reports that Investors may reasonably request from time to time, provided that Investors pays Provider’s reasonable and necessary costs in providing such additional reports if their preparation requires additional resources.  Schedule G contains sample reports.   Provider’s reports shall also include information regarding: Provider’s performance of the Services; utilization reports, Subcontractor relationships; and End-User satisfaction.  Provider shall promptly (but not later than two (2) business days after gaining knowledge thereof) inform Investors of any deficiencies, omissions, or irregularities in Provider’s performance of the Services (to the extent that such deficiencies, omissions, or irregularities have a material impact on the Services) that come to Provider’s attention.  Provider shall furnish Investors with existing and future non-confidential research and development resources, such as published materials, and industry studies conducted for or by Provider, that come to its attention and pertain to the Services and that might assist Investors in setting its IT policies or requirements.  The Provider Contract Manager shall also advise Investors of other matters of a material nature, that he or she believes would be helpful to Investors in setting or revising its IT policies or requirements.

15.2.2              Media

Provider shall furnish Investors with all reports in both hard copy and electronic form per Investors’ specifications as in effect on the Contract Signing Date and as reasonably requested by Investors from time to time thereafter.

16.                               RECORDKEEPING AND AUDIT RIGHTS

16.1   Recordkeeping

Provider shall maintain complete and accurate records and books of account with respect to this Agreement utilizing GAAP, consistently applied and complying in all respects with all applicable State or Federal laws or regulations.  Such records and books, and the accounting controls related thereto, shall be considered Provider Confidential Information and shall be sufficient to provide reasonable assurance that transactions are recorded so as to permit the preparation of Provider’s financial statements in accordance with GAAP and to maintain accountability for its assets.

Records of Provider’s business shall be maintained by Provider at its project office, and Investors may examine and make extracts of information and copy any part thereof at any reasonable time during normal business hours subject to the limitations set out in Section 6.2.   Provider shall retain and maintain accurate records and documents relating to performance of Services under this Agreement until the latest of: (i) six (6) years after the final payment by Investors to Provider hereunder; (ii) one (1) year following the final resolution of all audits or the conclusion of any litigation with respect to this Agreement; or (iii) such longer time period as may be required of Provider by applicable law or regulation.

16.2   Operational Audit Rights

On an annual basis, Investors or any Audit Representative, shall have the right, at any time and with reasonable advance notice (which Investors shall make commercially reasonable efforts to provide no less than ten (10) calendar days advance notice), to perform an operational audit with respect to Provider’s performance hereunder (“Internal Operational Audit”).   Further, any Regulator shall also have the right, at any time to perform an operational audit with respect to Provider’s performance hereunder (“Regulatory Operational Audits”).

With respect to any Internal Operational Audit or any Regulatory Operational Audits (collectively, “Operational Audits”), Provider shall grant Investors, any Regulators or any Audit Representative, full and complete access to Provider’s records and other documents of Provider and its Subcontractors, as they relate to

54 of 76

this Agreement, or as they may be required in order for Investors to ascertain any facts relative to Provider’s performance hereunder.  At Investors’ request or Regulators request, Provider shall provide: (i) such documents, data, or information on such media as Investors might reasonably request that pertain to the Operational Audits; (ii) copies (hard copy, optical, magnetic disk or tape, as appropriate) of all documents, data, or information on such media as Investors might reasonably request that pertain to the Operational Audits; and (iii) such assistance as reasonably requested in order to perform such Operational Audits; provided, however, that the Parties shall endeavor to arrange such assistance in such a way that it does not interfere with the performance of Provider’s duties and obligations hereunder, or Provider is excused from it’s duties or obligations to the extent they are affected by such audit assistance and to the extent agreed by the Parties.  A request for Provider to provide assistance with Operational Audits will be considered a Work Order or Initiative if such Audit assistance results from a change in Investors’ audit requirements or information is required to be provided in a format different from the format normally used by Provider and Investors.  Further, with regards specifically to any Regulatory Operational Audits, Provider shall endeavor to respond to any Regulator driven request within the time period specified by such Regulator (which in some cases may be twenty four (24) hours).  Operational Audits under this section, that relate to the Annual Service Fees or pricing, shall be subject to the limitations set out in Section 6.2.

Provider shall make reasonable efforts to cause any Provider Subcontractor to comply with the foregoing provisions to the extent necessary to complete the Operational Audit.  Notwithstanding any other provision in this Section 16.2, Investors and its Audit Representatives shall have no access to Provider’s Internal Confidential Information.

17.                               LEGAL COMPLIANCE

17.1   Compliance with All Laws and Regulations

Both Provider and Investors shall at all times perform their obligations hereunder in compliance with all applicable Federal, State, and local laws and regulations of all applicable jurisdictions (collectively, “Laws”), and in such a manner as not to cause the other to be in violation of any applicable laws or regulations including any applicable requirements of any Federal, State, or local authority.  No provision of this Agreement, including any Work Order, shall have any force or effect if it would cause a violation of any Federal or State law, ordinance, statute, rule, regulation, or order, or would require any consent or approval to prevent any such violation.  However, with respect to Provider, the foregoing compliance obligations shall only be to (a) comply with such Laws applicable to businesses in such jurisdiction generally (such as, by way of example, employment laws); and (b) comply with such Laws applicable to Provider in its role as a provider of information technology outsourcing services generally, and (c) specifically to data privacy laws or Laws applicable to Provider by virtue of the nature of Investors’ business to the extent those laws are made known to Provider.  If Provider’s compliance with a particular Law requires a material change to the method in which Services hereunder are delivered, Investors shall notify Provider of such requirement and such requirement and such change shall be made pursuant to the change management process set forth in Section 7.4 of this Agreement.

17.2   Provider Permits and License

Provider shall obtain and maintain, and shall cause its Subcontractors to obtain and maintain, at no cost to Investors, all approvals, permissions, permits, licenses, and other forms of documentation required in order to comply with all existing foreign or domestic statutes, ordinances, and regulations, or other laws, that may be applicable to performance of Services by Provider hereunder, to the extent of Provider’s obligation to comply with Laws as described in Section 17.1.  Investors reserves the right to reasonably request and review all such permits and licenses prior to the commencement of any Services hereunder.  If requested, Investors shall cooperate with Provider, at Provider’s cost and expense, to obtain any such approvals, permits, and licenses.

17.3   Hazardous Materials

Each Party shall be responsible for its own compliance with all Environmental Laws and all other laws, rules, regulations, and requirements regarding Hazardous Materials, health and safety, notices, and training (required by law) in connection with the Services.  Neither Party shall store any Hazardous Materials at any

55 of 76

facility of the other for periods in excess of ninety (90) calendar days or in violation of the applicable site storage limitations imposed by Environmental Law.  Each Party agrees to take, at its expense, all reasonable actions necessary to protect third parties, including, without limitation, employees and agents of the other, from any exposure to Hazardous Materials generated or utilized in its performance under this Agreement.  Provider agrees to report to the appropriate governmental agencies all discharges, releases, and spills of Hazardous Materials that are required to be reported by Provider pursuant to any Environmental Law and if the discharge, release or spill occurs on Investors facility to immediately notify Investors of same.  Provider shall not be liable to Investors for Investors’ failure to comply with, or violation of, any Environmental Law.

18.                               REPRESENTATIONS AND WARRANTIES

18.1   Provider Representations, Warranties, and Related Covenants

18.1.1              Performance of the Services

Provider represents and warrants that (i) it is capable in all respects of providing and shall provide all Services in a professional, and workmanlike manner consistent with commercially reasonable standards of quality and integrity; and (ii) no amendment to this Agreement or additional cost or expense shall be required by Provider during the Term in order for it to be able to perform the Services as set forth in the Baselines set forth in Schedule E and in accordance with the MASLs.

18.1.2              Y2K Compliance

Provider warrants that any Provider logoed hardware or software made available by Provider to its customers, which is provided to Investors pursuant to this Agreement, when used in accordance with Provider associated documentation, is capable of correctly processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries, provided that all products (for example, hardware, software, and firmware) used with such hardware or software properly exchange accurate date data with it.

18.1.3              Conflict of Interest

(a)  Provider represents, warrants, and agrees that Provider, its Affiliates, and any employee of either associated with the delivery of the Services to Investors, shall have, and shall acquire, no contractual, financial, business, or other direct interest, that would materially conflict in any manner or degree with Provider’s performance of its duties and responsibilities to Investors under this Agreement or otherwise create an appearance of impropriety with respect to the award or performance of this Agreement.  Provider shall promptly inform Investors of any such interest upon becoming aware of such conflict.

(b)  Provider represents, warrants, and agrees that:

(i)             No Abuse of Authority for Financial Gain. That neither Provider, nor any of its Affiliates, nor any employee of either, has used or shall use any Investors Confidential Information acquired in the performance of the Agreement to obtain financial gain for Provider, or any such Affiliate or employee, or a member of the immediate family of any such employee, other than (1) the amounts due Provider pursuant to this Agreement, (2) as permitted in the Agreement, and (3) the compensation Provider and its Affiliates pay their employees.

(ii)          Independent Prices. The prices presented in the Provider response to Investors request for proposal were arrived at independently, without consultation, communication, or agreement with any other proposer for the purpose of restricting competition; the prices quoted were not knowingly disclosed by Provider to any other proposer; and no attempt was made by Provider to induce any other Person to submit or not to submit a proposal for the purpose of restricting competition.

(iii)       No Payment Tied to Award. Provider has not paid or agreed to pay any Person, other than bona fide employees working solely for Provider, any fee, commission, percentage, brokerage fee,

56 of 76

gift, or any other consideration, contingent upon or resulting from the award or making of this Agreement.

18.1.4              Litigation and Service of Process

Provider represents that Provider is unaware of any pending or anticipated civil or criminal litigation in any judicial forum that involves Provider or any of its Affiliates or Subcontractors that may adversely affect Provider’s ability to perform its obligations under this Agreement.  Provider shall notify Investors, as soon as reasonably practicable of Provider’s knowledge of its occurrence, of any such pending or anticipated civil or criminal litigation that Provider reasonably determines may adversely impact the Provider’s ability to perform the Services.  Provider shall notify Investors, as soon as reasonably practical after process is served on Provider in connection with this Agreement, including any subpoena of Provider’s records, and shall send a written notice of the service together with a copy of the same to Investors as soon as reasonably practical.

18.1.5              Legal and Corporate Authority

Provider represents and warrants that: (i) it is a New York corporation, and is qualified and registered to transact business in all locations where the performance of its obligations hereunder would require such qualification; (ii) it has all necessary corporate powers, and authority to enter into and perform this Agreement, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action of the respective Provider’s corporation; (iii) the execution of this Agreement by Provider shall not violate any law, statute, or regulation and shall not breach any agreement, covenant, court order, judgment, or decree to which Provider is a party or by which it is bound; and (iv) that it owns or leases and covenants that it shall own or lease, free and clear of all liens and encumbrances, other than lessors’ interests, or security interests of Provider’s lenders, all right, title, and interest in and to the tangible property that Provider intends to use or uses in relation to the Services.

18.2                           Investors’ Representations, Warranties, Covenants and Disclaimers

18.2.1              Legal and Corporate Authority

Investors represents and warrants that:  (i) it is a Massachusetts Trust Company, and is qualified and registered to transact business in all locations where the performance of its obligations hereunder would require such qualification; (ii) it has all necessary corporate powers, and authority to enter into and perform this Agreement, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action of Investors’ corporation; (iii) the execution of this Agreement by Investors shall not violate any law, statute, or regulation and shall not breach any agreement, covenant, court order, judgment, or decree to which Investors is a party or by which it is bound; and (iv) that it owns or leases and covenants that it shall own or lease, free and clear of all liens and encumbrances, other than lessors’ interests, or security interests of Investors lenders, all right, title, and interest in and to the tangible property that Investors intends to use or uses in relation to the Services.

18.2.2              Disclaimer

Investors does not make any representation or warranty, express or implied, with respect to the skills, capabilities, or medical or other condition (with the exception of job title, salary information, description of benefits and terms of employment) of any of the Transitioned Employees.  All hardware, software, networks, and other IT-related assets made available or conveyed by Investors to Provider under this Agreement are made available or conveyed to Provider “AS IS, WHERE IS” and there are no warranties of any kind with respect to the condition, capabilities, or other attributes of such items, except as otherwise expressly stated in this Agreement.

18.2.3              Conflict of Interest

Investors represents, warrants, and agrees that neither Investors, nor any of its Affiliates, nor any employee of either, has used or shall use any Provider Confidential Information acquired in the performance of the Agreement to obtain financial gain for Investors, or any such Affiliate or employee, or a member of the

57 of 76

immediate family of any such employee, other than (1) the amounts due Investors pursuant to this Agreement, (2) as permitted within the Agreement, and (3) the compensation Investors and its Affiliates pay their employees.  Investors has not paid or agreed to pay any Person, other than bona fide employees working solely for Investors, any fee, commission, percentage, brokerage fee, gift, or any other consideration, contingent upon or resulting from the award or making of this Agreement.

18.2.4              Acquired Assets and Leases

(a)                      Investors represents and warrants that as of the Contract Effective Date, it has clear title to all Acquired Assets and it transfers all right, title, and interest in such Acquired Assets to Provider, free of all liens and encumbrances; and the Acquired Assets have been maintained in accordance with the applicable manufacturer’s maintenance requirements.

(b)                     Investors represents and warrants that all obligations with respect to the Leases accruing, or attributable to periods, prior to the Contract Effective Date have been satisfied.

“Acquired Assets” are listed in the attached Schedule L.

18.3   Warranty Disclaimer

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES BY EITHER PARTY.  THERE ARE NO IMPLIED WARRANTIES OR CONDITIONS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.

19.                               INDEMNIFICATION

19.1   Technology Indemnification by Provider

Provider shall indemnify, defend, and hold Investors Indemnitees harmless from, and shall pay all settlements and final damages and cost awarded against any of them, arising out of any claim brought by any third party against any of them for actual or alleged infringement of any patent, trademark, copyright, or similar proprietary right, including misappropriation of trade secrets, based upon any Provider Underlying Works, Provider Vendor Software, and/or Work Product used by Provider in providing the Services (collectively, “Infringement Claim”); and Provider shall defend, indemnify, and hold Investors Indemnitees harmless from and against any and all claims, demands, judgments, awards, fines, mechanics’ liens or other liens, liabilities, losses, cost, damages, and expense, including reasonable attorneys’ fees and disbursements and court costs (collectively, “Losses”), associated with any such claim or action incurred by any of them in connection with any such Infringement Claim.  Also, notwithstanding the foregoing, Provider shall defend, indemnify, and hold harmless Investors Indemnitees from and against all Losses that could have been avoided by moving to a new release or version of the infringing software and Provider was offered the new release or version and did not move to the same; provided, however, that if the decision not to move to the new release or version was an Upgrade Disapproval, then Provider shall have no liability to indemnify Investors due solely to its failure to upgrade the infringing software.  In the event that Investors’ right to use any such technology is enjoined, Provider may, in its reasonable discretion and at Provider’s sole expense: (i) procure a license to enable Investors to continue to use such technology; (ii) develop or obtain a non-infringing substitute reasonably acceptable to Investors; or (iii) discontinue such Services as are prevented by the unavailability of such technology and the Parties will mutually agree, in good faith, to an equitable adjustment in Annual Service Fees.  Provider shall have no obligation with respect to any claim or action to the extent that it is based solely upon:  (w) modification of a program or machine by Investors, any third-party supplier of Investors, or any agent of Investors that was not approved by or requested by Provider; (x) Investors’ combination, operation, or use with apparatus, data, or programs neither furnished nor approved by Provider; (y) the use by Investors of any software provided by any third party other than in accordance with relevant software licenses; or (z) the use of software owned by or licensed to Investors by a party other than Provider.  Provider shall have no obligation with respect to any Infringement Claim or Loss to the extent that it is based upon any Assigned Contract, as it exists as of the Contract Signing Date.

58 of 76

19.2   Injury, Property, or Other Damage

Without limiting either Party’s obligations with respect to insurance as provided in Section 14 hereof, each Party shall indemnify, defend, and hold the other Party’s Indemnitees harmless with respect to any and all Losses related to any third-party claim alleging bodily injury or death, damage to tangible personal or real property, or any other damage, notwithstanding the form in which any such action is brought (e.g., contract, tort, or otherwise), to the extent such injuries or damages arise directly or indirectly from acts, errors, or omissions that constitute negligence, willful misconduct, or violations of law, by the Party or its personnel, agents, or Subcontractors.

19.3   Third-Party Contracts

Each Party shall indemnify, defend, and hold the other Party’s Indemnitees harmless from and against any and all Losses based upon, or related to, third-party claims based upon an alleged breach by a Party of any agreement with any third party, including an alleged breach by a Party prior to the Contract Signing Date with respect to any Assigned Contract.

19.4   Transitioned Employees

Each Party shall indemnify, defend, and hold the other Party’s Indemnitees harmless from and against any Losses sustained by or incurred by such Party’s Indemnitees, as a result of any claim by a Transitioned Employee to the extent such person’s claim is based upon an act by a Party or its Subcontractors after the Hire Date.

19.5   Hazardous Material

The Parties shall indemnify, defend, and hold the other Party’s Indemnitees harmless from and against any claim by any third party and any and all Losses sustained or incurred by such Party’s Indemnitees as a result of the other Party’s breach of its obligations under Section 17.3.

19.6   Proprietary Information Disclosure

Provider shall indemnify, defend, and hold Investors Indemnitees harmless from and against any and all Losses based upon or resulting from any third-party claim or challenge with respect to disclosure of Confidential Information as a consequence of Provider’s breach of its obligations under Section 10.2.

19.7   Investors Technology

Investors shall indemnify, defend, and hold Provider Indemnitees harmless from, and shall pay all settlements and final damages and cost awarded against any of them, arising out of any claim brought by any third party against any of them for actual or alleged infringement of any patent, trademark, copyright, or similar proprietary right, including misappropriation of trade secrets, based upon Investors Proprietary Systems or Investors-Vendor Software provided to Provider by Investors either before or after the Contract Signing Date.  In the event that Provider’s right to use such Investors Proprietary System or Investors-Vendor Software is enjoined, Investors may, in its reasonable discretion and at Investors’ sole expense: (i) procure a license to enable Provider to continue use of such technology, (ii) develop or obtain a non-infringing replacement, or (iii) discontinue such Services as are prevented by the unavailability of such technology and the Parties will mutually agree, in good faith, to an equitable adjustment in Annual Service Fees.  Investors shall have no obligation with respect to any claim or action to the extent it is based solely upon:  (i) modification of the software by Provider or any of its Affiliates or Subcontractors; or (ii) Provider’s combination, operation, or use of such software with Provider-approved apparatus, data, or programs.  Investors shall have no obligation with respect to any claim or action to the extent that it is based upon: (w) modification of the software by Provider or any of its Affiliates or Subcontractors; (x) Provider’s combination, operation, or use of such software with Provider-approved apparatus, data, or programs; (y) the use by Provider of any software provided by any third party other than in accordance with relevant software licenses; or (z) the use of software owned by or licensed to Provider by a party other than Investors.  As between Provider and Investors, Investors shall have no obligation with respect to any Assigned Contract, after the Contract Signing Date.

59 of 76

19.8   General Obligation

If any legal action governed by this Section 19 is commenced against a Provider Indemnitee or Investors Indemnitee (“Party Indemnitee”), such Party shall give written notice thereof to the indemnifying Party promptly after such legal action is commenced; provided, however, that failure to give prompt notice shall not reduce the indemnifying Party’s obligations under this Section 19, except to the extent the indemnifying Party is prejudiced thereby.  After such notice, if the indemnifying Party shall acknowledge in writing to the other Party that the right of indemnification under this Agreement applies with respect to such claim, then the indemnifying Party shall be entitled, if it so elects in a written notice delivered to the other Party not fewer than ten (10) calendar days prior to the date on which a response to such claim is due, to take control of the defense and investigation of such claim and to employ and engage attorneys of its choice, that are reasonably satisfactory to the other Party, to handle and defend same, at the indemnifying Party’s expense.  The Party Indemnitee shall cooperate in all reasonable respects with the indemnifying Party and its attorneys in the investigation, trial, and defense of such claim and any appeal arising therefrom; provided, however, that the Party Indemnitee may participate, at its own expense, through its attorneys or otherwise, in such investigation, trial, and defense of such claim and any appeal arising therefrom.  No settlement of a claim that involves a remedy other than the payment of money by the indemnifying Party shall be entered into by the indemnifying Party without the prior written consent of the Party Indemnitee, which consent may not be unreasonably withheld.  If the indemnifying Party does not assume the defense of a claim subject to such defense as provided in this Section, the indemnifying Party may participate in such defense, at its expense, and the Party Indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the expense of the indemnifying Party.

20.                               DISPUTE RESOLUTION

20.1   Resolution Process

If a Problem or dispute arises, the Parties’ respective designated representatives shall attempt to resolve the Problem.  If such Problem cannot be promptly resolved, Investors’ Representative and Provider’s Contract Manager shall discuss and endeavor to resolve such Problem.  If the Parties have resolved the Problem, the Investors’ Representative and Provider’s Contract Manager shall mutually agree to a Problem Resolution Report and each Party shall commence the resolution of the Problem in accordance therewith.  In the event the Provider Contract Manager and Investors’ Representative have failed to resolve the Problem within ten (10) calendar days after the referral of the Problem to them, the Parties shall refer the Problem to the Management Committee for resolution.  If the Management Committee is unable to resolve the dispute within ten (10) business days of its receipt of the Problem, the dispute will be referred in writing to the Senior Executive Contacts of each Party for their review and resolution.   Investors and Provider will exercise reasonable, good faith efforts to resolve the dispute throughout the dispute resolution process outlined above.  Provider and Investors may not initiate formal proceedings for the resolution of such dispute until the earlier of: (a) the Senior Executive Contacts’ joint written conclusion that amicable resolution through continued negotiation is unlikely; (b) thirty (30) calendar days after the written referral to such Senior Executive Contacts was made; or (c) ninety (90) calendar days before the limitations period governing any such cause of action relating to such dispute would expire.  The determination of a mutually acceptable resolution, through this process with respect to the Problem shall be binding on the Parties.

20.2   Legal Action

If any Problem or other dispute, arises between the Parties, and the disputed matter has not been resolved by the Senior Executive Contacts of each Party as specified in Section 20.1 above, or such longer period as agreed to in writing by the Parties, and without regard to whether either Party has contested whether these procedures, including the duty of good faith, have been followed, each Party shall have the right to commence any legal proceeding as permitted by law.  Neither Party shall be obligated to comply with Section 20.1 or Section 20.2 in regard to material breach of Section 10 hereof or for any other Default as to which injunctive relief is sought or if compliance with this Section 20.1 or Section 20.2 would materially affect such Party’s remedies at law or equity.

60 of 76

20.3   De Minimis Dispute

Notwithstanding anything to the contrary provided in Section 20 or elsewhere in this Agreement, if:  (i) Investors requests services, products, or resources from Provider and the Parties disagree as to whether any such request is within the scope of the Services; and (ii) the financial impact on Provider of satisfying such request is less than [*], then the disagreement shall not be deemed a Problem, but absent mutual agreement of the Parties through the Management Committee, shall be deemed resolved in Investors’ favor.  The maximum financial impact on Provider of disagreements that shall not be deemed Problems, but shall instead be resolved by the Management Committee in Investors’ favor pursuant to this Section 20.3, shall not exceed [*] in the aggregate during any Contract Year.

20.4   No Termination or Suspension of Services

Notwithstanding anything to the contrary contained herein, and even if any Problem or other dispute arises between the Parties and regardless of whether or not it requires at any time the use of the dispute resolution procedures described above, in no event nor for any reason shall Provider interrupt the provision of Services to Investors or any obligations related to Disentanglement, disable any hardware or software used to provide Services, or perform any other action that prevents, impedes, or reduces in any way the provision of Services or Investors’ ability to conduct its activities, unless:  (i) authority to do so is granted by Investors or conferred by a court of competent jurisdiction; (ii) the Term of this Agreement has been terminated or has expired pursuant to Section 11 hereof and a Disentanglement satisfactory to Investors has been completed; or (iii) Investors is in payment Default and fails to cure the payment Default within the time permitted under this Agreement, if any.

20.5   No Limitation on Remedies for Default

The procedure described in this Section 20 shall not be deemed to limit either Party’s rights under Section 11 or either Party’s rights under Section 13 in connection with a Default by either Party.

21                                  APPROVAL OF PROMOTIONS

Each Party will coordinate with the other regarding any media release, public announcement or similar disclosure relating to this Agreement or its subject matter and will give the other Party a reasonable opportunity to review and comment on the content of such release, announcement or disclosure prior to its release; provided, further, Investors shall also have the right to approve or disapprove any Provider media release, public announcement or similar disclosure (relating to this Agreement or its subject matter) that is made within thirty (30) calendar days of the Contract Signing Date.  This provision does not alter the restrictions on the disclosure of Confidential Information set forth in Section 10.2 and, subject to Section 10.2, will not be construed so as to delay or restrict either Party from disclosing any information required to be disclosed in order to comply with any applicable laws, rules or regulations.  Subject to any applicable laws, rules or regulations, and this Section, each Party will have the right to list the name of the other Party, to make general references to the basic nature of the relationship between the Parties under this Agreement and to describe generally the type of services being provided by Provider to Investors under this Agreement in such Party’s promotional and marketing materials, in such Party’s oral or visual presentations to third parties, in interviews conducted by the news media or securities analysts and in or through any other available media channels, including print, internet, radio, cable and broadcast mediums; provided, however, the Party using the other Party’s name, shall not imply that the other Party is endorsing its products or services (unless it is otherwise authorized in writing to do so by the other party).

22.                               USE OF AFFILIATES AND SUBCONTRACTORS

22.1   Approval; Key Subcontractors

Provider shall not perform the Services through its Affiliates or through the use of Provider-selected Subcontractors, including suppliers of hardware and software, without the advance written consent of an Investors Representative as to the selection of the Subcontractor, which consent may be withheld in Investors’ sole discretion, and the execution by such Subcontractor of a confidentiality agreement in accordance with Section 10.2.3 hereof; provided, however, that Provider may subcontract, without Investors’ advance written consent, for goods and services that do not involve the anticipated expenditure with a given Subcontractor under this Agreement of more than $[*] within any ninety (90) calendar day period.  Investors hereby consents to any

61 of 76

Subcontractor selected by the Provider to provide the Services, except those identified in Schedule Q; provided, that each such selected Subcontractor shall execute a confidentiality agreement in accordance with Section  10.2.3 hereof.  Additionally, each Subcontractor shall be properly licensed in the State or States to perform the Services for which such Subcontractor is responsible.  Provider agrees that it shall continue throughout the Term to retain the Subcontractors identified as “Key Subcontractors” (if any) in Schedule Q, and that such Persons shall continue to provide the Services initially provided, unless Provider has obtained Investors’ prior written consent, which may be withheld in Investors’ sole discretion or in the event of an emergency that requires such subcontractor to be removed.  In the event of such emergency Provider will provide notice as soon as is reasonably possible.  Furthermore, prior to the Contract Signing Date, Investors may require that a particular Service be subcontracted to a certain Subcontractor.  In no event shall Provider be entitled to perform the Services through the use of any Subcontractor who has been disbarred from performing services for the United States government.

22.2   Subcontractor Agreements

Provider will make commercially reasonable efforts to cause its contracts with Subcontractors to contain substantially the same material terms and conditions as those contained in this Agreement, to the extent such provisions are relevant to the subordinate agreement.

22.3   Liability and Replacement

In no event shall Provider be relieved of its obligations under this Agreement as a result of its use of any Subcontractors.  Provider shall supervise the activities and performance of each Subcontractor and Provider shall be liable for any act or failure to act by such Subcontractor.  If Investors determines that the performance or conduct of any Subcontractor is unsatisfactory, Investors may notify Provider of its determination in writing, indicating in reasonable specificity the reasons therefore, in which event Provider shall promptly take all necessary actions to remedy the performance or conduct of such Subcontractor or to replace such Subcontractor by another third party or by Provider personnel.

22.4   Direct Agreements

Upon expiration or termination of the Term for any reason, Investors shall have the right to enter into direct agreements with any Subcontractors.  Provider represents, warrants, and agrees that its arrangements with such Subcontractors shall not prohibit or restrict such Subcontractors from entering into direct agreements with Investors.

23.                               DEFINITIONS

The following words and phrases, when used in this Agreement or any Schedule to this Agreement, shall have the indicated meanings.

23.1   Terms Defined Elsewhere in this Agreement.

For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

62 of 76

Term:

Section or Schedule:

Academic Learning Assistance Program

Section 3.3.4

Acceptance

Section 5.9.1

Acceptance Criteria

Section 5.9.1

Acceptance Testing Period

Section 5.9.1

Acceptance Testing Procedure

Section 5.9.1

Access

Section 9.4

Acquired Assets

Section 18.2.4, Schedule L

Add Charges

Section 6.1.4

Affected Party

Section 11.5

Audit Representative

Section 10.1.5

Baselines

Section 1.1, Schedule E

Benchmark Deadband

Section 6.5

Benchmarking

Section 6.5

Ceiling

Section 6.1.1, Schedule E

Change in Control

Section 11.3

Chargeback Fee

Section 4.2

Code

Section 3.3.3

Conditional Acceptance

Section 5.9.1

Contract Effective Date

Section 1.1

Control

Section 11.3

Critical MASLs

Section 11.2.2, Schedule F

Current Services

Section 1.2.1

Data and Modified Data

Section 9.5

Defaulting Party

Section 11.4

Delayed Services

Section 1.3.2

Delayed Services Effective Date

Section 1.3.2

63 of 76

Delete Charges

Section 6.1.6

Designated Resources

Section 4.2

Disabling Device

Section 1.5

Disclosing Party

Section 10.2.1

Disentanglement

Section 12.1

Enhanced Technology

Section 1.4.2

Exception Report

Section 5.9.2

Expiration Date

Section 12.2

Extended Acceptance Period

Section 5.9.2

Failure Notice

Section 1.9.3

Fee Reduction

Section 6.8, Schedule F

Final Acceptance

Section 5.9.3

Final Acceptance Criteria

Section 5.9.3

Final Acceptance Test Procedures

Section 5.9.3

Final Acceptance Testing Period

Section 5.9.3

Floor

Section 6.1.1, Schedule E

Forecasted Monthly Usage

Section 1.1.1, Schedule E

Future Health Account Plan

Section 3.3.1

Human Resources Representative

Section 3.4

In-Scope Employee

Section 3.1.2

In-Scope Employee Information

Section 3.1.2

In-Scope Locations

Section 1.3, Schedule R

Incentive

Section 6.8

Infringement Claim

Section 19.1

Initial Term

Section 11.1.1

Initiative

Section 8.1

Internal Confidential Information

Section 6.2

64 of 76

Internal Operational Audit

Section 16.2

Internal Use

Section 9.3

Investors Competitors

Section 7.1

Investors Facilities

Section 4.1

Investors-Leased Assets

Section 2.2

Investors Maintenance Agreements

Section 2.7

Investors-Owned Assets

Section 2.1

Investors Proprietary Systems Derivatives

Section 9.1

Investors Representative

Section 7.1.3

Investors-Vendor Software

Section 9.4

IT

Section 1.1

IT Audits

Section 10.1.5

IT Internal Audits

Section 10.1.5

IT Regulatory Audits

Section 10.1.5

IT Scheduled Audits

Section 10.1.5

Losses

Section 19.1

Monthly Usage Charge

Section 6.1.8

Non-Defaulting Party

Section 11.4

Operation Audits

Section 16.2

Party Indemnitee

Section 19.8

Payable Date

Section 15.1

Pension Plan Account

Section 3.3.1

Personal Pension Account

Section 3.3.1

Preexisting Condition

Section 1.9.3, Schedule W

Procured Assets

Section 1.3.1

Provider Assets

Section 2.5

Provider Contract Manager

Section 7.1.2

65 of 76

Receiving Party

Section 10.2.1

Regulators

Section 10.1.5

Regulatory Operational Audits

Section 16.2

Release

Section 3.1.6

Renewal Term

Section 11.1.3

Requester

Section 9.6

Resources

Section 1.8

Response Period

Section 7.4

Sales Tax

Section 6.4

Senior Executive Contact

Section 7.3

Senior Executive Contacts

Section 7.3

Services Schedules

Section 1.1

Severance Payments

Section 3.1.5

Severity 1

Section 1.9.3, Standards and Procedures Manual

Shared Use Assets

Section 1.4.4

SLRs

Section 7.4

Standards and Procedures Manual

Section 1.7.1

Technology Plan

Section 1.4.2

Technology Refresh Plan

Section 1.4.3

Termination Date

Section 11.2.1

Termination for Convenience

Section 11.2.1

Termination Notice

Section 11.2.1

Third Party Resources

Section 1.8

Transition

Section 1.2.1

Transition Services

Section 1.2.2

Transitioned Employee

Section 3.1.3

Upgrade Disapproval

Section 1.9.5

66 of 76

Variable Pay

Section 3.1.6

Vendor Software

Section 9.4

Web Hosting Equipment

Section 1.4.3

Workstations

Section 2.5.1

23.2   Affiliate

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, whether through ownership of voting securities or otherwise.  For this purpose, and without limiting the foregoing, any Person that owns more than fifty percent (50%) of the outstanding voting securities of any other Person shall be deemed to control such other Person.

23.3   Agreement

“Agreement” shall mean this Information Technology Service Agreement including all attachments, exhibits, and Schedules hereto, as amended from time to time.

23.4   Assigned Contracts

“Assigned Contracts” shall mean those written maintenance agreements, service contracts, software license agreements, and subcontractor agreements under which Investors receives third-party services relating to its IT requirements listed on Schedule M.  After the Contract Signing Date, if Provider identifies a maintenance agreement, service contract, software license agreement, or subcontractor agreement relating to the Services that was omitted from Schedule M, Provider shall notify Investors in writing and the Parties shall make a reasonable accommodation therefore, including the determination of additional charges, in accordance with the procedures set forth in Section 7.4.

23.5                           Base Components

“Base Components” means the hardware and software that IBM makes available, if any, including those specified in Schedule L (Assets) for ODCS.

23.6 Boarding Period

“Boarding Period” means the period of time which Provider boards Investors’ existing servers which are targeting for migration into the ODCS Environment.

23.7   Confidential Information

“Confidential Information” shall mean records, data, and other information that is received by a Party or any of its employees or subcontractors from (or with regard to) the other in connection with the performance of this Agreement, whether in tangible or intangible form, and whether in written form or readable by machine, and including:

(a)           any information that a Party identifies to the other Party as confidential by a stamp or other similar notice;

(b)                                 all Investors Data; and

(c)                                  all financial information, personnel information, or client information.

Confidential Information shall not include information that Receiving Party can demonstrate was:  (i) at the time of disclosure to Receiving Party, in the public domain; (ii) after disclosure to Receiving Party, published or

67 of 76

otherwise made a part of the public domain through no fault of Receiving Party; (iii) in the possession of Receiving Party at the time of disclosure to it, if Receiving Party was not then under an obligation of confidentiality with respect thereto; (iv) received after disclosure by Disclosing Party to Receiving Party from a third party who had a lawful right to disclose such information to Receiving Party; (v) independently developed by Receiving Party without reference to Disclosing Party’s Confidential Information, or (vi) information relating to the tax treatment or tax structure of this Agreement or any transaction contemplated by this Agreement.  For purposes of this provision, information is in the public domain if it is generally known (through no fault of Disclosing Party) to third parties who are not subject to nondisclosure restrictions similar to those in this Agreement.

23.6   BAU Period

“BAU Period” means the period of time in which Provider performs those Services (not including Web Hosting) performed in part by the In-Scope Employees prior to Contract Signing Date and those Services performed in part by identified contractors prior to the Contract Signing Date that are to be performed by Provider with additional provider resources up until the Commencement Date utilizing Investors processes, procedures and tools.

23.8 Commencement Date

“Commencement Date” means the end of the Boarding Period

23.9   Contract Year

“Contract Year” shall mean each twelve (12) month period beginning on the Contract Effective Date (with “Contract Year 1”), and on each subsequent anniversary thereof during the Term.

23.10 Critical Milestones

“Critical Milestones” shall mean those tasks or project objectives identified as such in any Services Schedule or in Schedule F.

23.11                                             Investors Components

“Investors Components” means the hardware, software and other products and data that Investors provides for ODCS, as specified in Schedule L.

23.12  DASD

“DASD” means direct access storage device.

23.13 Socket Access

       ”Socket Access” means the program used to test accessibility of a destination by initiating a connection (much as an end user using a Secure Shell (SSH) client) and waiting for a reply.

23.14 Default

“Default” shall mean the occurrence of any of the following:

(a)          With respect to Provider:

(i)  a material breach by Provider of any of its obligations under this Agreement, provided that such breach, if curable, is: (1) not cured by Provider within thirty (30) calendar days after Provider has received written notice of such material breach; or (2) if the material breach is one that could not reasonably be cured within

68 of 76

thirty (30) calendar days; (y) the failure by Provider to adopt, within thirty (30) calendar days after receiving notice of such breach,  a plan to cure such breach within a time period not longer than sixty (60) calendar days after Provider received notice of the breach, or (z) the failure by Provider to cure such breach within such sixty (60) calendar day period;

(ii)  the discovery that a representation made in this Agreement by Provider was false when made, if the nature and the magnitude of the misrepresentation are such as to have had a probable and material effect upon Investors’ decision to engage Provider or upon the negotiations as to the other terms of this Agreement; or

(iii)  a breach by Provider in making payment of any amount payable to Investors under this Agreement within thirty (30) calendar days after the due date specified in this Agreement, or if Provider is not aware of such amount and after such amount has been identified through an audit and communicated to Provider, for such payment and the failure by Provider to cure such breach within twenty (20) calendar days after Provider has received written notice of such breach.

(b)          With respect to Investors:

(i)  a breach by Investors in making payment of any amount payable to Provider under this Agreement within ten (10)calendar days after the due date specified in this Agreement for such payment and the failure by Investors to cure such breach within ten (10) calendar days after Investors has received written notice of such breach;

(ii)  a material breach by Investors of any of its obligations under this Agreement, provided that such breach, if curable, is: (1) not cured by Investors within thirty (30) calendar days after Investors has received written notice of such material breach; or (2) if the material breach is one that could not reasonably be cured within thirty (30) calendar days, (y) the failure by Investors to adopt, within thirty (30) calendar days after receiving notice of such breach,  a plan to cure such breach within a time period not longer than sixty (60) calendar days after Investors received notice of the breach, or (z) the failure by Investors to cure such breach within such sixty (60) calendar day period; or

(iii)  the discovery that a representation made in this Agreement by Investors was false when made if the nature and the magnitude are such as to have had a probable and material effect upon the negotiations as to the terms of this Agreement.

(c)          With respect to either Party, if either Party:

(i)  shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(ii)  shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing;

then the other Party may, by giving notice thereof to such Party, terminate this Agreement as of the date specified in such termination notice.

23.15 ECA

“ECA” is the acronym for “economic change adjustment.”

69 of 76

23.16 End-User

“End-User” shall mean any Investors employee, or any other Person providing products or services to Investors, who is determined by Investors, in its sole discretion, to require access to any of the Services.

23.17 Environmental Laws

“Environmental Laws” shall mean all applicable Federal, State, or local statutes, laws, regulations, rules, ordinances, codes, licenses, orders, or permits of any governmental entity relating to environmental matters including, but not limited to:  (i) the Clean Air Act (42 U.S.C. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §1251); the Safe Drinking Water Act (42 U.S.C. §5 300f et seq.); the Toxic Substances Control Act (15 U.S.C. 55 2601 et seq.); the Endangered Species Act (16 U.S.C. §1531 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 55 110011 et seq.); and (ii) similar State and local provisions.

23.18 Annual Service Fees

“Annual Service Fees” shall mean the fees payable by Investors to Provider hereunder in consideration of Provider’s provision of the Services.

23.19 Force Majeure Event

“Force Majeure Event” shall mean an act of governmental body or military authority, fire, explosion, flood, epidemic, riot or civil disturbance, war, sabotage, accident, insurrections, blockades, embargoes, storms, or similar event beyond the reasonable control of the non-performing Party. Notwithstanding the foregoing, “Force Majeure Event” expressly excludes the following: any event that either party could reasonably have prevented by testing either required to be performed pursuant to the Services or necessary to provide the Services, work-around, or other exercise of commercially reasonable diligence; any event resulting from any strike, walkout, or other labor shortage of the non-performing Party; and any failure of any systems, facilities, or hardware that could have been prevented by testing either required to be performed pursuant to the Services or necessary to provide the Services.

23.20 GAAP

“GAAP” is the acronym for “generally accepted accounting principles.”

23.21 Hazardous Materials

“Hazardous Materials” shall mean any substances the presence of which requires investigation or remediation under any Environmental Law, or that is or becomes defined as a “hazardous waste,” “hazardous substance,” pollutant, or contaminant under any Environmental Law.

23.22 Investors Data

“Investors Data” shall mean, in or on any media or form of any kind:  all data and summarized data related to Investors that is entered into software or equipment on behalf of Investors and all data derived from such data (regardless of whether or not owned by Investors, generated or compiled by Investors), including such data that is in Investors’ databases or otherwise stored on Investors-Owned Assets or Investors-Leased Assets on the Contract Signing Date or at any time during the Term; and (ii) all other Investors-owned records, data, data files, input materials, reports, forms, and other such items that may be received, computed, processed, or stored by Provider, or by any of its Subcontractors, in the performance of the Services under this Agreement.

23.23 Investors Indemnitees

“Investors Indemnitees” shall mean Investors, all of its officers, and each of their respective officers, directors, employees, agents, successors and assigns.

70 of 76

23.24 Investors Proprietary Systems

“Investors Proprietary Systems” shall mean all computer programs (and all configurations and set-ups of any such program and all templates reflecting same), and other developments and all intermediate and/or partial versions thereof, including all source code, object code and documentation with respect thereto, and all designs, specifications, inventions, discoveries, improvements, ideas, know-how, techniques, materials, program materials, software, flow charts, notes, outlines, lists, compilations, manuscripts, writings, pictorial materials, schematics, other creations, and the like, whether or not patented or patentable or subject to copyright, or otherwise protectable by law, that:  (i) Investors already owns prior to the Contract Signing Date, or (ii) over which Investors or its personnel obtain ownership after the Contract Signing Date, independent of Provider or the Services to be provided under this Agreement, or (iii) that are assigned to Investors hereunder.                                       23.25 Investors Representative

“Investors Representative” shall be the Chief Information Officer of Investors or his/her Investors designee(s).

23.26 Investors Service

“Investors Service” means employment with Investors or an Investors Affiliate.

23.27 Logical Partition

      ”Logical Partition” or “LPAR” means a division of a computer’s processors, memory, and hardware resources into multiple environments so that each environment can be operated independently with its own operating system and applications.

23.28 MASLs

“MASLs” which is the acronym for “minimum acceptable service level,” specified in any Services Schedules for any task or service.

23.29 On Demand Data Center Services Environment or ODCS Environment

“On Demand Data Center Services Environment” or “ODCS Environment” means the Base Components, and supporting infrastructure and which employs a utility management infrastructure consisting of a common tool set, processes and reports.

23.30 Party

“Party” shall mean Investors or Provider; the “Parties” shall mean both of them.

23.31 Person

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, general partnership, limited partnership, trust, association, governmental organization or agency, political subdivision, body politic, or other legal person or entity of any kind, legally constituted.

23.32 Post-Termination License Fee

“Post Termination License” shall mean any of the licenses to be granted by Provider upon expiration or termination as set forth in Section 9.

71 of 76

23.33 Porting Services

“Porting Services” means the programming changes that Provider performs for Investors’ applications (for example, languages, databases, middleware) to enable such applications to run in the ODCS Environment.

23.34Problem

“Problem” shall mean any problem or circumstance that results from any of the following:

(a)          an alleged failure by either Party to perform its obligations under this Agreement;

(b)         an alleged inadequacy or delay of either Party’s performance under this Agreement;

(c)          a request for products, services, or resources, where the Parties disagree whether such products, services, or resources are within the Services (and therefore subject to the Annual Service Fees) or otherwise within the scope of this Agreement; or

(d)         a disagreement as to the responsibilities either Party has under this Agreement.

23.35 Problem Resolution Report

“Problem Resolution Report” shall mean a written report executed by both Parties describing a solution to a Problem.

23.36 Provider Indemnitees

“Provider Indemnitees” shall mean Provider, and each of its officers, directors, employees, agents, successors, and assigns.

23.37Provider Key Personnel

“Provider Key Personnel” shall mean, initially, those personnel of Provider and its Subcontractors who are respectively so designated in Schedule I.

23.38Services

“Services” shall mean the following categories:

(a)          The services described in Sections 1;

(b)         Transition Services; and

Any management, planning, and other services that are ancillary to and appropriate for the performance of any of the foregoing.

23.39 Socket Access

“Socket Access” means the program used to test accessibility of a destination by initiating a connection (much as an end user using a Secure Shell (SSH) client) and waiting for a reply.

23.40 Subcontractor

“Subcontractor” shall mean any third party Person other than Provider that provides Services to Provider for the benefit of Investors.

23.41 Term

“Term” shall mean the Initial Term, Renewal Term or Extended Term, collectively.

72 of 76

23.42 Transition Plan

“Transition Plan” shall mean the plan described in Schedule S, a copy of which (upon completion) will be attached to this Agreement as Schedule S.

23.43 Underlying Works

“Underlying Works” shall mean all computer programs (and all configurations and set-ups of any such program and all templates reflecting same), and other developments and all intermediate and/or partial versions thereof, including all source code, object code and documentation with respect thereto, and all designs, specifications, inventions, discoveries, improvements, ideas, know-how, techniques, materials, program materials, software, flow charts, notes, outlines, lists, compilations, manuscripts, writings, pictorial materials, schematics, other creations, and the like, whether or not patented or patentable or subject to copyright, or otherwise protectable by law, that:  (i) Provider already owns prior to the Contract Signing Date, or (ii) over which Provider or its personnel obtain ownership after the Contract Signing Date, independent of Investors or the Services to be provided under this Agreement (other than Work Product).

23.44 Work Order

“Work Order” shall mean a request, in the form set forth in Schedule O, for the performance of work that is not being performed at a particular time but is within the scope of the Services.  Work Orders will be developed and approved using the change management process set forth in Section 7.4 of the Agreement.

22.45 Unrecovered Start-Up Expenses

“Unrecovered Start-Up Expenses” may include:

(a)                                  Unrecovered hardware leases, maintenance agreements (up to twelve (12) months paid in advance);

(b)                                 BAU expense obligations payable by Investors (as specified in Schedule E)- unless already paid;

(c)                                  Severance related to the Transitioned Employees - unless already paid;

(d)                                 Transition Services expenses obligations - unless already paid:

(i)                                     Setup for hardware, software;

(ii)                                  Setup for network circuits;

(iii)                               Establishing processes and procedures; and

(iv)                              Establishing reports, measurements.

23.46 Work Product

“Work Product” shall mean all information, computer programs (and all configurations and set ups of any such program and all templates reflecting same), and other developments and all intermediate and/or partial versions thereof , including all source code, object code and documentation with respect thereto, and all designs, specifications, inventions, discoveries, improvements, ideas, know how, technique, materials, program materials, software, flow charts, notes, outlines, list, compilations, manuscripts, writings, pictorial materials, schematics, other creations, and the like, whether or not patented or patentable or subject to copyright, or otherwise protectable by law, created, invented, or conceived for the use or benefit of Investors or for the provision of the Services in connection with this Agreement, by any Provider personnel or by any other Person engaged by Provider.  Work Product shall include customizations of Vendor Software by any Provider personnel or by any other Person engaged by Provider for use in the provision of Services to Investor.

24.                               MISCELLANEOUS

24.1   Entire Agreement

This Agreement, including the Schedules hereto, constitutes the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes all prior or contemporaneous oral or written communications with respect to the subject matter hereof.  No usage of trade,

73 of 76

or other regular practice or method of dealing between the Parties or others, may be used to modify, interpret, supplement, or alter in any manner the express terms of this Agreement.

24.2   Order of Precedence

In the event of conflict in substance, interpretation or impact between the terms and conditions contained in Sections 1 through Section 24 of this Agreement and any terms and conditions contained in any Schedule or Attachment hereto, the terms and conditions of this Agreement shall control.

24.3   Captions; References; Terminology

Captions, Tables of Contents, Indices of Definitions, and Schedule titles are used herein for convenience of reference only and may not be used in the construction or interpretation of this Agreement.  Any reference herein to a particular Section number (e.g., ”Section 2”), shall be deemed a reference to all Sections of this Agreement that bear sub-numbers to the number of the referenced Section (e.g., Sections 2.1, 2.1.1).  Any reference herein to a particular Schedule (e.g., Schedule ___) shall be deemed a reference to the Schedule hereto that bears the same letter.  As used herein (except as used in the Schedules), the word “including” and “include” shall mean “including, but not limited to.”

24.4   Assignment

Except for subcontracting permitted under the terms of Section 22 hereof, neither this Agreement, nor any interest therein, nor any of the rights and obligations (except for Provider’s rights to payment) may be directly or indirectly assigned, sold, delegated, or otherwise disposed of by either Party, in whole or in part, without the prior written consent of the other Party, which shall not be unreasonably delayed or withheld.

24.5   Notices to a Party

Except as expressly otherwise stated herein, all notices, requests, consents, approvals, or other communications provided for, or given under, this Agreement, shall be in writing and shall be deemed to have been duly given to a Party if delivered personally, or transmitted by facsimile or electronic mail to such Party at its telecopier number or e-mail address set forth below (with the original sent by recognized overnight courier or first-class mail to the Party at its address set forth below), or sent by first class mail or overnight courier to such Party at its address set forth below, or at such other telecopier number or address, as the case may be, as shall have been communicated in writing by such Party to the other Party in accordance with this Section.  All notices shall be deemed given when received in the case of personal delivery or delivery by mail or overnight courier, or when sent in the case of transmission by facsimile or electronic mail with a confirmation, if confirmed by copy sent by overnight courier within one (1) business day of sending the facsimile.

Notices to Investors shall be addressed as follows:

Investors Bank & Trust Company

200 Clarendon Street

Boston, MA 02117

Attention: Chief Information Officer

Telecopier No.:

with a copy to the attention of Investors’ General Counsel addressed as follows:

Investors Bank & Trust Company

200 Clarendon Street

Boston, MA 02117

Attention: General Counsel

Telecopier No.:

74 of 76

Notices to Provider shall be addressed as follows:

Investors Bank & Trust Company

200 Clarendon Street

Boston, MA 02117

Attention: IBM Project Manager

Telecopier No.:

with a copy to the attention of Provider’s Office of the Associate General Counsel, IGS Americas at:

International Business Machines Corporation

Mailstop: 4202

Route 100

Somers, NY 10589

Facsimile:  (914) 766-8444

24.6   Amendments; Waivers

Except as expressly provided herein, this Agreement may not be modified, amended, or in any way altered except by a written document duly executed by both of the Parties hereto. No waiver of any provision of this Agreement, nor of any rights or obligations of any Party hereunder, shall be effective unless in writing and signed by the Party waiving compliance, and such waiver shall be effective only in the specific instance, and for the specific purpose, stated in such writing.  No waiver of breach of, or default under, any provision of this Agreement shall be deemed a waiver of any other provision, or of any subsequent breach or default of the same provision, of this Agreement.

24.7   Relationship Between, and Legal Status of, the Parties

This Agreement shall not be construed to deem either Party as a representative, agent, employee, partner, or joint venturer of the other.  Provider shall be an independent contractor for the performance under this Agreement.  Neither Party shall have the authority to enter into any agreement, nor to assume any liability, on behalf of the other Party, nor to bind or commit the other Party in any manner, except as provided hereunder.

24.8   Severability

If any provision of this Agreement is determined to be invalid or unenforceable, that provision shall be deemed stricken and the remainder of this Agreement shall continue in full force and effect insofar as it remains a workable instrument to accomplish the intent and purposes of the Parties; the Parties shall replace the severed provision with the provision that will come closest to reflecting the intention of the Parties underlying the severed provision but that will be valid, legal, and enforceable.

24.9   Counterparts

This Agreement may be executed in duplicate counterparts.  Each such counterpart, if executed by both Parties, shall be an original and both together shall constitute but one and the same document.  This Agreement shall not be deemed executed unless and until at least one counterpart bears the signatures of both Parties’ designated signatories.

24.10 Laws and Regulations

This Agreement shall be interpreted under, and governed by, the laws and court decisions of the Commonwealth of Massachusetts, without giving effect to its principles of conflicts of laws.

75 of 76

24.11 Venue and Jurisdiction

All actions or proceedings arising out of, or related to, this Agreement shall be brought only in an appropriate Federal or State court in Boston, Massachusetts (if the Provider is bringing an action or proceeding against Investors) and New York, New York (if Investors is bringing an action or proceeding against Provider), and the Parties hereby consent to the jurisdiction of such courts over themselves and the subject matter of such actions or proceedings.  Provider hereby appoints its Chief General Counsel and his or her successor to be agent upon whom any process, in any action or proceeding against it arising out of this Agreement, may be served.

24.12 No Third-Party Beneficiaries

Except as specifically provided in this Agreement, this Agreement is an agreement between the Parties and confers no rights upon any of the Parties’ employees, agents, or contractors, or upon any other Person.

24.13 Expenses

Each Party shall pay all expenses paid or incurred by it in connection with the planning, negotiation, and consummation of this Agreement, subject to the provisions of Section 11.2.

24.14 Survival

Any provision of this Agreement that contemplates performance or observance subsequent to termination or expiration of this Agreement shall survive termination or expiration of this Agreement and continue in full force and effect.  For the avoidance of doubt and without limiting the general applicability of the foregoing, Section 10.2 (Protection of Confidential Information), Section 13 (Remedies, Limitations of Liability), Section 19 (Indemnification), and Section 6.0 (Financial Terms) shall survive termination and expiration of this Agreement.

24.15 Neither Party Considered Drafter

Despite the possibility that one Party may have prepared the initial draft of this Agreement or played the greater role in the physical preparation of subsequent drafts, the Parties agree that neither of them shall be deemed the drafter of this Agreement and that, in construing this Agreement in case of any claim that any provision hereof may be ambiguous, no such provision shall be construed in favor of one Party on the ground that such provision was drafted by the other.

The Parties have executed this Agreement as of the later of the dates following the signatures of each of the Parties as set forth in the signature block below.

Investors Bank & Trust Company	International Business Machines Corporation
By:	By:

Title:	Title:

Date:	Date:

76 of 76